    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 9, 1998
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                              INFORMIX CORPORATION

             (Exact name of Registrant as specified in its charter)

           DELAWARE                          7372                  94-3011736
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                              4100 BOHANNON DRIVE
                          MENLO PARK, CALIFORNIA 94025
                                 (650) 926-6300

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                              JEAN-YVES F. DEXMIER
        EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY
                              INFORMIX CORPORATION
                              4100 BOHANNON DRIVE
                          MENLO PARK, CALIFORNIA 94025
                                 (650) 926-6300

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

                            DOUGLAS H. COLLOM, ESQ.
                            ROBERT F. KORNEGAY. ESQ.
                             MARK A. CLAWSON, ESQ.
                             MARK B. BAUDLER, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            Professional Corporation
                               650 Page Mill Road
                          Palo Alto, California 94304
                                 (650) 493-9300
                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                         ------------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                                                                       PROPOSED MAXIMUM     PROPOSED MAXIMUM
            TITLE OF EACH CLASS OF                    AMOUNT TO         OFFERING PRICE          AGGREGATE            AMOUNT OF
          SECURITIES TO BE REGISTERED             BE REGISTERED(2)       PER SHARE(1)       OFFERING PRICE(1)    REGISTRATION FEE
Common Stock, $0.01 par value..................      22,900,000            $5.21875           $119,509,375          $35,255.27

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices as reported on the Nasdaq National Market on January 2, 1998.

(2) Pursuant to Rule 416, this Registration Statement also relates to an indeterminate number of additional shares of Common Stock issuable (i) to prevent dilution resulting from stock splits, stock dividends or similar transactions or (ii) by reason of changes in the conversion price of the Series B Convertible Preferred Stock, $0.01 par value per share, or the exercise of certain warrants issuable upon conversion thereof.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such State.

                  SUBJECT TO COMPLETION, DATED JANUARY 9, 1998
PROSPECTUS

                               22,900,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                              -------------------

    This Prospectus relates to an aggregate of 22,900,000 shares (the "Shares") of Common Stock, $0.01 par value, of Informix Corporation ("Informix" or the "Company") which may be offered and sold from time to time by certain stockholders of the Company (the "Selling Stockholders"). See "Principal and Selling Stockholders." The Selling Stockholders acquired shares of the Company's Series B Convertible Preferred Stock (the "Series B Preferred") on November 17, 1997. The Shares are issuable upon conversion of the Series B Preferred and upon exercise of certain warrants (the "Warrants") to purchase shares of Common Stock to be granted upon conversion of the Series B Preferred. In general, the Series B Preferred is not convertible prior to May 18, 1998. The number of Shares issuable upon conversion of the Series B Preferred is presently indeterminate and will depend on the trading price of the Common Stock in the period prior to conversion. The number of Shares registered for sale hereunder has been calculated based on an assumed Series B Preferred conversion price of $4.00. Pursuant to the terms of an agreement between the Company and certain of the Selling Stockholders, the Company is registering for resale under this Prospectus 150% of the number of shares of Common Stock issuable upon conversion of the Series B Preferred, based on an assumed conversion price of $4.00, and upon exercise of the Warrants. The Shares also include 100,000 shares of Common Stock issued to a financial advisor to the Company in connection with the sale of the Series B Preferred. See "Description of Capital Stock."

    In addition, pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), this Prospectus also relates to such additional number of Shares as may become issuable upon conversion of the Series B Preferred or exercise of the Warrants as a result of, among other things, stock splits, stock dividends and anti-dilution adjustment provisions (including by reason of any reduction in the conversion price of the Series B Preferred).

    The Selling Stockholders may sell the Shares from time to time in transactions on the Nasdaq National Market, in negotiated transactions or by a combination of these methods, at fixed prices that may be changed, or at market prices. The Selling Stockholders may effect these transactions by selling the Shares to or through broker-dealers, who may receive compensation in the form of discounts or commissions from the Selling Stockholders or from the purchasers of the Shares for whom the broker-dealers may act as an agent or to whom they may sell as a principal, or both. See "Principal and Selling Stockholders" and "Plan of Distribution." If required, the names of any such agents or underwriters involved in the sale of the Shares in respect of which this Prospectus is being delivered and the applicable agent's commission, dealer's purchase price or underwriter's discount, if any, will be set forth in an accompanying supplement to this prospectus (a "Prospectus Supplement").

    The Selling Stockholders will receive all of the net proceeds from the sale of Shares held by them and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the Shares. The Company is responsible for payment of all other expenses incident to the offer and sale of the Shares. The Selling Stockholders and any broker/dealers, agents or underwriters which participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions, discounts or concessions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Company will not receive any of the proceeds from the sale of the Shares.

    THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," BEGINNING ON PAGE 7.

    The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "IFMX." On January 8, 1998, the last reported sale price of the Common Stock was $5.28125 per share. See "Price Range of Common Stock."

                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                        CRIMINAL OFFENSE.

                              -------------------

                THE DATE OF THIS PROSPECTUS IS            , 1997

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
Prospectus Summary.........................................................................................          4
Risk Factors...............................................................................................          7
Use of Proceeds............................................................................................         20
Dividend Policy............................................................................................         20
Price Range of Common Stock................................................................................         20
Capitalization.............................................................................................         21
Selected Consolidated Financial Data.......................................................................         22
Management's Discussion and Analysis of Financial Condition and Results of Operations......................         24
Business...................................................................................................         39
Management.................................................................................................         49
Certain Transactions.......................................................................................         63
Principal and Selling Stockholders.........................................................................         65
Description of Capital Stock...............................................................................         68
Plan of Distribution.......................................................................................         73
Legal Matters..............................................................................................         74
Experts....................................................................................................         74
Index to Financial Statements..............................................................................        F-1

                           --------------------------

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             ADDITIONAL INFORMATION

    The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, and through the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.

    The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete. In each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, and each such statement is qualified in all respects by such reference. The Registration Statement may be inspected at the locations indicated above.

                           FORWARD LOOKING STATEMENTS

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). DISCUSSIONS CONTAINING SUCH FORWARD-LOOKING STATEMENTS MAY BE FOUND IN THE MATERIAL SET FORTH UNDER "PROSPECTUS SUMMARY," "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS" AS WELL AS IN THE PROSPECTUS GENERALLY. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS, WHICH PROSPECTIVE INVESTORS SHOULD REVIEW CAREFULLY.

                                   TRADEMARKS

    This Prospectus contains trademarks and trade names of Informix and other companies.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. DISCUSSIONS CONTAINING SUCH FORWARD-LOOKING STATEMENTS MAY BE FOUND IN THE MATERIAL SET FORTH UNDER "PROSPECTUS SUMMARY," "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS" AS WELL AS IN THE PROSPECTUS GENERALLY. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

                                  THE COMPANY

    Informix Corporation ("Informix" or the "Company") is a leading multinational supplier of information management software. The Company designs, develops, manufactures, markets and supports relational database management systems ("RDBMS"), connectivity interfaces and gateways and application development tools for graphical and character-based software applications as part of an RDBMS. Database management software permits multiple individual users, employing different application software, to access and manage the same data concurrently without corrupting the underlying database. RDBMS software extends the functionality and utility of non-relational database management software by simplifying the data retrieval process for end-users, who do not require specific knowledge about the structure of the database but need only to specify the data to be retrieved. Companies commonly employ RDBMS software for use in storing, managing and retrieving the large amounts of data necessary to support internal management information and decision-support systems as well as mission-critical data processing applications.

    The Company believes that technological advances, including the development and commercialization of the Internet, will lead to increasingly sophisticated customer requirements for data storage and management beyond the functionality offered by conventional RDBMS products. In recent years, the types and quantities of data required to be stored and managed has grown increasingly complex and includes, in addition to conventional character data, audio, video, text and three dimensional graphics. In 1996, the Company focused substantial resources in the development of object-relational database management systems ("ORDBMS") and tools for applications in multimedia and entertainment, digital media publishing and financial services.

    The Company markets its products to end-users on a worldwide basis directly through its sales force and indirectly through application resellers, original equipment manufacturers ("OEMs") and distributors. The principal geographic markets for the Company's products are North America, Europe, the Asia/ Pacific region and Latin America. In recent years, approximately half of the Company's total revenues have been generated outside North America. The Company's principal customers include businesses ranging from small corporations to Fortune 1000 companies, principally in the manufacturing, financial services, telecommunications, media, retail/wholesale, hospitality and government services sectors.

    The Company was incorporated in California in 1980 and reincorporated in Delaware in August 1986. Unless the context otherwise requires, references in this Prospectus to "Informix" and the "Company" refer to Informix Corporation, a Delaware corporation and, except as otherwise indicated, its subsidiaries. The Company's executive offices are located at 4100 Bohannon Drive, Menlo Park, California 94025, and its telephone number at that address is (650) 926-6300.

                                  THE OFFERING

                                                                   152,428,733 shares
Common Stock outstanding prior to the offering...................  (1)(2)
Series A-1 Convertible Preferred Stock...........................  160,000 shares (3)
Common Stock offered by the Selling Stockholders related to
  Series B Preferred.............................................  15,300,000 shares (4)
                                                                   167,728,733 shares
Common Stock to be outstanding after the offering................  (2)(4)
Nasdaq National Market symbol....................................  IFMX

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

          NINE MONTHS ENDED
    -----------------------------                    YEAR ENDED DECEMBER 31,
    SEPTEMBER 28,                   ---------------------------------------------------------
        1997                                                                 1993      1992
    -------------   SEPTEMBER 29,      1996         1995         1994      --------  --------
                        1996        ----------   ----------   ----------
                    -------------   (RESTATED)   (RESTATED)   (RESTATED)
                     (RESTATED)
STATEMENT
  OF
  OPERATIONS
  DATA:
  Net
  revenues...   $ 481,146   $511,001  $727,849    $632,770     $451,969    $353,115  $283,594
  Operating
    income
  (loss)...    (375,176)    (61,804)   (68,017)     64,948       77,229      83,925    73,895
  Net
  income
  (loss)...    (366,061)    (66,555)   (73,565)     38,600       48,293      54,989    47,782
  Net
  income
  (loss)
    per
share...   $   (2.41)   $  (0.45)    $  (0.49)    $   0.26     $   0.34    $   0.40  $   0.38
  Weighted
   average
    number
    of
    common
    and
    common
equivalent
    shares
    outstanding...     151,708    149,194   149,310   150,627   142,782     137,827   125,742

                                                                                       SEPTEMBER 28, 1997
                                                                                --------------------------------
                                                                                 ACTUAL    PRO FORMA ADJUSTED(5)
                                                                                ---------  ---------------------
BALANCE SHEET DATA:
  Cash, cash equivalents and short-term investments...........................  $  95,470        $ 144,270
  Working deficit.............................................................   (254,893 (6)        (206,093)(6)
  Total assets................................................................    587,598          636,398
  Long-term obligations.......................................................      6,927            6,927
  Stockholders' equity (deficit)..............................................    (43,877)          42,123

------------------------------

(1) Based upon shares outstanding as of September 28, 1997. Excludes an indeterminate number of shares of Common Stock issuable upon conversion of the Company's outstanding Series A-1 Convertible Preferred Stock (the "Series A-1 Preferred") and the Series B Preferred. See "Description of Capital Stock" and Note 6 of Notes to Consolidated Financial Statements.

(2) Excludes (i) 19,292,160 shares of Common Stock issuable upon exercise of options outstanding at September 28, 1997 under the Company's 1986 Employee Stock Option Plan, 1994 Stock Option and Award Plan, the 1992 Illustra Stock Option Plan and 1989 Outside Director Option Plan at a weighted average exercise price of $15.33 (without giving effect to an option repricing effected in November 1997) and (ii) 9,149,321 shares of Common Stock reserved at September 28, 1997 for future issuance under the 1994 Stock Option and Award Plan, the 1989 Outside Director Option Plan and the 1997 Employee Stock Purchase Plan. See "Management--Stock Plans," "Description of Capital Stock" and Note 7 of Notes to Consolidated Financial Statements.

(3) Excludes 140,000 shares of Series A-1 Preferred issuable upon exercise of an outstanding warrant to acquire additional Series A-1 Preferred (the "Series A-1 Warrant") at a per share exercise price of $250. The Series A-1 Preferred, including the Series A-1 Preferred issuable upon exercise of the Series A-1 Warrant, is convertible into a presently indeterminate number of shares of Common Stock. See "Description of Capital Stock--Preferred Stock."

(4) Assumes 12,500,000 shares of Common Stock issued upon conversion of the Series B Preferred and 2,700,000 shares of Common Stock issued upon exercise of the Warrants, in each case based upon an assumed Series B Preferred conversion price of $4.00. Also assumes payment of accrued dividends to holders of Series B Preferred in cash and not in shares of Common Stock. If the Company were to elect to make payment of such dividends in Common Stock, the number of shares of Common Stock outstanding after the offering would increase. See "Description of Capital Stock--Preferred Stock." Also includes 100,000 shares of Common Stock issued to a financial advisor to the Company in connection with the sale of the Series B Preferred.

(5) Pro forma adjusted to give effect to (i) the exchange in November 1997 of all the Company's outstanding Series A Convertible Preferred Stock (the "Series A Preferred") for the Series A-1 Preferred, (ii) the issuance of 50,000 shares of the Series B Preferred in November 1997 and (iii) the issuance of 100,000 shares of Common Stock. As adjusted to give effect to
    (i) the
    conversion of the Series B Preferred at an assumed conversion price of $4.00 into 12,500,000 shares of Common Stock and Warrants to acquire 2,700,000 shares of Common Stock, assuming no exercise of the Warrants, and (ii) the issuance of 100,000 shares of Common Stock to a financial advisor to the Company in connection with the issuance of the Series B Preferred. The rights, preferences and privileges of the Series A-1 Preferred are substantially identical to those of the previously outstanding Series A Preferred, except that the mandatory redemption terms and certain other provisions differ. As a result of these differences, the Series A Preferred was excluded from stockholders' equity on the Company's consolidated balance sheet, while the Series A-1 Preferred is included in stockholders' equity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Description of Capital Stock--Preferred Stock," "Certain Transactions" and Note 6 of Notes to Consolidated Financial Statements.

(6) Includes $210.3 million in advances on unearned license revenues. See "Risk Factors--Working Capital Deficit," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 3 of Notes to Consolidated Financial Statements.

                         ------------------------------

    EXCEPT AS OTHERWISE NOTED, ALL INFORMATION IN THIS PROSPECTUS HAS BEEN ADJUSTED TO GIVE EFFECT TO A TWO-FOR-ONE SPLIT OF THE COMPANY'S COMMON STOCK EFFECTED IN JUNE 1995 IN THE FORM OF A STOCK DIVIDEND. IN ADDITION, EXCEPT AS OTHERWISE INDICATED, ALL INFORMATION AND DATA RELATING TO THE COMPANY'S OUTSTANDING COMMON STOCK ASSUMES THE CONVERSION OF ALL OUTSTANDING SERIES B PREFERRED INTO 12,500,000 SHARES OF COMMON STOCK, BASED ON AN ASSUMED SERIES B PREFERRED CONVERSION PRICE OF $4.00, AND THE GRANT OF THE WARRANTS TO PURCHASE 2,700,000 SHARES OF COMMON STOCK. SEE "DESCRIPTION OF CAPITAL STOCK--PREFERRED STOCK" AND "--REGISTRATION RIGHTS."

                                  RISK FACTORS

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF A VARIETY OF FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN, OR INCORPORATED BY REFERENCE INTO, THIS PROSPECTUS. IN EVALUATING AN INVESTMENT IN THE COMMON STOCK, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION PRESENTED IN THIS PROSPECTUS.

UNCERTAIN IMPACT OF RESTATEMENT OF FINANCIAL STATEMENTS

    Subsequent to the filing with the Commission of its Quarterly Report of Form 10-Q for the quarter ended March 30, 1997, the Company became aware of errors and irregularities that ultimately affected the timing and dollar amount of reported earned revenues from license transactions in the three years ended December 31, 1996. As a result of the restatement, total revenues were reduced from amounts previously reported by $211.5 million, $81.5 million and $18.1 million for each of the years ended December 31, 1996, 1995, and 1994, respectively. In addition, the restatement resulted in the Company's reporting a net loss of $73.6 million for 1996, compared to net income of $97.8 million as originally reported, and substantial reductions in net income in 1995 and 1994, compared to amounts originally reported. As a result of the restatement, total revenues originally reported as $133.7 million for the quarter ended March 30, 1997 were increased to $149.2 million. The restatement had a material adverse effect on the Company's financial condition, most notably evidenced by substantial reductions in retained earnings and working capital. See "--Working Capital Deficit" and "Management's Discussion and Analysis of Financial Condition and Result of Operations."

    In October 1997, the Company's independent auditors reported to the Company's Board of Directors their conclusion that, based on their investigation related to the restatement of the Company's financial statements, material weaknesses existed in the Company's internal accounting control systems. The independent auditors made a number of recommendations intended to strengthen the Company's internal accounting controls. The Company has reviewed the independent auditors' report, substantially agrees with its recommendations, and is taking actions intended to implement such recommendations. The Audit Committee of the Board of Directors has initiated a plan to monitor the Company's implementation of these recommendations and will consider other actions that might be undertaken by the Company to further improve the accuracy and integrity of its financial reporting process. Such implementation is expected to require substantial management attention. See "-- Dependence on Key Personnel; Personnel Changes; Ability to Recruit Personnel."

    The Company's public announcement in August 1997 of the pending restatement, delays in reporting operating results for the quarters ended September 28, 1997 and June 29, 1997 while the restatement was being compiled, threatened de-listing of the Company's Common Stock from the Nasdaq National Market as a result of the Company's failure to satisfy its public reporting obligations, corporate actions to restructure operations and reduce operating expenses, and customer uncertainty regarding the Company's financial condition have adversely affected the Company's ability to sell its products. In addition, since the beginning of 1997, the Company and its competitors in the RDBMS industry have experienced substantially slower growth in the market for RDBMS products. The financial restatement has now been completed, its results have been publicly disclosed, and the Company is current with respect to its public reporting obligations. Nevertheless, there can be no assurance that uncertainties resulting from the restatement, including ongoing customer concern about the Company's financial condition, will not continue to have a material adverse effect on the Company's competitive position and results of operations. See "--Fluctuations in Quarterly Results; Seasonality."

NEED FOR ADDITIONAL FINANCING; CUSTOMER FINANCING

    The Company's cash, cash equivalents and short-term investments declined to $95.5 million at September 28, 1997 from $261.0 million at December 31, 1996. The Company believes that its revenues, cash flows and results of operations will continue to be uncertain and that, as a result, its financial condition could be impaired for an indefinite period. Such uncertainty results primarily from the financial restatement and restructuring as well as from recent uncertainty concerning future growth rates in the market for relational database software. In addition, recent instability in the Asian-Pacific economies and financial markets, which accounted for approximately 12.6% and 12.9% of the Company's total revenues for the nine months ended September 28, 1997 and the year ended December 31, 1996, respectively, has created further uncertainty concerning the Company's revenues, cash flows and results of operations. The Company raised aggregate net proceeds of $37.2 million in August 1997 and $48.8 million in November 1997 in separate financing transactions in which the Company issued newly authorized series of convertible Preferred Stock. In the fourth quarter of 1997, the Company raised aggregate net proceeds of $58.1 million through the sale of real property it had purchased earlier in the year.

    In December 1997, Informix Software, Inc., a Delaware corporation and the Company's principal operating subsidiary ("Informix Software"), entered into a Senior Secured Credit Agreement with a syndicate of commercial banks, including BankBoston, N.A. as administrative agent and Canadian Imperial Bank of Commerce as syndication agent, providing for a revolving credit facility of up to $75 million (the "Credit Facility"). The actual amount available under the Credit Facility, for either direct borrowings or issuances of letters of credit, is based on eligibility criteria for certain accounts receivable, which are measured on a revolving basis. As a result, the aggregate amount available under the Credit Facility will vary from time to time based on the amount and eligibility of the Company's receivables. As of the date of this Prospectus, no borrowings were outstanding under the Credit Facility, and the Company had not yet determined the actual amount available, although it believes, based on accounts receivable at December 31, 1997, that its borrowing base would have been substantially less than $75 million. The purpose of the Credit Facility is to provide the Company working capital and finance general corporate purposes. The term of the Credit Facility is two years. Amounts outstanding under the Credit Facility bear interest at a premium over one of two alternative variable rates selected by the Company. The "Base Rate" equals the greater of (i) the rate of interest announced by BankBoston, N.A. as its "base rate" and (ii) the Federal Funds Effective Rate plus 1/2 of 1% per year. The "Adjusted LIBOR Rate" equals (i) the London Interbank Offered Rate divided by (ii) one minus the applicable reserve requirement under Regulation D of the Federal Reserve Board. The maximum premium over the Base Rate is 1.25%, and the maximum premium over the LIBOR Rate is 2.50%, subject to downward adjustment based on the Company's realizing certain financial thresholds. The Credit Facility is secured by all of the assets of Informix Software and the capital stock of the Company's subsidiaries that are domiciled in the United States, including Informix Software. The availability of the Credit Facility is also subject to the Company's compliance with certain covenants, including financial covenants relating to financial ratios and minimum thresholds for quarterly revenues, operating profits, and cashflows.

    There can be no assurance that amounts raised in connection with financing and asset sale transactions described above and amounts available under the Credit Facility will be sufficient to cover the Company's working capital needs or that the Company will not require additional debt or equity financing in the future. In addition, there can be no assurance that additional debt or equity financing will be available, if and when needed or that, if available, such financing could be completed on commercially favorable terms. Failure to obtain additional financing, if and when needed, could have a material adverse effect on the Company's business, results of operations and financial condition. To the extent the terms of any available financing are materially unfavorable to the Company, such a financing could impair the Company's ability to obtain additional financing in the future, to implement its business plan, or to engage in various corporate transactions, including potential acquisitions of the Company. See "--Working Capital Deficit," "--Risks Associated with Preferred Stock Financings," "--Antitakeover Protections" and "Description of Capital Stock--Preferred Stock."

    In the normal course of its business, the Company arranges for non-recourse financing through the sale of customer accounts receivable to third-party financial institutions. The Company has traditionally relied on a limited number of financial institutions for most of the customer financings it arranges. The terms of the Credit Facility prevent the Company from selling accounts receivable with an aggregate face value in excess of $20 million during any twelve month period. See "--Working Capital Deficit," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 3 of Notes to Consolidated Financial Statements.

WORKING CAPITAL DEFICIT

    The restatement of the Company's financial statements have had a material adverse effect on the Company's financial condition, most notably evidenced by substantial reductions in retained earnings and working capital. At December 31, 1996, after giving effect to the restatement, the Company's working capital totaled $3.1 million, compared to $258.4 million as originally reported. At September 28, 1997, the Company had a working capital deficit of $254.9 million. The substantial reduction in working capital, as restated, at December 31, 1996 reflects net losses in fiscal 1996 of $73.6 million and the addition of $239.5 million of "advances on unearned license revenue" as a current liability on the Company's balance sheet. The working capital deficit at September 28, 1997 reflects net losses of $366.1 million for the nine months ended September 28, 1997, $210.3 million in advances on unearned license revenue as of such date, the Company's use of $61.5 million in January 1997 to purchase certain real property for construction of a new headquarters facility, and substantial uses of cash as a result of the Company's internal restructuring which commenced in the second quarter of 1997. The real property purchased by the Company in early 1997 was sold in the fourth quarter of 1997.

    "Advances on unearned license revenues" reflects amounts previously received from customers or in connection with accounts receivable financing transactions with third party financial institutions in advance of revenue being recognized. Prior to the restatement, these amounts were improperly recognized as earned but have now been designated as advances. A substantial majority of such revenues arose in connection with license agreements between the Company and OEMs, distributors and other resellers. In connection with the review of its historical financial results, the Company determined that sufficient post-contractual contingencies existed in connection with certain reseller license arrangements so as to preclude recognizing revenue. In addition, the Company concluded that informal or otherwise undisclosed arrangements with a number of resellers have resulted or could result in significant concessions or allowances that were not accounted for when revenue was originally reported as earned. Although the Company's license agreements provide for a non-refundable fee payable by the customer in single or multiple installments at the beginning or over the term of the license arrangements, amounts received by the Company under its license agreements could be subject to refund in the event the Company fails to satisfy certain post-signing obligations. The Company is presently unable to estimate what portion, if any, of such advances may be subject to potential refund. Certain amounts recognized as advances on unearned license revenues are presently subject to commercial disputes with a number of its customers, several of which have proceeded to litigation. See Note 3 and Note 12 of Notes to Consolidated Financial Statements.

    The Company has abandoned its plans to construct a new headquarters facility and in December 1997 sold the real property it had purchased earlier in the year, raising aggregate net proceeds of approximately $58.1 million. In August 1997 and November 1997, the Company sold and issued newly designated series of Preferred Stock in two separate financing transactions, raising aggregate net proceeds of approximately $86.0 million. In addition, in the fourth quarter of 1997, the Company entered into a senior secured credit facility agreement in the amount of $75.0 million with a syndicate of commercial banks with BankBoston N.A., as Administrative Agent and Canadian Imperial Bank of Commerce, as Syndication Agent. The term of the credit facility is two years. Although these financing transactions have improved the Company's working capital position, in the event the Company continues to maintain a substantial working capital deficit, such a deficit could materially impair the Company's ability to sell its products as a result of customer uncertainty about the Company's financial condition. See "--Uncertain Impact of Restatement of Financial Statements," "--Need for Additional Financing; Customer Financing," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and Note 2 of Notes to Consolidated Financial Statements.

FLUCTUATIONS IN QUARTERLY RESULTS; SEASONALITY

    The Company's quarterly operating results have varied significantly in the past and may vary significantly in the future depending upon a number of factors, many of which are beyond the Company's control. These factors include, among others, (i) customer uncertainty about the Company's financial condition and business prospects, (ii) market demand for the Company's software, including changes in industry growth rates for the Company's products, (iii) the timing of the introduction of new products or product enhancements by the Company or its competitors, (iv) the size, timing and contractual terms of significant orders,
(v) changes in pricing policies by the Company or its competitors, (vi) budgeting cycles of customers and potential customers, (vii) changes in the mix of revenues attributable to domestic and international sales, and (viii) seasonal trends in technology purchases and other general economic conditions. The Company has operated historically with little or no backlog and has generally recognized a substantial portion of its revenues in the last weeks or days of a quarter. As a result, license revenues in any quarter are substantially dependent on orders booked and shipped in the last weeks or days of that quarter. In addition, the sales cycle for the Company's products is relatively long and may vary depending on a number of factors, including the size of the transaction and the level of competition the Company encounters in its selling activities. Due to the foregoing factors, quarterly revenues and operating results are not predictable with any significant degree of accuracy. In the event of any downturn in potential customers' businesses, the domestic economy in general, or in international economies where the Company derives substantial revenues, planned purchases of the Company's products may be deferred or canceled, which could have a material adverse effect on the Company's business, operating results, and financial condition. Because the Company's operating expenses are based on anticipated revenue levels and because a high percentage of the Company's expenses are relatively fixed, delays in the recognition of revenues from even a limited number of license transactions could cause significant variations in operating results from quarter to quarter and could cause net income to fall significantly short of anticipated levels. In the quarters ended September 28, 1997 and June 29, 1997, costs associated with the Company's internal restructuring, aggregating $109.4 million, had a material adverse effect on results of operations. Management continues to evaluate the Company's cost structure in light of projected revenues and cash-flows, both of which are variable and uncertain. There can be no assurance that the Company will not be required to undertake additional restructuring activities in the future, which would have a material adverse effect on the Company's business, results of operations and financial condition.

    The Company's business has experienced and is expected to continue to experience seasonality. International revenues comprise a significant percentage of the Company's total revenues, and the Company may experience additional variability in demand associated with seasonal buying patterns in foreign markets. In particular, the Company's third quarter tends to reflect the effects of summer slowing of international business activity, particularly in Europe. In addition, variability and seasonality in the Company's business may result from customer capital spending cycles, which tend to peak in the Company's fourth quarter, and the Company's sales incentive plans for sales personnel, which are measured on a calendar year basis. See "--Competition; Pricing Risks," "--International Operations; Currency Fluctuations" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

LITIGATION

    Commencing in April 1997, a series of class action lawsuits purportedly by or on behalf of stockholders and a separate but related stockholder action were filed in the United States District Court for the Northern District of California. These actions name as defendants the Company, certain of its present and former officers and directors and, in some cases, its independent auditors. The complaints allege various violations of the federal securities laws and seek unspecified but potentially significant damages. Similar actions were also filed in California state court and in Newfoundland, Canada. While management intends to defend these actions vigorously, the disposition of this litigation could have a material adverse effect on the Company's financial condition, results of operations and cash flows.

    Stockholder derivative actions, purportedly on behalf of the Company and naming virtually the same individual defendants and the Company's independent auditors, were also filed, commencing in August 1997, in California state court. While these actions allege various violations of state law, any monetary judgments in these derivative actions would accrue to the benefit of the Company.

    Pursuant to Delaware law and certain indemnification agreements between the Company and each of its current and former officers and directors, the Company is obligated to indemnify its current and former officers and directors for certain liabilities arising from their employment with or service to the Company. This includes the costs of defending against the claims asserted in the above-referenced actions and any amounts paid in settlement or other disposition of such actions on behalf of these individuals. The Company's obligations do not permit or require it to provide such indemnification to any such individual who is adjudicated to be liable for fraudulent or criminal conduct. Although the Company has purchased directors' and officers' liability insurance to reimburse it for the costs of indemnification for its directors and officers, the coverage under its policies is limited. Moreover, although the directors' and officers' insurance coverage presumes that 100 percent of the costs incurred in defending claims asserted jointly against the Company and its current and former directors and officers are allocable to the individuals' defense, the Company does not have insurance to cover the costs of its own defense or to cover any liability for any claims asserted against it. The Company has not set aside any financial reserves relating to any of the above-referenced actions. See "Management--Limitations on Liability and Indemnification Matters."

    In addition, in July 1997, the Securities and Exchange Commission issued a formal order of investigation of the Company and certain unidentified individuals associated with the Company with respect to non-specified accounting matters, public disclosures and trading activity in the Company's securities. The Company is cooperating with the investigation and is providing all information subpoenaed by the Commission.

    The Company is also party to certain commercial disputes with a number of its customers, several of which have proceeded to litigation, relating to amounts paid under license agreements with the Company. Although the Company is vigorously defending such disputes, there can be no assurance that the outcome of any current or future disputes will not have a material adverse effect on the Company's financial condition, results of operations and cash flows. In addition, the Company is unable to predict the extent to which legal action under the Company's various contracts, licenses and business relationships may result from the restatement. See "--Uncertain Impact of Restatement of Financial Statements" and "--Need for Additional Financing; Customer Financing."

    The uncertainty associated with substantial unresolved litigation can be expected to have an adverse impact on the Company's business. In particular, such litigation could impair the Company's relationships with existing customers and its ability to obtain new customers. Defending such litigation will likely result in a diversion of management's time and attention away from business operations, which could have a material adverse effect on the Company's results of operations. Such litigation may also have the effect of discouraging potential acquirors from bidding for the Company or reducing the consideration such acquirors would otherwise be willing to pay in connection with an acquisition.

DEPENDENCE ON KEY PERSONNEL; PERSONNEL CHANGES; ABILITY TO RECRUIT PERSONNEL

    The Company's future performance will depend to a significant extent on its ability to attract and retain highly skilled technical, sales, consulting, marketing and management personnel. In particular, the Company is dependent upon a number of key management and technical personnel, including Robert J. Finocchio, Jr., the Company's Chairman, President and Chief Executive Officer, Jean-Yves F. Dexmier, the Company's Executive Vice President and Chief Financial Officer, and Myron (Mike) Saranga, the Company's Senior Vice President, Product Management and Development. Mr. Finocchio and Mr. Dexmier have only recently joined the Company, and of the officers and key employees, only Mr. Finocchio is bound by an employment agreement, the terms of which are nonetheless at-will. The loss of the services of one or more of the Company's executive officers or key employees could have a material adverse effect on the Company's business, results of operations and financial condition.

    Since the beginning of 1997, a number of senior management personnel and other key employees have departed the Company, and to date, the Company has been able to replace only some of the positions that have been vacated. Since the first quarter of 1997, the Company has experienced a significant number of voluntary resignations and has taken selective actions to reduce the number of employees in certain functional areas. The Company had approximately 3,745 regular employees at September 28, 1997, compared to approximately 4,491 at December 31, 1996. Voluntary attrition has remained high since September 1997 across all functional areas. In particular, the Company has experienced high attrition rates in its product development group and has experienced difficulty attracting replacement development personnel. The competition for employees in the software industry is intense, and the Company expects that such competition will continue for the foreseeable future. The Company has experienced difficulty in locating candidates with appropriate qualifications and believes that recent financial and business developments at the Company have made recruitment more difficult. In November 1997, the Company implemented an option repricing program in an effort to retain existing employees and, following further declines in the price of its Common Stock, announced a second repricing in December 1997 to be effective in January 1998. There can be no assurance that such programs will be effective. There can be no assurance that the Company will be successful in attracting, training and retaining qualified personnel, and the failure to do so, particularly in key functional areas such as product development and sales, could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, new employees hired by the Company generally require substantial training in the use and implementation of the Company's products and in the Company's procedures. As a result, substantial employee turnover could have an adverse effect on results of operations in future quarters.

RISKS ASSOCIATED WITH PREFERRED STOCK FINANCINGS

    In August 1997, the Company raised net proceeds of $37.2 million through the issuance of a newly designated Series A Convertible Preferred Stock (the "Series A Preferred"). In November 1997, the Company raised an additional $48.8 million in net proceeds through the issuance of the Series B Preferred. Simultaneously with the closing of the Series B Preferred, the holders of the Series A Preferred exchanged all their outstanding shares of Series A Preferred for a newly designated Series A-1 Convertible Preferred Stock (the "Series A-1 Preferred"), having substantially similar rights, preferences and privileges as the Series A Preferred with the exception of certain amendments, including revisions to the terms under which such shares become mandatorily redeemable.

    While the issuance of the Preferred Stock in these transactions provided the Company with additional working capital required to fund the Company's continuing operations, the Company's agreements with the purchasers of the Series A-1 Preferred and the Series B Preferred contain covenants that could impair the Company's ability to engage in various corporate transactions in the future, including financing transactions and certain transactions involving a change-in-control or acquisition of the Company, or that could otherwise disadvantage the Company and the holders of its Common Stock. In particular, acquisitions of the Company may not be affected without the consent of the holders of the outstanding Preferred Stock or without requiring the acquiring entity to assume the Preferred Stock or cause such Preferred Stock to be redeemed. These provisions are likely to make an acquisition of the Company more difficult and expensive and could discourage potential acquirors. Certain covenants of the Company, made in connection with the issuance of the Preferred Stock, may also have the effect of limiting the Company's ability to obtain additional financing by, for example, providing the holders of Preferred Stock certain rights of first offer and prohibiting the Company from issuing additional Preferred Stock without the consent of such holders.

    The terms of the financing agreements pursuant to which the Preferred Stock was issued also include certain penalty provisions that are triggered in the event the Company fails to satisfy certain obligations. In particular, the holders of the Series A-1 Preferred will become entitled to an annual dividend of $6.0 million, payable quarterly in cash, in the event the Company fails to satisfy certain covenants, including the failure to have a registration statement covering the Common Stock issuable upon conversion of the Series A-1 Preferred declared effective by the Commission within 180 days of a registration request from the holders of Series A-1 Preferred; the failure to obtain stockholder approval of the issuance of the Common Stock issuable upon conversion of the Series A-1 Preferred in the event that such approval becomes required by the rules of the Nasdaq National Market; and the failure to redeem any shares of Series A-1 Preferred held by a holder of Series A-1 Preferred who objects to a change-in-control transaction, if the transaction does not satisfy certain financial thresholds relating to the market capitalization and trading volume of any acquiring entity. In the event the Company becomes obligated to pay such dividends, the holders of the Series A-1 Preferred will become immediately entitled to designate a number of members of the Company's Board of Directors corresponding, as a percentage of the total number of members, to the percentage of the Company's outstanding Common Stock held by such holders (assuming the conversion into Common Stock of the outstanding Series A-1 Preferred). The holders of the Series B Preferred are entitled to receive a cumulative dividend at an annual rate of 5% of the face value of each share of Series B Preferred, resulting in an aggregate annual dividend of $2.5 million. The dividend is generally payable upon the conversion of the Series B Preferred or redemption of the Series B Preferred and may be paid in cash or, at the Company's election and subject to certain conditions, in shares of Common Stock. In the event the holders of Preferred Stock become entitled to receive cash dividends or to have their Preferred Stock redeemed, there can be no assurances that the Company will be able to fund such a payment or redemption, and even if funding is available, substantial dividend payments could have a material adverse effect on the Company's business and financial condition. See "--Need for Additional Financing; Customer Financing," "--Antitakeover Protection," and "Description of Capital Stock-- Preferred Stock."

    Both the Series A-1 Preferred and the Series B Preferred are convertible into shares of the Company's Common Stock based on the trading prices of the Common Stock during future periods that are described in the respective financing agreements. The number of shares of Common Stock that may ultimately be issued upon conversion is therefore presently indeterminate. If, in accordance with the terms of the financing agreements, the conversion price of the Preferred Stock is determined during a period when the trading price of the Common Stock is low, the resulting number of shares of Common Stock issuable upon conversion of the Preferred Stock could result in substantial dilution to the holders of Common Stock. In addition, the Company issued to the holders of the Series A-1 Preferred a warrant to acquire up to an addition $35.0 million of the Series A-1 Preferred (the "Series A-1 Warrant"). The Company is also obligated to issue upon conversion of the Series B Preferred additional warrants to acquire shares of Common Stock equal to 20% of the total number of shares of Common Stock into which the Series B Preferred converts (the "Warrants"). The Series A-1 Warrant and the Warrants, if exercised, will have a further dilutive effect. See "Description of Capital Stock--Preferred Stock."

COMPETITION; PRICING RISKS

    The Company faces intense competition in the market for RDBMS software products. Competitors in the relational database software market compete primarily on the basis of product price and performance characteristics, product function and features, name recognition, technical support, product training and services. The market for the Company's products is subject to rapid technological change and frequent new product introductions and enhancements, and the Company's competitors in the market include several large vendors that develop and market databases, applications, development tools or decision support products. The Company's principal competitors include Computers Associates International, Inc., International Business Machines Corporation ("IBM"), Microsoft Corporation, Oracle Corporation ("Oracle") and Sybase, Inc. ("Sybase"). Several of the Company's competitors have significantly greater financial, technical, marketing and other resources than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products than the Company. Any failure by the Company to compete successfully with its existing competitors or future competitors could have a material adverse effect on the Company's business, results of operations and financial condition.

    Several of the Company's competitors have announced the development of enhanced versions of their principal database products that are intended to improve the performance or expand the capabilities of their existing products. New or enhanced products by existing competitors or new competitors could result in greater price pressure on the Company's products. In addition, the industry movement to new operating systems, like Windows NT, access through low-end desktop computers, and access to data through the Internet may cause downward pressure on prices of database software and related products. The bundling of software products for promotional purposes or as a long-term pricing strategy by certain of the Company's competitors could also result in reductions in the price the Company may charge for its products. In addition, the Company's own practices of bundling its software products for enterprise licenses or for promotional purposes with the Company's partners also could result in reduction in the price the Company may charge for its products. If such downward pressure on prices were to occur, the Company's operating margins would be adversely affected. Existing and future competition or changes in the Company's product or service pricing structure or product or service offerings could result in an immediate reduction in the prices of the Company's products or services. If significant price reductions in the Company's products or services were to occur and not be offset by increases in sales volume, the Company's business, results of operations and financial condition would be adversely affected. There can be no assurance that the Company will continue to compete successfully with its existing competitors or will be able to compete successfully with new competitors.

UNCERTAIN GROWTH RATES; TECHNOLOGICAL CHANGE AND NEW PRODUCTS

    Over the last several years, the RDBMS industry has expanded at significant growth rates, due in part to the continuing development of new technologies and products responsive to customer requirements. In recent months, however, both industry analysts and competitors have predicted that such high growth rates will not be maintained in future periods. Recent instability in the Asian-Pacific economies and financial markets, which had previously been cited as a potentially strong source of revenue growth for relational database software companies, has introduced additional uncertainty concerning industry growth rates. In the event industry growth rates should decline for any reason, the markets for the Company's products would likely be adversely affected, which would have a negative impact on the Company's business, results of operations, financial condition and cash flows. See "--Fluctuations in Quarterly Results; Seasonality" and "International Operations; Currency Fluctuations."

    In addition, the market for the Company's products and services is characterized by rapidly changing technology, changing customer needs, frequent new product introductions and evolving industry standards that may render existing products and services obsolete. The life cycles of the Company's products are difficult to estimate. The Company's growth and future financial performance will depend upon its ability to enhance its existing products and to introduce new products on a timely and cost-effective basis that meet dynamic customer requirements. There can be no assurance that the Company will be successful in developing new products or enhancing its existing products or that such new or enhanced products will receive market acceptance or be delivered timely to the market. The Company's product development efforts are expected to continue to require substantial investments by the Company, and there can be no assurance that the Company will have sufficient resources to make the necessary investments. The Company has experienced product development delays in the past and may experience delays in the future. In particular, the Company has experienced high attrition in its product development group in recent months and has had difficulty attracting qualified replacement development personnel, which could have an adverse effect on the Company's ability to develop new products or product enhancements that respond to changing market requirements. Delays in the scheduled availability or a lack of market acceptance of its products or failure to accurately anticipate customer demand and meet customer performance requirements could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, products as complex as those offered by the Company may contain undetected errors or bugs when first introduced or as new versions are released. There can be no assurance that, despite testing, new products or new versions of existing products will not contain undetected errors or bugs that will delay the introduction or commercial acceptance of such products. A key factor in determining the success of the Company will continue to be the ability of the Company's products to operate and perform well with existing and future leading, industry-standard application software products intended to be used in connection with relational database management systems. Failure to meet existing or future interoperability and performance requirements of certain independent vendors marketing such applications in a timely manner could adversely affect the market for the Company's products. Commercial acceptance of the Company's products and services could also be adversely affected by critical or negative statements or reports by brokerage firms, industry and financial analysts and industry periodicals concerning the Company, its products, business or competitors or by the advertising or marketing efforts of competitors, or other factors that could affect consumer perception. See "Uncertain Impact of Restatement of Financial Statements," "--Need for Additional Financing; Customer Financing," "--Working Capital Deficit" and "--Dependence on Key Personnel; Personnel Changes; Ability to Recruit Personnel."

    In recent years, the types and quantities of data required to be stored and managed has grown increasingly complex and includes, in addition to conventional character data, audio, video, text, and three-dimensional graphics in a high-performance scalable environment. During 1996, the Company invested substantial resources in developing its ORDBMS product line. The market for products offering object-relational database functionality is new and evolving, and its growth depends upon a growing need to store and manage complex data and on broader market acceptance of the Company's products as a solution for this need. As a result, there can be no assurance that organizations will choose to make the transition from conventional RDBMS to ORDBMS. Delays in market acceptance of object-relational database management products offered by the Company could have an adverse effect on the Company's results of operations and financial condition. See "Business--Products" and "--Product Development."

INTERNATIONAL OPERATIONS; CURRENCY FLUCTUATIONS

    International sales represented approximately 52.7% and 53.7% of the Company's total revenues for the nine months ended September 28, 1997 and September 29, 1996, respectively, and 53.8% and 54.5% of total revenues for the years ended December 31, 1996 and 1995, respectively. The Company's international operations and financial results could be significantly affected by factors associated with international operations such as changes in foreign currency exchange rates and uncertainties relative to regional, political and economic circumstances, as well as by other factors associated with international activities. In particular, recent instability in the Asian-Pacific economies and financial markets, which accounted for approximately 12.6% and 12.9% of the Company's total revenues in the nine months ended September 28, 1997 and the year ended December 31, 1996, respectively, could have an adverse effect on the Company's operating results in future quarters. Most of the Company's international revenue and expenses are denominated in local currencies. Due to the substantial volatility of currency exchange rates, among other factors, the Company cannot predict the effect of exchange rate fluctuations on future operating results. Although the Company takes into account changes in exchange rates over time in its pricing strategy, it does so only on an annual basis, resulting in substantial pricing exposure as a result of foreign exchange volatility during the period between annual pricing reviews. In addition, the sales cycles for the Company's products is relatively long, depending on a number of factors including the level of competition and the size of the transaction. Foreign currency fluctuations could, therefore, result in substantial changes in the financial impact of a specific transaction between the time of initial customer contact and revenue recognition. As a result of the foregoing factors, the Company's business, results of operations and financial condition could be materially and adversely affected by fluctuations in foreign currency exchange rates. See "--Fluctuations in Quarterly Results; Seasonality."

    The Company has implemented a foreign exchange hedging program consisting principally of the purchase of forward foreign exchange contracts, which is intended to hedge the value of accounts receivable or accounts payable denominated in foreign currencies against fluctuations in exchange rates until such receivables are collected or payables are disbursed. This program involves the use of forward contracts in the primary European and Asian currencies. The Company has limited unhedged transaction exposures in certain secondary currencies in Latin America, Eastern Europe and Asia because there are limited forward currency exchange markets in these currencies. The Company does not attempt to hedge the translation to United States dollars of foreign denominated revenues and expenses not yet earned or incurred. Notwithstanding the Company's efforts to manage foreign exchange risk, there can be no assurances that the Company's hedging activities will adequately protect the Company against the risks associated with foreign currency fluctuations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

YEAR 2000 IMPACT ON INFORMATION TECHNOLOGY BUDGETS

    Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than two years, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance.

    In addition, the purchasing patterns of customers and potential customers may be affected by Year 2000 issues. Many companies are expending significant resources to correct their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase software products such as those offered by the Company, which could have an adverse effect on the Company's business, results of operations and financial condition.

DEPENDENCE ON THIRD-PARTY TECHNOLOGY PROVIDERS

    The Company's products use certain products and technologies of various third-party software developers, including both complete products offered as extensions of the Company's product lines and technology used in the enhancement of internally developed products. Such products and technologies are obtained from third-party technology providers under contractual license agreements, which in some cases are for limited time periods and in some cases provide that such licenses may be terminated under certain circumstances. There can be no assurance that the Company will be able to maintain adequate relations with these third-party providers, that these third-party providers will commit adequate development resources to maintain these products or that the license agreements that are for limited time periods will be renewed upon termination. In such circumstances, the Company's inability to obtain or develop substitute technology could adversely affect the Company's business, results of operations and financial condition.

DEPENDENCE ON PROPRIETARY TECHNOLOGY; RISKS OF INFRINGEMENT

    The Company's success depends on proprietary technology. To protect its proprietary rights, the Company relies primarily on a combination of patent, copyright and trademark laws, trade secrets, confidentiality procedures, contractual provisions contained in its license agreements and technical measures. The Company seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which provide only limited protection. The Company holds one United States patent and several pending applications. There can be no assurance that any other patents covering the Company's inventions will issue or that any patent, if issued, will provide sufficiently broad protection or will prove enforceable in actions against alleged infringers.

    The Company's products are generally licensed to end-users on a "right-to-use" basis pursuant to a license that restricts the use of the products for the customer's internal business purposes. The Company also relies on "shrink wrap" licenses, which include a notice informing the end-user that, by opening the product packaging, the end-user agrees to be bound by the Company's license agreement printed on the package. Despite such precautions, it may be possible for unauthorized third parties to copy aspects of its current or future products or to obtain and use information that the Company regards as proprietary. In particular, the Company has licensed the source code of its products to certain customers under certain circumstances and for restricted uses. The Company has also entered source code escrow agreements with a number of its customers that generally require release of source code to the customer in the event of the Company's bankruptcy, liquidation or otherwise ceasing to conduct business. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar or superior technology. Policing unauthorized use of the Company's software is difficult, and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States, and "shrink-wrap" licenses may be wholly or partially unenforceable under the laws of certain jurisdictions. Litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and mangement attention and could have a material adverse effect on the Company's business, results of operations and financial condition.

    The Company is not aware that any of its software product offerings infringes the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by the Company with respect to its current or future products. The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Intellectual Property."

PRODUCT LIABILITY

    The Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in the Company's license agreements may not be effective under the laws of certain jurisdictions. Although the Company has not experienced any product liability claims to date, the sale and support of products by the Company may entail the risk of such claims, and there can be no assurance that the Company will not be subject to such claims in the future. A product liability claim brought against the Company could have a material adverse effect on the Company's business, operating results and financial condition.

ANTITAKEOVER PROTECTIONS

    The Company is authorized to issue 5,000,000 shares of undesignated Preferred Stock, of which 440,000 shares have been designated Series A Preferred, none of which is outstanding; of which 440,000 shares have been designated Series A-1 Preferred, of which 160,000 shares are outstanding and of which 140,000 shares are issuable upon exercise of the Series A-1 Warrant; and of which 50,000 shares have been designated Series B Preferred, of which 50,000 shares are outstanding. Subject to the prior consent of the holders of the Series A-1 Preferred and the Series B Preferred, the Board of Directors has the authority to issue additional shares of Preferred Stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series, without any further vote or action by the Company's stockholders. To date, the Company has used its ability to designate and issue new series of Preferred Stock in transactions intended to raise additional capital for the Company. The ability to issue additional shares of Preferred Stock, however, also provides desirable flexibility in connection with possible acquisitions and other corporate purposes but could also have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the market price of the Common Stock and the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. In particular, certain rights, preferences and privileges of the Series A-1 Preferred and Series B Preferred could have the effect of preventing or discouraging potential bids to acquire the Company unless the terms of such acquisition are approved by such stockholders. See "--Risks Associated with Convertible Preferred Stock Financings" and "Description of Capital Stock--Preferred Stock."

    Certain provisions of the Company's Amended and Restated Certificate of Incorporation and Bylaws eliminate the right of stockholders to act by written consent without a meeting and specify certain procedures for nominating directors and submitting proposals for consideration at stockholder meetings. The Board of Directors of the Company is divided into three classes, with each class standing for election once every three years. Such provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions which may involve an actual or threatened change of control of the Company. Such provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal and, accordingly, could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions are also intended to discourage certain tactics that may be used in proxy fights but could, however, have the effect of discouraging others from making tender offers for the Company's shares and, consequently, may also inhibit fluctuations in the market price of the Company's Common Stock that could result from actual or rumored takeover attempts. These provisions may also have the effect of preventing changes in the management of the Company. In addition, the Company has adopted a Rights Agreement (the "Rights Agreement"), commonly referred to as a "poison pill," which could also discourage potential acquirors. See "Description of Capital Stock-- Antitakeover Effects of Provision of Certificate of Incorporation and Bylaws; Rights Agreement."

    The Company is subject to Section 203 of the Delaware General Corporation Law (the "Antitakeover Law"), which regulates corporate acquisitions. The Antitakeover Law prevents certain Delaware corporations, including those whose securities are listed for trading on the Nasdaq National Market, from engaging, under certain circumstances, in a "business combination" with any "interested stockholder" for three years following the date that such stockholder became an interested stockholder. For purposes of the Antitakeover Law, a "business combination" includes, among other things, a merger or consolidation involving the Company and the interested stockholder and the sale of more than 10% of the Company's assets. In general, the Antitakeover Law defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the Company and any entity or person affiliated with or controlling or controlled by such entity or person. A Delaware corporation may "opt out" of the Antitakeover Law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the company's outstanding voting shares. The Company has not "opted out" of the provisions of the Antitakeover Law. See "Description of Capital Stock."

STOCK PRICE VOLATILITY

    The market price of the Company's Common Stock has in the past been highly volatile and is expected to continue to be subject to significant price and volume fluctuations in the future based on a number of factors, including market uncertainty about the Company's financial condition or business prospects or the prospects for the RDBMS market in general; shortfalls in the revenues or results of operations of the Company or its principal competitors from revenues or results of operations expected by securities analysts; announcements of new products by the Company or its competitors; quarterly fluctuations in the Company's financial results or the results of other software companies, including those of direct competitors of the Company; changes in analysts' estimates of the Company's financial performance, the financial performance of competitors, or the financial performance of software companies in general; the introduction of new products or product enhancements by the Company or its competitors; general conditions in the software industry; changes in prices for the Company's products or competitors' products; changes in revenue growth rates for the Company, its competitors or the RDBMS market in general; changes in the mix of revenues attributable to domestic and international sales; and seasonal trends in technology purchases and other general economic conditions. In addition, the stock market may from time to time experience extreme price and volume fluctuations, which particularly affect the market for the securities of many technology companies and which have often been unrelated to the operating performance of the specific companies. There can be no assurance that the market price of the Company's Common Stock will not experience significant fluctuations in the future. See "--Uncertain Impact of Restatement of Financial Statements," "--Need for Additional Financing; Customer Financing," and "--Fluctuations in Quarterly Results; Seasonality."

                                USE OF PROCEEDS

    The Company will not receive any proceeds from the sale of the shares of Common Stock offered by the Selling Stockholders.

                                DIVIDEND POLICY

    The Company has never declared or paid cash dividends on its Common Stock. The Company expects to retain future earnings, if any, for use in the operation of its business and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The holders of the Series B Preferred are entitled to receive a cumulative dividend at an annual rate of 5% of the face value of each share of Series B Preferred, resulting in an aggregate annual dividend accrual of $2.5 million. The dividend is generally payable upon the conversion or redemption of the Series B Preferred and may be paid in cash or, at the Company's election and subject to certain conditions, in shares of Common Stock. In addition, the Certificate of Designation of the Series B Preferred prohibits the Company from paying any dividend or other distribution on any security ranking junior to the Series B Preferred. The Series A-1 Preferred is senior to Series B Preferred. In the event the Company fails to satisfy certain contractual obligations under the agreements pursuant to which the Series A-1 Preferred was issued, the holders of the Series A-1 Preferred are entitled to a 15% annual dividend, which would result in an aggregate annual dividend of $6.0 million, payable quarterly in cash for so long as the Company is in breach of such obligations. In the event the Series A-1 Warrant is exercised, the Company would be obligated to pay an additional $5.3 million in dividends annually. See "Risk Factors--Risks Associated with Convertible Preferred Stock Financings" and "Description of Capital Stock--Preferred Stock."

                          PRICE RANGE OF COMMON STOCK

    The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "IFMX." The following table lists the high and low closing sales prices of the Company's Common Stock for the periods indicated.

                                                                                                   HIGH        LOW
                                                                                                 ---------  ---------
FISCAL YEAR ENDING DECEMBER 31, 1998:
  First Quarter (through January 8, 1998)......................................................  $    5.63  $    5.28
FISCAL YEAR ENDING DECEMBER 31, 1997:
  Fourth Quarter...............................................................................  $    8.03  $    4.06
  Third Quarter................................................................................      12.20       6.28
  Second Quarter...............................................................................      11.38       6.78
  First Quarter................................................................................      24.00      15.13
FISCAL YEAR ENDED DECEMBER 31, 1996:
  Fourth Quarter...............................................................................  $   28.63  $   17.63
  Third Quarter................................................................................      30.25      20.31
  Second Quarter...............................................................................      26.88      18.38
  First Quarter................................................................................      35.88      26.38
FISCAL YEAR ENDED DECEMBER 31, 1995:
  Fourth Quarter...............................................................................  $   33.00  $   24.13
  Third Quarter................................................................................      34.00      25.25
  Second Quarter...............................................................................      25.94      17.06
  First Quarter................................................................................      19.63      14.63

    On January 8, 1998, the closing price of the Company's Common Stock as reported by the Nasdaq National Market was $5.28125 per share. There were approximately 3,400 holders of record of the Company's Common Stock as of September 28, 1997.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company at September 28, 1997. The capitalization information set forth in the table below is qualified by, and should be read in conjunction with, the more detailed Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                                                    SEPTEMBER 28, 1997
                                                                         -----------------------------------------
                                                                                                        PRO FORMA
                                                                         ACTUAL(1)(2) PRO FORMA(2)(3)  ADJUSTED(4)
                                                                         -----------  ---------------  -----------
Capital lease obligations, net of current portion......................   $   5,750     $     5,750    $     5,750
                                                                         -----------  ---------------  -----------
Series A convertible redeemable preferred stock, $0.01 par value,
  160,000 shares issued and outstanding at September 28, 1997; none
  issued and outstanding pro forma.....................................      37,200              --             --
                                                                         -----------  ---------------  -----------
Stockholders' equity (deficit):
  Preferred stock, $0.01 par value, 5,000,000 shares authorized, none issued and outstanding at September 28, 1997; 160,000 shares of
    Series A-1 Preferred issued and outstanding pro forma; aggregate
    liquidation preference of $40,000,000..............................          --               2              2
  Common stock, $0.01 par value, 500,000,000 shares authorized,
    152,429,000 shares issued and outstanding at September 28, 1997 and pro forma; 165,029,000 shares issued and outstanding pro forma
    adjusted...........................................................       1,524           1,524          1,650
Additional paid-in capital.............................................     252,558         289,756        338,430
Accumulated deficit....................................................    (287,338)       (287,338)      (287,338)
Unrealized loss on available-for-sale securities, net of tax...........        (433)           (433)          (433)
Foreign currency translation adjustment................................     (10,188)        (10,188)       (10,188)
                                                                         -----------  ---------------  -----------
  Total stockholders' equity (deficit).................................     (43,877)         (6,677)        42,123
                                                                         -----------  ---------------  -----------
  Total capitalization (deficit).......................................   $    (927)    $      (927)   $    47,873
                                                                         -----------  ---------------  -----------
                                                                         -----------  ---------------  -----------

------------------------------

(1) Based upon shares outstanding as of September 28, 1997. Excludes an indeterminate number of shares of Common Stock issuable upon conversion of the outstanding Series A Preferred and upon conversion of additional shares of Series A Preferred issuable upon exercise of a warrant outstanding at September 28, 1997 to acquire an additional 140,000 shares of Series A Preferred. See Note 6 of Notes to Consolidated Financial Statements.

(2) Excludes (i) 19,292,160 shares of Common Stock issuable upon exercise of options outstanding at September 28, 1997 under the Company's 1986 Employee Stock Option Plan, 1994 Stock Option and Award Plan, the 1992 Illustra Stock Option Plan and 1989 Outside Director Option Plan at a weighted average exercise price of $15.33 (without giving effect to an option repricing program effected in November 1997) and (ii) 9,149,321 shares of Common Stock reserved at September 28, 1997 for future issuance under the 1994 Stock Option and Award Plan, the 1989 Outside Director Option Plan, and the 1997 Employee Stock Purchase Plan. See "Management--Stock Plans," "Description of Capital Stock" and Note 7 of Notes to Consolidated Financial Statements.

(3) Pro forma to give effect to the exchange in November 1997 of all the Company's outstanding Series A Preferred for the Series A-1 Preferred. Excludes 140,000 shares of Series A-1 Preferred issuable upon exercise of the Series A-1 Warrant at a per share exercise price of $250. The rights, preferences, and privileges of the Series A-1 Preferred are substantially identical to those of the previously outstanding Series A Preferred, except that the mandatory redemption terms and certain other provisions differ. As a result of these differences, the Series A Preferred was excluded from stockholders' equity on the Company's consolidated balance sheet, while the Series A-1 Preferred is included in stockholders' equity. See "Management's Discussion and Analysis of Financial Condition and Results of Operation and Financial Condition--Liquidity and Capital Resources," "Description of Capital Stock--Preferred Stock," "Certain Transactions" and Note 6 of Notes to Consolidated Financial Statements.

(4) Pro forma adjusted to give effect to (i) the exchange in November 1997 of all the Company's outstanding Series A Preferred for the Series A-1 Preferred and (ii) the issuance of 50,000 shares of Series B Preferred in November 1997 with an aggregate liquidation preference of $50,000,000. As adjusted to give effect to (i) the conversion of the Series B Preferred at an assumed conversion price of $4.00 per share into 12,500,000 shares of Common Stock and Warrants to acquire 2,700,000 shares of Common Stock, assuming no exercise of the Warrants and (ii) the issuance of 100,000 shares of Common Stock to a financial advisor to the Company in connection with the issuance of the Series B Preferred. See "Management's Discussion and Analysis of Financial Condition and Results of Operations and Financial Condition--Liquidity and Capital Resources," "Description of Capital Stock--Preferred Stock," "Certain Transactions" and Note 6 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data of the Company presented below as of December 31, 1996, 1995, 1994, 1993, and 1992, and for each of the years in the five-year period ended December 31, 1996, are derived from the consolidated financial statements of Informix Corporation and its subsidiaries, which financial statements have been audited by Ernst & Young LLP, independent auditors. The Consolidated Financial Statements as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 and the report thereon of Ernst & Young LLP, independent auditors, are included elsewhere in this Registration Statement. The consolidated statement of operations data for the nine-month periods ended September 28, 1997 and September 29, 1996 and the consolidated financial data presented as of September 28, 1997 are derived from unaudited consolidated financial statements that include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of the financial information included therein. The historical results stated below and results for the nine months ended September 28, 1997 are not necessarily indicative of the results for any future period. The selected consolidated financial data set forth below is qualified in its entirety by, and should be read in conjunction with, the Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                               NINE MONTHS ENDED
                                          ----------------------------                    YEAR ENDED DECEMBER 31,
                                          SEPTEMBER 28,                 -----------------------------------------------------------
                                              1997       SEPTEMBER 29,     1996         1995         1994        1993       1992
                                          -------------      1996       -----------  -----------  -----------  ---------  ---------
                                                         -------------
                                                                        (RESTATED)   (RESTATED)   (RESTATED)
                                                          (RESTATED)(IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:

  Net revenues:
    Licenses............................    $ 271,614      $ 346,215     $ 496,039    $ 458,284    $ 346,518   $ 284,338  $ 237,407
    Services............................      209,532        164,786       231,810      174,486      105,451      68,577     46,187
                                          -------------  -------------  -----------  -----------  -----------  ---------  ---------
        Total net revenues..............      481,146        511,001       727,849      632,770      451,969     353,115    283,594

Costs and expenses:
  Costs of software distribution........       52,860         34,629        46,786       37,593       24,494      20,077     21,483
  Cost of services......................      128,197        104,828       144,850       91,540       46,798      33,094     26,777
  Sales and marketing...................      347,906        292,539       413,689      301,932      203,815     137,772    100,418
  Research and development..............      108,420         87,539       120,211       85,643       64,264      44,503     28,807
  General and administrative............       72,110         47,356        64,416       51,114       35,369      33,744     32,214
  Write-off of goodwill and other
    long-term assets....................       30,473             --            --           --           --          --         --
  Write-off of acquired research and
    development.........................        7,000             --            --           --           --          --         --
  Restructuring charges.................      109,356             --            --           --           --          --         --
  Expenses related to Illustra merger...           --          5,914         5,914           --           --          --         --
                                          -------------  -------------  -----------  -----------  -----------  ---------  ---------
        Total costs and expenses........      856,322        572,805       795,866      567,822      374,740     269,190    209,699
                                          -------------  -------------  -----------  -----------  -----------  ---------  ---------
Operating income (loss).................     (375,176)       (61,804)      (68,017)      64,948       77,229      83,925     73,895
  Litigation settlement.................           --             --            --           --           --          --    (10,500)
  Interest income.......................        3,691          6,671         9,868        8,148        3,970       3,967      2,018
  Interest expense......................       (5,372)        (4,073)       (5,784)      (2,522)        (551)       (371)    (2,253)
  Other income (expense), net...........       17,596          1,821         2,899          120       (3,105)     (1,282)    (1,448)
                                          -------------  -------------  -----------  -----------  -----------  ---------  ---------
  Income (loss) before income taxes.....     (359,261)       (57,385)      (61,034)      70,694       77,543      86,239     61,712
  Income taxes..........................        6,800          9,170        12,531       32,094       29,250      31,250     13,930
                                          -------------  -------------  -----------  -----------  -----------  ---------  ---------
  Net income (loss).....................    $(366,061)     $ (66,555)    $ (73,565)   $  38,600    $  48,293   $  54,989  $  47,782
                                          -------------  -------------  -----------  -----------  -----------  ---------  ---------
                                          -------------  -------------  -----------  -----------  -----------  ---------  ---------
  Net income (loss) per share...........    $   (2.41)     $   (0.45)    $   (0.49)   $    0.26    $    0.34   $    0.40  $    0.38
                                          -------------  -------------  -----------  -----------  -----------  ---------  ---------
                                          -------------  -------------  -----------  -----------  -----------  ---------  ---------
  Weighted average number of common and
    common equivalent shares
    outstanding.........................      151,708        149,194       149,310      150,627      142,782     137,827    125,742

                                                  SEPTEMBER 28, 1997                            DECEMBER 31,
                                               ------------------------  -----------------------------------------------------------
                                                ACTUAL    PRO FORMA(1)      1996         1995         1994        1993       1992
                                               ---------  -------------  -----------  -----------  -----------  ---------  ---------
                                                                         (RESTATED)   (RESTATED)   (RESTATED)
                                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash, cash equivalents and short-term
    investments..............................  $  95,470   $    95,470    $ 261,020    $ 253,209    $ 194,153   $ 144,383  $ 119,454
  Working capital (deficit)..................   (254,893)     (254,893)       3,137      163,594      184,867     157,017     98,686
  Total assets...............................    587,598       587,598      881,998      682,445      447,769     328,001    231,459
  Stockholders' equity (deficit).............    (43,877)       (6,677)     325,304      357,747      269,400     207,581    132,652

------------------------------

(1) Pro forma to give effect to the exchange in November 1997 of all the Company's outstanding Series A Preferred for the Series A-1 Preferred. Excludes 140,000 shares of Series A-1 Preferred issuable upon exercise of the Series A-1 Warrant at a per share exercise price of $250. The rights, preferences, and privileges of the Series A-1 Preferred are substantially identical to those of the previously outstanding Series A Preferred, except that the mandatory redemption terms and certain other provisions differ. As a result of these differences, the Series A Preferred Stock was excluded from stockholders' equity on the Company's consolidated balance sheet, while the Series A-1 Preferred is included in stockholders' equity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Description of Capital Stock--Preferred Stock," "Certain Transactions" and Note 6 of Notes to Consolidated Financial Statements.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAINS FORWARD-LOOKING STATEMENTS RELATING TO FUTURE EVENTS OR THE FUTURE FINANCIAL PERFORMANCE OF THE COMPANY, WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS," "BUSINESS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    The Company is a leading multinational supplier of information management software. It derives license revenues principally from licensing its RDBMS software and derives service revenues from providing technical product and consulting and training services to customers. The Company's products are sold directly to end-users and indirectly through application resellers, OEM's and distributors. For the fiscal year ended December 31, 1996, relative to prior periods, distributors and OEM channels represented a lower and decreasing percentage of total license revenues relative to end-users and application vendor channels. During 1996, however, the Company refocused its marketing strategy to place relatively greater emphasis on reseller channels, including forming partnerships with several hardware vendors in order to utilize their sales forces, obtain access to their installed bases in certain industries and benefit from their consulting and systems integration organizations. As a result, licenses to resellers represented an increasing proportion of total sales during 1996.

    In the quarter ended March 30, 1997, as a result, in part, of adverse market conditions and slowing growth in demand for RDBMS products, the Company experienced a substantial shortfall in anticipated license revenues, resulting in a substantial net loss for the quarter. Subsequently, the Company became aware of accounting errors and irregularities that affected the timing and dollar amount of reported earned revenues from license transactions for all periods in the three years ended December 31, 1996. The Company concluded that informal or otherwise undisclosed arrangements with a number of resellers have resulted or could result in significant concessions or allowances that were not accounted for when revenue was originally reported as earned. As a result, in August 1997, the Company announced that it would restate its financial results for fiscal 1996 and 1995. The financial review undertaken by the Company to determine the extent of the restatement ultimately resulted in the restatement of the Company's financial results for the fiscal years ended December 31, 1996, 1995 and 1994 and for the quarter ended March 30, 1997. The Company publicly disclosed the results of the restatement in November 1997.

    As a result of the restatement, total revenues were reduced from amounts previously reported by $211.5 million, $81.5 million and $18.1 million for each of the three years ended December 31, 1996, 1995 and 1994, respectively. The restatement also resulted in an increase in revenues for the quarter ended March 30, 1997 from $133.7 million to $149.2 million. In addition, the restatement resulted in the Company's reporting a net loss of $73.6 million for 1996, compared to net income of $97.8 million as originally reported, and substantial reductions in net income for 1995 and 1994, compared to amounts originally reported. The restatement had a material adverse effect on the Company's financial condition, most notably evidenced by substantial reductions in retained earnings and working capital. At December 31, 1996, after giving effect to the restatement, the Company's working capital totaled $3.1 million, compared to $258.4 million as originally reported. At September 28, 1997, the Company had a working capital deficit of $254.9 million. The substantial reductions in working capital at September 28, 1997 and December 31, 1996 reflect substantial operating losses and the addition of "advances on unearned license revenue" as a current liability on the Company's balance sheet. Such advances totaled $210.3 million at September 28, 1997 and $239.5 million at December 31, 1996.

    As a result of the shortfall in anticipated license revenues in the first quarter of 1997, the Company also initiated an internal restructuring intended to reduce operating expenses and improve the Company's financial condition. The restructuring included selective reductions in headcount and leased facilities, the termination of the Company's planned "Information SuperStore" marketing strategy, the sale of certain real property acquired in the first quarter of 1997 and intended for the construction of a new headquarters facility, and the issuance of newly designated series of Preferred Stock in two financing transactions which resulted in aggregate net proceeds of $86.0 million to the Company. In addition, in the fourth quarter of 1997, the Company entered into a senior secured credit facility agreement with available proceeds of up to $75.0 million. Costs associated with the restructuring totaled approximately $109.4 million and had a material adverse effect on the Company's results of operations in the quarters ended September 28, 1997 and June 29, 1997.

    The Company's public announcement of the pending restatement, delays in reporting operating results for the quarter ended June 29, 1997 and September 29, 1997 while the restatement was being compiled, threatened de-listing of the Company's Common Stock from the Nasdaq National Market as a result of the Company's failure to satisfy its public reporting obligations, corporate actions to restructure operations and reduce operating expenses, and customer uncertainty regarding the Company's financial condition have adversely affected the Company's ability to sell its products. In addition, since the beginning of 1997, the Company and its competitors in the RDBMS industry have experienced substantially slower growth in the market for RDBMS products. For the nine months ended September 28, 1997, total revenues were $481.1 million, compared to $511.0 million for the nine months ended September 29, 1996. The financial restatement has now been completed, its results have been publicly disclosed, and the Company is current with respect to its public reporting obligations. However, adverse market conditions, including slower growth rates in the Company's markets and ongoing customer uncertainty about the Company's financial condition and business prospects, may continue to have an adverse effect on the Company's results of operations.

RESULTS OF OPERATIONS--NINE MONTH PERIOD COMPARISON

    The following table sets forth operating results as a percentage of net revenue for the nine-month periods ended September 28, 1997 and September 29, 1996, respectively, and the percent change in the operating results for the nine-month periods ended September 28, 1997 and September 29, 1996.

                                                                  PERCENT OF NET REVENUES
                                                        --------------------------------------------
                                                                     NINE MONTHS ENDED                 PERIOD TO PERIOD
                                                        --------------------------------------------   PERCENT INCREASE
                                                         SEPTEMBER 28, 1997                               (DECREASE)
                                                        ---------------------   SEPTEMBER 29, 1996    -------------------
                                                                               ---------------------
                                                                                    (RESTATED)
Net revenues:
Licenses..............................................               56%                    68%                  (22)%
Services..............................................               44                     32                    27
                                                                    ---                    ---                 -----
  Total net revenues..................................              100                    100                    (6)
Cost and expenses:
Cost of software distribution.........................               11                      7                    53
Cost of services......................................               27                     21                    22
Sales and marketing...................................               72                     57                    19
Research and development..............................               23                     17                    24
General and administrative............................               15                      9                    53
Write-off of goodwill and long-term assets............                6                     --                  N.M.
Write-off of acquired research and development........                1                     --                  N.M.
Restructuring costs...................................               23                     --                  N.M.
Expenses related to Illustra merger...................               --                      1                  N.M.
                                                                    ---                    ---                 -----
  Total expenses......................................              178                    112                    49
                                                                    ---                    ---                 -----
Operating loss........................................              (78)                   (12)                  507
Interest income.......................................                1                      1                   (45)
Interest expense......................................               (1)                    (1)                   32
Other income (expense), net...........................                3                      1                   866
                                                                    ---                    ---                 -----
Loss before income taxes..............................              (75)                   (11)                  526
Income taxes..........................................                1                      2                   (26)
                                                                    ---                    ---                 -----
Net loss..............................................              (76)%                  (13)%                 450%
                                                                    ---                    ---                 -----
                                                                    ---                    ---                 -----

------------------------

N.M. = Not meaningful.

    Informix's operating results for the nine months ended September 28, 1997, were significantly below the same period of the prior year due to decreases in revenue and increases in costs and expenses. Revenue declined 6% for the nine months ended September 28, 1997, in comparison to September 29, 1996. Revenue declined 4%, 8% and 13% in North America, Asia/Pacific and Europe, respectively, partially offset by increased revenue of 27% in Latin America. The increase in operating expenses include charges of $30.5 million related to the Company's Japanese operations, $109.4 million for restructuring charges and a write-off of acquired research and development costs of $7.0 million during the period. These lower revenues combined with increased operating costs resulted in an operating loss of $375.2 million.

REVENUES

    Net revenues decreased 6% to $481.1 million for the nine months ended September 28, 1997 from $511.0 million for the same period in 1996, primarily as a result of a substantial decrease in license revenues partially offset by an increase in service revenues. The Company derives revenues principally from licensing its software and providing technical product support and updates to customers. License revenues may involve the shipment of product by the Company or the granting of a license to a customer to manufacture products. Service revenue consists of customer telephone or direct support, update rights for new product versions, consulting and training fees.

    License sales declined by 22% to $271.6 million for the nine months ended September 28, 1997 from $346.2 million for the nine months ended September 29, 1996. The Company's products are sold directly to end-user customers or through resellers including OEM's, distributors, and VAR's. In 1996, the Company increased the focus on its reseller channels to establish partnerships with hardware and application vendors in order to utilize their sales force, obtain access to their installed base of customers and benefit from their consulting and systems integration organizations. This increased focus on reseller channels resulted in a significant build-up of licenses that have not been resold or utilized by such resellers. These unsold licenses representing $210.3 million have not been recognized as earned revenue as of September 28, 1997. License revenue declined primarily as a result of a 26% decrease in sales in both North America and Europe for the nine months ended September 28, 1997. In the first quarter, total license revenues decreased 25% which represented 26% and 32% decreases in North America and Europe 1997 compared to 1996, respectively. This decrease in the first quarter was due in part to a slowdown in the Company's markets. License revenue increased slightly in the second quarter and decreased in the third quarter. The third quarter decrease of 40% in total license revenues represented 50% and 42% decreases in North America and Europe license revenues quarter over quarter, 1997 compared to 1996, respectively. The decreases in the third quarter were attributable principally to a continuing market slowdown and customer uncertainties resulting from the Company's announced restatement and restructuring activities.

    Service revenues increased 27% to $209.5 million for the nine months ended September 28, 1997 from $164.8 million for the nine months ended September 29, 1996. The dollar increase in service revenues resulted from the Company's larger installed base. The increase in services revenue as a percentage of total revenue was the combination of the increase in service revenues and the decrease in license fees. The Company continues to emphasize support services as a source of revenue and the growth achieved in absolute dollars reflects the growth in the Company's installed base and strategic focus on providing consulting services for its customers. Support revenues increased by 21% for the nine months ended September 28, 1997 versus the prior year period, while consulting and training revenues increased by 40% for the comparable periods.

    Foreign revenues decreased 8% to $253.7 million for the nine months ended September 28, 1997 from $274.3 million for the same period in 1996. The Company's revenue as a percentage of total net revenues was 47%, 33%, 13% and 7% for North America, Europe, Asia/Pacific and Latin America for the nine months ended September 28, 1997, respectively, compared to 46%, 36%, 13% and 5% for the same period in 1996. The decline in foreign revenues was due to reduced sales in Europe and Asia/Pacific which decreased $23.0 million and $4.9 million, respectively, in 1997 compared to 1996. Revenues in Europe decreased in the first and third quarter of 1997 and were relatively unchanged in the second quarter. The market slowdown and customer uncertainties were the principal factors causing the decrease in the respective quarters. The decrease in Asia/Pacific was primarily related to the Company's activities in Japan.

    Substantially all of the Company's Latin American revenue is denominated in U.S. dollars. In Europe and Asia/Pacific, most revenues and expenses are denominated in local currencies. The U.S. dollar strengthened in the nine months of 1997 against the major European and Asia/Pacific currencies, which resulted in lower revenue and expenses recorded when translated into U.S. dollars, compared with the prior year period.

    The Company's operating and pricing strategies take into account changes in exchange rates over time; however, the Company's results of operations may be significantly affected in the short term by fluctuations in foreign currency exchange rates. Changes in foreign currency exchange rates, the strength of local economies, and the general volatility of software markets may result in a higher or lower proportion of foreign revenues as a percentage of total revenues in the future.

    The Company enters into forward foreign exchange contracts primarily to hedge the value of accounts receivable or accounts payable denominated in foreign currencies against fluctuations in exchange rates until such receivables are collected or payables are disbursed. This program involves the use of forward foreign exchange contracts in the primary European and Asian currencies. The Company has limited unhedged transaction exposures in certain secondary currencies in Latin America, Eastern Europe and Asia. The Company does not attempt to hedge the translation to U.S. dollars of foreign denominated revenues and expenses not yet earned or incurred, respectively.

    The restatement significantly changed the recorded value of the Company's foreign currency denominated accounts receivable and accounts payable, primarily intercompany balances. As a result, the hedging activities for the nine months ended September 28, 1997 were not effective in hedging the accounting exposure to changes in foreign currency exchange rates. This unhedged exposure resulted in a net foreign currency transaction gain of $14.6 million for the nine months ended September 28, 1997.

COST OF SOFTWARE DISTRIBUTION

                                                                              NINE MONTHS ENDED
                                                                   ----------------------------------------
                                                                   SEPTEMBER 28, 1997                          CHANGE
                                                                   -------------------                       -----------
                                                                                        SEPTEMBER 29, 1996
                                                                                        -------------------
                                                                                            (RESTATED)
                                                                            (DOLLARS IN MILLIONS)
Manufactured cost of software distribution.......................       $    22.2            $    23.8               (7%)
Percentage of license revenue....................................               8%                   7%
Amortization of capitalized software.............................       $    16.0            $    10.8               48%
Percentage of license revenue....................................               6%                   3%
Write-down to net realizable value...............................       $    14.7            $      --              100%
Percentage of license revenue....................................               5%                 n/a
Cost of software distribution....................................       $    52.9            $    34.6               53%
Percentage of license revenue....................................              19%                  10%

    The cost of software distribution increased 53% to $52.9 million for the nine months ended September 28, 1997 from $34.6 million for the nine months ended September 29, 1996. Software distribution costs consist primarily of (i) manufacturing and related costs such as media, documentation, product assembly and purchasing costs, freight, customs, and third party royalty and (ii) amortization of previously capitalized software development costs and any write-offs of previously capitalized software. Manufacturing costs for software distribution did not fluctuate significantly due to the fact that these costs are mainly labor and overhead expenses and are consequently fairly fixed in nature.

    Amortization of capitalized software costs commences the quarter following product introduction. Capitalized software amortization increased 48% to $16.0 million for the nine months ended September 28, 1997 from $10.8 million for the nine months ended September 29, 1996. The increase of amortization of capitalized software in absolute dollars and as a percentage of net revenues is due to the release of the Company's Universal Server products after September 29, 1996. The absolute value of amortization of capitalized software will vary slightly period to period as new products are released and other products become fully amortized.

    The write-down to net realizable value of $14.7 million during the nine months ended September 28, 1997 was due to the Company's acquisition of Centerview and the related announcements of its revised tool strategy. In accordance with Financial Accounting Standards Board Statement No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed," a net realizable value test was performed on certain of the Company's tool products and resulted in a write-down of $14.7 million of previously capitalized software costs.

COST OF SERVICES

    Cost of services consists primarily of maintenance, consulting and training expenses. Cost of services increased 22% to $128.2 million for the nine months ended September 28, 1997 from $104.8 million for the nine months ended September 29, 1996. The overall growth in cost of services is consistent with the 27% growth in service revenues over the prior year period. Cost of services decreased as a percentage of service revenues to 61% for the nine months ended September 28, 1997 compared to 64% for the same period in 1996. During 1997, gross margins have increased relative to both support revenue and consulting/training revenue, particularly in the third quarter of 1997. Overall, the increased margins during 1997 reflect a combination of cost containment and improved business processes for delivering service offerings.

SALES AND MARKETING EXPENSES

    Sales and marketing expenses increased 19% to $347.9 million for the nine months ended September 28, 1997 from $292.5 million for the nine months ended September 29, 1996. A significant portion of this increase was incurred in the first six months of fiscal 1997 due to increases in sales and marketing personnel. In addition, the Company's Information SuperStore program, which was launched in fiscal 1996 and through the first half of 1997, resulted in increased depreciation expense due to the fixed asset purchases related to the program. Due to the significant revenue shortfall in the first quarter of fiscal 1997, the Company executed an internal restructuring plan. Under this plan, headcount levels were reduced, facilities and operations were consolidated and the Information SuperStores were downsized, eliminated or converted into solution labs managed by the Company's consulting practice.

RESEARCH AND DEVELOPMENT EXPENSES

                                                                              NINE MONTHS ENDED
                                                                   ----------------------------------------
                                                                   SEPTEMBER 28, 1997                          CHANGE
                                                                   -------------------                       -----------
                                                                                        SEPTEMBER 29, 1996
                                                                                        -------------------
                                                                                            (RESTATED)
                                                                            (DOLLARS IN MILLIONS)
Incurred product development expenditures........................       $   126.7            $   108.5               17%
Expenditures capitalized.........................................       $    18.3            $    21.0              (13%)
Research and development expenses................................       $   108.4            $    87.5               24%
Expenditures capitalized as a percentage of incurred.............              14%                  19%

    Research and development expenses represent software development costs. Informix accounts for its software development expenses in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." This statement requires that, once technological feasibility of a developing product has been established, all subsequent costs incurred in developing that product to a commercially acceptable level be capitalized and amortized ratably over the revenue life of the product.

    Research and development expenses increased 24% to $108.4 million for the nine months ended September 28, 1997 from $87.5 million for the nine months ended September 29, 1996. Research and development expenses also increased as a percentage of total net revenues due in part to the decrease in total net revenues for the nine months ended September 28, 1997 compared to the same period for 1996. The increase in absolute dollars for research and development was due to the increase in incurred product development expenditures offset by the decrease in capitalized software development costs. Incurred product development increased 17% to $126.7 million for the nine months ended September 28, 1997 from $108.5 million for the same period in 1996. A significant portion of this increase was due to increased headcount and the resulting personnel expenses and depreciation related to capital assets used in the research and development process.

    The absolute dollars and the proportion of expenditures capitalized for the nine months ended September 28, 1997 decreased in comparison to the same period in 1996 due to the fact that there were a number of projects that had reached technological feasibility in the first nine months of fiscal 1996 and were therefore capitalized.

    Significant programs currently under development include improvements and enhancements of current products, with particular emphasis on parallel computer architecture, user-defined database extensions, web technology integration, database application tools and systems administration. The Company believes that research and development expenditures are essential to maintaining its competitive position in its primary markets and expects the expenditure levels to continue to constitute a significant percentage of revenues.

GENERAL AND ADMINISTRATIVE EXPENSES

    General and administrative expenses increased 53% to $72.1 million for the nine months ended September 28, 1997 compared to $47.4 million for the same period in 1996. The increase in general and administrative expenses in absolute dollars and as a percentage of net revenue was primarily the result of higher bad debt expense, professional fees, fluctuations in headcount and other miscellaneous charges.

WRITE-OFF OF GOODWILL AND OTHER LONG-TERM ASSETS

    In accordance with Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," the Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the estimated future undiscounted cash flows to be generated by those assets are less than the assets' carrying amounts.

    In the first quarter of 1997, the Company's Japanese subsidiary experienced a significant shortfall in business activity compared to historical levels. This fact, coupled with continuing competitive pressures in the Japanese market, resulted in the Company adjusting its forecasts of future cash flows and further led the Company to evaluate the recoverability of the subsidiary's long-lived assets, including computer and other equipment and goodwill. As a result of this evaluation, the Company determined that the carrying value of these long-lived assets had been impaired and, accordingly, recorded a charge in the first quarter of $30.5 million to write-down the assets' carrying value to their estimated fair value. Fair value was determined using estimated future discounted cash flows of the subsidiary and/or resale market quotes as appropriate.

WRITE-OFF OF ACQUIRED RESEARCH AND DEVELOPMENT

    In February 1997, the Company acquired all of the outstanding capital stock of Centerview, a privately owned corporation that provides software tools for application development. The aggregate purchase price was approximately $8.7 million, which included cash plus direct costs of acquisition. For financial statement purposes, the acquisition has been accounted for as a purchase and, based on an independent appraisal of all the assets acquired and liabilities assumed, the purchase price was allocated to the specifically identifiable tangible and intangible assets acquired, including approximately $7.0 million of purchased research and development which has been charged to operations in the period the acquisition was consummated, which was the first quarter of 1997.

RESTRUCTURING CHARGES

    In June and September 1997, the Company approved a plan to restructure its operations to bring expenses in line with forecasted revenues. In connection with the restructurings, the Company substantially reduced its worldwide headcount and consolidated facilities and operations to improve efficiency. The following analysis sets forth the significant components of the restructuring charges included in other accrued liabilities at September 28, 1997:

                                                                                               ACCRUAL
                                                                                             BALANCE AT
                                               RESTRUCTURING   NON-CASH                     SEPTEMBER 28,
                                                  EXPENSE        COSTS      CASH PAYMENTS       1997
                                               -------------  -----------  ---------------  -------------
                                                                 (DOLLARS IN MILLIONS)
Severance and benefits.......................    $    21.9     $      --      $    14.7       $     7.2
Write-off of assets..........................         48.2          30.3             --            17.9
Facility charges.............................         35.9            --            3.0            32.9
Other........................................          3.4           2.2             --             1.2
                                                    ------         -----          -----           -----
                                                 $   109.4     $    32.5      $    17.7       $    59.2
                                                    ------         -----          -----           -----
                                                    ------         -----          -----           -----

    Severance and related costs represented the reduction of approximately 750 employees on a worldwide basis, primarily impacting sales and marketing. Temporary employees and contractors were also reduced. Asset charges included a write-off or write-down of equipment as a result of the decision to reduce the Information SuperStore program, as well as write-off of equipment associated with headcount reductions. Facility charges included early termination costs associated with the closing of certain domestic and international sales offices.

    The Company expects to complete most of the actions associated with restructuring by the end of the first quarter of fiscal 1998.

MERGER EXPENSES

    In the first quarter of 1996, the Company had expenses of approximately $5.9 million as a result of the acquisition of Illustra, which was accounted for as a pooling of interests. These costs consisted primarily of investment banking, legal and accounting fees.

INTEREST INCOME

    Interest income decreased to $3.7 million for the nine months ended September 28, 1997 from $6.7 million as of September 29, 1996, due to the decrease in cash, cash equivalents and short term investment balances over the nine months ended September 28, 1997. The average cash, cash equivalents and short term investments balance has decreased to $106.7 million for the three quarters ended September 28, 1997 from $251.8 million for the same period in 1996.

INTEREST EXPENSE

    Interest expense increased to $5.4 million for the nine months ended September 28, 1997 from $4.1 million at September 29, 1996, due to the amortization of the discount associated with the sale of receivables. The Company increased its customer accounts receivable financing activities in 1996. These financing costs are expensed ratably over the term of the financing arrangement.

OTHER INCOME (EXPENSE)

    Other income (expense), net, increased to $17.6 million for the nine months ended September 28, 1997 from $1.8 million at September 29, 1996. A significant portion of this increase, $14.6 million, is due to foreign currency transaction gains. The remainder represented gains on the sale of strategic equity investment in the nine months ended September 28, 1997.

    The Company enters into forward foreign exchange contracts primarily to hedge the value of accounts receivable or accounts payable denominated in foreign currencies against fluctuation in exchange rates until such receivables are collected or payables disbursed. The purpose of the Company's foreign exchange exposure management policy and practices is to attempt to minimize the impact of exchange rate fluctuation on the value of foreign currency denominated assets and liabilities being hedged. The receivables and payables being hedged are primarily intercompany transactions related to internal distribution of the Company's product under formal agreements between the Company's various subsidiaries. Due to the restatement of revenues and the related cost of these sales, the Company also restated its intercompany receivable and payable accounts. The restatement of the intercompany accounts effectively modified the hedging positions taken and resulted in a foreign exchange gain of $14.6 million during the nine months ended September 28, 1997.

INCOME TAXES

    Income tax expense for the nine months ended September 28, 1997 resulted from taxable earnings and withholding taxes in certain foreign jurisdictions.

FISCAL YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

    The following table sets forth operating results as a percentage of net revenues for the three years ended December 31, 1996, respectively, and the percentage change from year to year.

                                                                PERCENT OF NET REVENUE
                                                         -------------------------------------
                                                                                                    % INCREASE
                                                               YEARS ENDED DECEMBER 31,             (DECREASE)
                                                                                                -------------------
                                                         -------------------------------------         1996
                                                            1996         1995         1994       COMPARED TO 1995
                                                            -----        -----        -----     -------------------
Net revenues:
  Licenses.............................................          68%          72%          77%               8%
  Services.............................................          32           28           23               33
                                                                ---          ---          ---            -----
    Total net revenues.................................         100          100          100               15
Cost and expenses:
  Cost of software distribution........................           6            6            6               24
  Cost of services.....................................          20           14           10               58
  Sales and marketing..................................          57           48           45               37
  Research and development.............................          16           14           14               40
  General and administrative...........................           9            8            8               26
  Merger expenses......................................           1       --           --                 N.M.
                                                                ---          ---          ---            -----
    Total expenses.....................................         109           90           83               41
                                                                ---          ---          ---            -----
Operating income (loss)................................          (9)          10           17             N.M.
                                                                ---          ---          ---            -----
                                                                ---          ---          ---            -----
Net income (loss)......................................         (10)%          6%          11%            (291)%


                                                                1995
                                                          COMPARED TO 1994
                                                         -------------------
Net revenues:
  Licenses.............................................              32%
  Services.............................................              65
                                                                    ---
    Total net revenues.................................              40
Cost and expenses:
  Cost of software distribution........................              53
  Cost of services.....................................              96
  Sales and marketing..................................              48
  Research and development.............................              33
  General and administrative...........................              45
  Merger expenses......................................          --
                                                                    ---
    Total expenses.....................................              51
                                                                    ---
Operating income (loss)................................             (16)
                                                                    ---
                                                                    ---
Net income (loss)......................................             (20)%

    Informix's operating results were affected negatively in 1996 as a result of operating expenses growing more rapidly than revenues. Informix continued to invest heavily in personnel in the areas of sales, marketing and customer service, and research and development and incurred integration expenses and fees associated with the acquisition in February 1996 of Illustra Information Technologies, Inc. ("Illustra"). This acquisition was accounted for as a pooling of interests. In December 1996, Informix began shipping its Universal Server product. Informix incurred significant marketing expenses in connection with the initial announcement and launch of the Universal Server in 1996. These development, integration and marketing expenses and the relatively low operating margins of Illustra have adversely affected Informix's operating margins in 1996.

REVENUES

    Principally during 1996, the Company entered into software license agreements with certain computer and service vendors where the Company concurrently committed to acquire goods and services. These concurrent transactions for 1996 included license agreements of approximately $170 million and commitments to acquire goods and services in the aggregate of approximately $130 million. $31 million was recognized as earned revenue by the Company in the restated 1996 financial statements. The Company disclosed in its original 1996 annual report that $55 million of revenue was recognized from concurrent transactions in that year. This disclosure represented revenue (before the restatement) arising from specific license agreements where the Company acquired goods and services in approximately the same dollar amount and is included in the $170 million of 1996 concurrent transactions. See Notes 1 and 3 of Notes to Consolidated Financial Statements.

    The Company's license sales transactions can be relatively large in size and difficult to forecast both in timing and dollar value. As a result, these transactions have caused fluctuations in net revenues and net income because of the relatively high gross margin on such revenues. As is common in the industry, a disproportional amount of the Company's license revenue is derived from transactions that close in the last weeks of a quarter. The timing of closing large license agreements also increases the risk of quarter-to-quarter fluctuations. The Company expects that these types of transactions and the resulting fluctuations will continue.

    The overall revenue growth in 1996 compared to 1995 primarily reflects continued acceptance of the Company's server products. The relational database management systems industry has benefited from trends to downsize from large proprietary computer systems and market acceptance of UNIX, Windows, Windows NT and other open operating environments.

    Informix's current server product line debuted in the fall of 1994 with OnLine Dynamic Server for Sequent (DSA) and was expanded to a wide array of Unix-based multi-processor systems in December 1994. This product accounts for a majority of the Company's server sales and is now available on Windows/NT operating systems. In the spring of 1996, the Company introduced a workgroup version of this product named OnLine Workgroup Server. In fall 1996, the Company released Online Extended Parallel Server 8.1, designed for very high end use in "loosely-coupled" computer architectures. In late 1996, the first version of Universal Server was released which was the combination of the OnLine Dynamic Server product with the Illustra server product. At the end of December 1997, the Company simplified its product line so that it now offers a single server, OnLine Dynamic Server (now referred to as the Informix Dynamic Server), in five different configurations. See "Business--Products."

    The license revenue growth in 1996 compared to 1995 reflects increases in the Company's server products, particularly the Company's flagship database server, OnLine Dynamic Server. The Company believes that the license revenues derived from its database tool products declined from 1995 to 1996 primarily as a result of competitive product offerings from other companies.

    The increase in service revenue was primarily attributable to the continued growth of the Company's installed customer base, and resulting renewal of maintenance contracts and increased consulting revenue. The Company continues to emphasize support services as a source of revenue. As the Company's products become more complex, more support services will be required. The Company intends to satisfy this requirement through internal support, third-party services and OEM support. The contribution margin on service revenue decreased from 48% in 1995 to 38% in 1996. The decrease resulted from increased costs incurred to expand the support function due to sales increases and the continuing complexity of the products.

    Approximately 54%, 55% and 43% of Informix's net revenues were derived from sales to foreign customers in 1996, 1995 and 1994, respectively. Informix expects that foreign revenues will continue to provide a significant portion of total revenues. However, changes in foreign currency exchange rates, the strength of local economies, and the general volatility of software markets may result in a higher or lower proportion of foreign revenues in the future. In Europe, Asia/Pacific, and Japan, most revenues and expenses are now denominated in local currencies. The U.S. dollar strengthened in the fourth quarter and for the year against the major European and Asia/Pacific currencies, which resulted in lower revenue and expenses recorded when translated into U.S. dollars, compared with the prior year periods. The Company has also increased its direct presence in Latin America, although a significant percentage of this region's revenue is still denominated in U.S. dollars. Although the effect was not significant in 1996, the Company has experienced significant currency fluctuations in Mexico, and to a lesser extent, other Latin American countries, and expects such fluctuations may occur in the future. The Company's operating and pricing strategies take into account changes in exchange rates over time; however, the Company's results of operations may be significantly affected in the short term by fluctuations in foreign currency exchange rates.

    The Company's distribution markets are organized into three general markets:
North America; Europe, which includes the Middle East and Africa; and the Intercontinental Group, consisting of Latin America, Japan, and the Asia/Pacific region. The North America, Europe, and Intercontinental Group organizations contributed 46%, 34% and 20% of the Company's net revenues, respectively, in 1996, compared to 45%, 36% and 19%, respectively, in 1995, and 57%, 35% and 8%, respectively, in 1994.

    In November 1997, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 97-2, "Software Revenue Recognition." The Company will be required to adopt the provisions of the SOP as of January 1, 1998. The Company is evaluating the SOP in relation to its current revenue recognition policy. Adoption of the SOP may affect the revenue recognition practices of the Company.

COST OF SOFTWARE DISTRIBUTION

                                                                          1996       CHANGE      1995       CHANGE      1994
                                                                        ---------  ----------  ---------  ----------  ---------
                                                                                         (DOLLARS IN MILLIONS)
Manufactured cost of software distribution............................  $    32.2     26%      $    25.6     54%      $    16.7
Percentage of license revenue.........................................          6%                     6%                     5%
Amortization of capitalized software..................................  $    14.6     21%      $    12.0     53%      $     7.8
Percentage of license revenue.........................................          3%                     3%                     2%
Cost of software distribution.........................................  $    46.8     24%      $    37.6     53%      $    24.5
Percentage of license revenue.........................................          9%                     8%                     7%

    Cost of software distribution increased to $46.8 million from $37.6 million and $24.5 million for the years ended December 31, 1996, 1995 and 1994, respectively. Software distribution costs consist primarily of: (1) manufacturing and related costs such as media, documentation, product assembly and purchasing costs, freight, customs, and third-party royalties, and (2) amortization of previously capitalized software development costs and any write-offs of previously capitalized software costs that are no longer realizable.

    Excluding amortization of previously capitalized software development costs, cost of software distribution as a percentage of license revenue was 6% for both 1996 and 1995. In the future, the cost of software distribution as a percentage of revenue may vary depending upon whether the product is reproduced by the Company or by its customers.

    Amortization of capitalized software increased 21% in 1996 compared to 1995 due to the release of several products in the latter half of 1995 and 1996. The absolute value of amortization of capitalized software will vary from quarter to quarter as new products are released and other product development costs become fully amortized.

COST OF SERVICES

    Cost of services increased to $144.9 million from $91.5 million and $46.8 million for the years ended December 31, 1996, 1995 and 1994, respectively. Cost of services consists primarily of maintenance, consulting and training expenses. The increase in cost of services in 1996 in absolute dollars and as a percentage of net revenues compared to the prior year is primarily due to the Company's expansion of consulting and support service capabilities as products have become more complex. The increase in cost of services as a percentage of net service revenue is due to increases in support personnel in anticipation of additional consulting revenue as more customers utilize the Company's products in more complex applications. The Company has also subcontracted certain service projects which reduces margins.

SALES AND MARKETING EXPENSES

    Sales and marketing expenses increased to $413.7 million from $301.9 million and $203.8 million for the years ended December 31, 1996, 1995 and 1994, respectively. The increase in sales and marketing expenses in 1996 in absolute dollars compared to 1995 was a result of the addition of new sales offices and sales personnel worldwide as the Company expanded its worldwide direct sales organization, the opening of new subsidiaries, higher commission expense associated with the increase in revenues, and increased marketing programs associated with new product launches. As a percentage of net revenues, sales and marketing expenses increased to 57% in 1996 from 48% in 1995.

RESEARCH AND DEVELOPMENT EXPENSES

                                                                       1996       CHANGE      1995       CHANGE      1994
                                                                     ---------  ----------  ---------  ----------  ---------
                                                                                      (DOLLARS IN MILLIONS)
Incurred product development expenditures..........................  $   148.6     44%      $   103.1     32%      $    77.9
Expenditures capitalized...........................................       28.4     62%           17.5     29%           13.6
Research and development expenses..................................  $   120.2     40%      $    85.6     33%      $    64.3
Expenditures capitalized as a percentage of incurred...............         19%                    17%                    17%

    Informix accounts for its software development expenses in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." This statement requires that, once technological feasibility of a developing product has been established, all subsequent costs incurred in developing that product to a commercially acceptable level be capitalized and amortized ratably over the revenue life of the product.

    The increase in research and development expenditures in absolute dollars from year to year is attributed to an increase in staff working on new products and product extensions, including the Company's latest product
INFORMIX-Universal Server.

    The higher capitalization in absolute dollars of product development expenditures from year to year resulted from an increase in the work involved in projects reaching technological feasibility as they neared their release dates.

GENERAL AND ADMINISTRATIVE EXPENSES

    General and administrative expenses increased to $64.4 million from $51.1 million and $35.4 million for the years ended December 31, 1996, 1995 and 1994, respectively. General and administrative expenses increased in absolute dollars in 1996 compared to 1995 as a result of the continued expansion of the Company's international operations. General and administrative expenses in 1995 increased in absolute dollars compared to 1994 as a result of the continued expansion in international operations as well as the acquisition of several foreign distributors.

MERGER EXPENSES

    In the first quarter of 1996, the Company recorded expenses of approximately $5.9 million as a result of the acquisition of Illustra, which was accounted for as a pooling of interests. These costs consisted primarily of investment banking, legal and accounting fees.

INTEREST INCOME

    Interest income increased to $9.9 million from $8.1 million and $4.0 million for the years ended December 31, 1996, 1995 and 1994, respectively. The increase in absolute dollars from 1995 to 1996 and 1994 to 1995 results from higher balances of cash and cash equivalents and short-term investments, offset by slightly lower interest rates.

INTEREST EXPENSE

    Interest expense increased to $5.8 million from $2.5 million and $0.6 million for the years ended December 31, 1996, 1995 and 1994, respectively. Interest expense principally relates to interest charges incurred in connection with financing of customer accounts receivable and has increased from 1995 to 1996 and 1994 to 1995 as the Company has increased its customer accounts receivable financing activities. These financing costs are expensed ratably over the term of the financing arrangement.

INCOME TAXES

    In 1996, income tax expense resulted from an increase in the valuation allowance for deferred tax assets attributable to foreign net operating loss carryforwards, foreign withholding taxes and taxable earnings in certain foreign jurisdictions. The Company has provided a valuation allowance for net deferred tax assets in excess of amounts recoverable through carryback of net operating losses. Accordingly, realization of the net deferred tax asset at December 31, 1996 of $26.9 million is not dependent on future taxable income.

LIQUIDITY AND CAPITAL RESOURCES

                                                                  AS OF OR FOR            AS OF OR FOR THE
                                                                    THE NINE                 YEAR ENDED
                                                                  MONTHS ENDED   ----------------------------------
                                                                  SEPTEMBER 28,             DECEMBER 31,
                                                                      1997         1996         1995        1994
                                                                  -------------  ---------  ------------  ---------
                                                                                    (IN MILLIONS)
Cash, cash equivalents and short-term investments...............    $    95.5    $   261.0   $    253.2   $   191.5
Working capital (deficit).......................................       (254.9)         3.1        163.6       184.9
Cash and cash equivalents provided by (used by) operations......       (150.6)       (29.4)        59.3        80.9
Cash and cash equivalents used for investment activities........        (76.6)      (145.3)      (157.7)      (40.6)
Cash and cash equivalents provided by financing activities......         66.7        228.7        136.8        26.7

    OPERATING

    Cash used by operations increased significantly to $150.6 million for the nine months ended September 28, 1997 from $61.8 million for the same period in 1996 due to operating expenses in excess of revenues. Cash from operations did not provide sufficient resources to fund the Company's operations through the first nine months of 1997 and for fiscal 1996, although, it did provide sufficient resources in 1995 and 1994.

    The reported net loss of $366.1 million for the nine months ended September 28, 1997, included a number of non-cash transactions. These non-cash transactions included write-downs of long term assets, goodwill and acquired research and development, gain on sale of a strategic investment and restructuring charges which partially offset the net loss resulting in net cash used by operations of $150.6 million.

    Net accounts receivable decreased by $57.3 million to $137.2 million as of September 28, 1997 from December 31, 1996. This decrease was driven by a decrease in revenue of $66.9 million partially offset by a reduction in its financing programs with third-party financial institutions in fiscal 1997. Cash received from customers and third-party financial institutions in advance of revenue being recognized is recorded as advances on unearned license revenue.

    INVESTING

    Net cash and cash equivalents used in investing activities decreased for the nine months ended September 28, 1997 compared with the same period in 1996. The decrease was due in large part to lower investments of excess cash due to the significant decline in cash balances over the nine months ended September 28, 1997. Significant investing activities, excluding the investment of excess cash, in the nine months ended September 28, 1997 included additions to software costs, the sale of strategic investments and available-for-sale securities, purchase of the Santa Clara property and capital equipment and the purchase of Centerview.

    The Company sold its investment in a significant strategic investment during the nine months ended September 28, 1997 which resulted in a cash inflow. The Company also sold a number of its available-for-sale securities in order to generate cash for the business.

    The Company planned on relocating its corporate headquarters to Santa Clara, California, approximately 15 miles to the south of the Company's headquarters. In January 1997, the Company entered into a two year lease for 27 acres of undeveloped commercial real estate which required a pledge of $61.5 million in cash into a non-interest bearing collateral account controlled by an affiliate of the lessor. In April 1997, the Company exercised its option to purchase the land for $61.5 million with the intent to arrange for the sale of the parcels to unrelated third parties. The $61.5 million is reflected in the "purchases of property and equipment" line of the cash flow statement. The land sales closed in the fourth quarter of fiscal 1997.

    In addition, in the nine months ended September 28, 1997, the Company acquired $34.1 million of capital equipment consisting primarily of computer equipment, computer software and office equipment. The increase of capital equipment purchases was primarily the result of the Company's expected expansion in fiscal 1997.

    In February 1997, the Company acquired all of the outstanding capital stock of Centerview, a privately owned corporation that provides software tools for application development. The aggregate purchase price was approximately $8.7 million, which included cash plus direct costs of acquisition. For financial statement purposes, the acquisition has been accounted for as a purchase and, based on an independent appraisal of all the assets acquired and liabilities assumed, the purchase price was allocated to the specifically identifiable intangible assets acquired, including approximately $7.0 million of purchased research and development which has been charged to operations in the period the acquisition was consummated--the first quarter of 1997.

    FINANCING

    Net cash and cash equivalents provided by financing activities in the nine months ended September 28, 1997 decreased in comparison to the same period in 1996. A significant portion of the decrease was the decline in advances on unearned license revenue, offset in part by the proceeds from issuances of preferred and common stock.

    Proceeds from common stock represent stock options exercised and purchases under the employee stock purchase plan.

    In August of 1997, the Company sold 160,000 shares of newly issued Series A Preferred with a face value of $250 per share to a private investor for aggregate net proceeds of $37.2 million.

    RECENT DEVELOPMENTS

    On November 17, 1997, the Company issued 160,000 shares of its Series A-1 Preferred, in exchange for a like number of shares of the Company's Series A Preferred which had been previously issued in August 1997.

    In November of 1997, the Company sold 50,000 shares of newly issued Series B Preferred with a face value of $1,000 per share to certain investors for aggregate net proceeds of $48.8 million.

    In the fourth quarter of 1997, the Company divided the Santa Clara headquarters land into two parcels and sold the land to two unrelated third parties for net proceeds of $58.1 million.

    In the fourth quarter of 1997, the Company also assigned its leasehold interest and its related obligations under the office space lease adjacent to the Santa Clara property discussed above to an unrelated third party in the fourth quarter of fiscal 1997. The lease term was for fifteen years and minimum lease payments amount to $96.0 million over the term.

    In December 1997, Informix Software, Inc., a Delaware corporation and the Company's principal operating subsidiary ("Informix Software"), entered into a Senior Secured Credit Agreement with a syndicate of commercial banks, including BankBoston, N.A. as administrative agent and Canadian Imperial Bank of Commercial as syndication agent, providing for a revolving credit facility of up to $75 million (the "Credit Facility"). The actual amount available under the Credit Facility, for either direct borrowings or issuances of letters of credit, is based on eligibility criteria for certain accounts receivable, which are measured on a revolving basis. As a result, the aggregate amount available under the Credit Facility will vary from time to time based on the amount and eligibility of the Company's receivables. As of the date of this Prospectus, no borrowings were outstanding under the Credit Facility, and the Company had not yet determined the actual amount available, although it believes, based on accounts receivable at December 31, 1997, that its borrowing base would have been substantially less than $75 million. The purpose of the Credit Facility is to provide the Company working capital and finance general corporate purposes. The term of the Credit Facility is two years. Amounts outstanding under the Credit Facility bear interest at a premium over one of two alternative variable rates selected by the Company. The "Base Rate" equals the greater of (i) the rate of interest announced by BankBoston, N.A. as its "base rate" and (ii) the Federal Funds Effective Rate plus 1/2 of 1% per year. The "Adjusted LIBOR Rate" equals (i) the London Interbank Offered Rate divided by (ii) one minus the applicable reserve requirement under Regulation D of the Federal Reserve Board. The maximum premium over the Base Rate is 1.25%, and the maximum premium over the LIBOR Rate is 2.50%, subject to downward adjustment based on the Company's realizing certain financial thresholds. The Credit Facility is secured by all of the assets of Informix Software and the capital stock of the Company's subsidiaries that are domiciled in the United States, including Informix Software. The availability of the Credit Facility is also subject to the Company's compliance with certain covenants, including financial covenants relating to financial ratios and minimum thresholds for quarterly revenues, operating profits, and cashflows.

    In October 1997, the Company entered into an agreement to sell substantially all of its partnership interest in its Lenexa, Kansas facility for approximately $8.4 million. Under the terms of the agreement, the purchaser of the Company's partnership interest holds an option to purchase the Company's remaining DE MINIMIS interest in the partnership.

RECENT ACCOUNTING PRONOUNCEMENTS

    In February 1997, the Financial Accounting Standards Board issued Statement No. 128 ("FAS 128"), "Earnings per Share", which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. The adoption of FAS 128 would not change the computation of net loss per common share for the nine months ended September 28, 1997 and September 29, 1996.

                                    BUSINESS

    THE FOLLOWING BUSINESS SECTION CONTAINS FORWARD-LOOKING STATEMENTS RELATING TO FUTURE EVENTS OR THE FUTURE FINANCIAL PERFORMANCE OF THE COMPANY, WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    The Company is a leading multinational supplier of information management software. The Company designs, develops, manufactures, markets and supports relational database management systems ("RDBMS"), connectivity interfaces and gateways and application development tools for graphical and character-based software applications as part of an RDBMS. Database management software permits multiple individual users, employing different application software, to access and manage the same data concurrently without corrupting the underlying database. RDBMS software extends the functionality and utility of non-relational database management software by simplifying the data retrieval process for end-users, who do not require specific knowledge about the structure of the database but need only to specify the data to be retrieved. Companies commonly employ RDBMS software for use in storing, managing and retrieving the large amounts of data necessary to support internal management information and decision-support systems as well as mission-critical data processing applications.

    The Company believes that technological advances, including the development and commercialization of the Internet, will lead to increasingly sophisticated customer requirements for data storage and management beyond the functionality offered by conventional RDBMS products. In recent years, the types and quantities of data required to be stored and managed has grown increasingly complex and includes, in addition to conventional character data, audio, video, text and three dimensional graphics. In 1996, the Company devoted substantial resources in the development of object-relational database management systems ("ORDBMS") and tools for applications in multimedia and entertainment, digital media publishing and financial services.

    The Company markets its products to end-users on a worldwide basis directly through its sales force and indirectly through application resellers, OEMs and distributors. The principal geographic markets for the Company's products are North America, Europe, the Asia/Pacific region, and Latin America. In recent years, approximately half of the Company's total revenues have been generated outside North America. The Company's principal customers include businesses ranging from small corporations to Fortune 1000 companies, principally in the manufacturing, financial services, telecommunications, media, retail/wholesale, hospitality and government services sectors.

PRODUCTS

    INFORMIX DYNAMIC SERVER

    Informix--Dynamic Server is a high performance, enterprise capable online transaction processing database server. This product is based on Informix's Dynamic Scalable Architecture and features parallel data processing capability, replication and connectivity options built into its core. Informix Dynamic Server is available in a variety of configurations based upon adding one or more of the configuration options described below.

    Informix also provides a version of Informix Dynamic Server called the Workgroup Edition, which has been adapted specifically for workgroup environments.

    SERVER CONFIGURATION OPTIONS

    Informix makes available five server configuration options, which are integrated in various combinations along with Informix Dynamic Server to meet specific customer requirements.

    The Informix Advanced Decision Support Option extends Informix Dynamic Server with a variety of decision support functions including summarization, sampling, and "top-N."

    The Informix Extended Parallel Option adapts Informix Dynamic Server to work within loosely coupled, share-nothing computing architectures, including clusters of symmetric multiprocessing systems and parallel processing systems.

    The Informix Universal Data Option extends Informix Dynamic Server with support for extensibility and SQL3. Extensibility includes the ability to add new objects and data types, business specific procedures and logic, and new indexing search methods to the server, as well as support for DataBlade modules, which can include a related set of data types, functions and indexes for a specific purpose.

    The Informix MetaCube ROLAP Option adds an on-line analytical processing engine to Informix Dynamic Server that automatically preconsolidates data and provides a multidimensional view of data without the constraints of two dimensional (row and table) data model. This option also includes MetaCube Explorer; MetaCube Scheduler for batch processing; MetaCube Queryback for running queries in the background; MetaCube Aggregator for creating and maintaining aggregates in a data warehouse; MetaCube for Excel which enables data Warehouse analysis in an Excel spreadsheet environment; and MetaCube for the Web which brings MetaCube analysis capabilities to intranets.

    Finally, the Informix Web Integration Option provides connectivity between Web servers and Informix Dynamic Server. This option enables developers to create intelligent web applications based upon database information that deliver multimedia, tailored Web pages to users.

    DATABLADE MODULES

    DataBlade modules combine new data types, new functions or methods, and new indexing operations, which taken together extend Informix Dynamic Server. The DataBlade modules are used in conjunction with the Universal Data Option. Informix sells the following DataBlade modules, and others are available through Informix's partners:

    The Informix Video Foundation DataBlade module provides an open and scalable software architecture that allows strategic third-party development partners to incorporate specific video technologies such as video servers, external control devices, compression codes or cataloging tools into database management applications with the Informix Dynamic Server. In addition, the video data types and data model allow customers to explore new ways to manipulate video and associated metadata, or information about the video.

    The Informix TimeSeries DataBlade module expands the functionality of the database by adding support for the management of time-series and temporal data. The TimeSeries DataBlade module supports a regular or irregular repeating time-stamped series of any datatype supported by Informix Dynamic Server or any structure or combination of these. For example, a set of open, high, low, and close currency values can be used to record a time-based series of stock prices. The granularity of time recording can be adjusted to suit the unique requirements of the application. The TimeSeries DataBlade module provides support for three new datatypes, time-series, calendar and calendar pattern, and over 80 functions to manage them. The time-series type stores sequences of time-stamped information, and a related calendar allows access to specific portions of the time series for update, analysis, display or other uses.

    The Informix Geodetic DataBlade module provides geo-spatial datatypes and functions supporting two-dimensional representation of the earth's surface based on a geodetic (longitude, latitude and datum) coordinate system. In addition to two-dimensional geographic feature support, the Geodetic DataBlade Module allows an altitude range and a time range to be specified.

    CONNECTIVITY PRODUCTS

    The Company's principal connectivity products include the following:

    Informix-Enterprise Gateway Manager is a connectivity tool allowing applications running on various operating systems to access data sources via loadable gateway drivers. The Company also offers gateway drivers for Oracle and Sybase databases. Drivers for additional data sources are available from various third parties.

    Informix-Enterprise Gateway with DRDA is a UNIX based connectivity tool allowing interoperability to IBM databases such as DB2, DB2/VM and DB2/400 from Windows and UNIX clients. Informix-Gateway with DRDA allows applications built with Informix application development tools to access and modify information in Distributed Relational Database Architecture compliant database management systems.

    Informix-ESQL for C and COBOL are embedded SQL products which permit developers to take advantage of SQL technology while building applications is in C or COBOL.

    Informix-CLI is a library of low level functions that provide high performance direct access to Informix databases from applications built in C or other third generation languages. Informix-CLI is compliant with Microsoft's ODBC specifications.

    DATABASE TOOLS

    The Company offers a variety of database application development tools designed to allow users to build applications. The Company's principal database tools include:

    Informix Data Director for Java is a drag-and-drop Java development component that allows developers to build database-aware Java applets for the Informix Dynamic Server. Data Director for Java (formerly known as INFORMIX-JWorks) supports the new SQL3 standard, to permit organizations to use worldwide Internet or corporate intranet applications to provide access to corporate data. Data Director for Java can be used in conjunction with any Java-based Web development environment to automatically generate Java, so that developers can Web-enable applications without writing any code.

    Informix Data Director for Visual Basic enables developers to prototype, build, and extend workgroup and enterprise applications. Data Director for Visual Basic reduces the amount of application code necessary for writing client/server solutions by automating the data access operations for the client application. This automation eliminates the time consuming task of writing data access code, allows developers to incorporate sophisticated functionality without having to be SQL experts, and enables project teams to improve their time to market with scalable applications. Data Director enables developers to create applications that support user defined data types, including images, Web pages and spatial data.

    Informix-NewEra is a graphical, object-oriented development environment designed for creating enterprise-wide multi-tier client/server database applications. Informix-NewEra features a fourth generation object-oriented programming language, reusable class libraries, application partitioning and flexible application deployment and supports open connectivity to Informix and non-Informix databases. Informix-NewEra is currently available for Microsoft Windows and OSF Motif.

    Informix-4GL is a character-based development environment, which includes a fourth generation programming language with screen building, report entry, and SQL database input/output capabilities. The Informix-4GL product family is comprised of three core products: Informix-4GL Compiled, Informix-4GL Rapid Development Systems and Informix-4GL interactive Debugger.

    Informix-SQL is a package of five interactive tools for creating character-based applications. Informix-SQL consists of a forms package, a report writer, an interactive SQL editor, a menu building and an interactive schema editor.

SERVICES, CONSULTING AND CUSTOMER SUPPORT

    The Company maintains field-based and centralized corporate technical staffs to provide a comprehensive range of assistance to its customers. These services include pre- and post-sales technical assistance, consulting, product and sales training and technical support services. Consultants and trainers provide services to customers to assist them in the use of the Company's products and the design and development of applications that utilize the Company's products.

    The Company provides post-sales support to its customers on an optional basis for annual fees which generally range from 10% to 18% of the license fees paid by the customer. These support services usually include product updates.

    During 1996 and the first quarter of 1997, as part of its sales and marketing strategy, the Company launched a series of "Information SuperStores." The superstores were intended to demonstrate and offer the Company's software products to customers on actual hardware platforms used by those customers, thereby permitting the end-user to evaluate and monitor the performance and functionality of the Company's products prior to purchase. In addition, the superstores offered application tools from leading third-party tools and application vendors installed on a variety of platforms, including Data General, Hewlett-Packard, IBM, NCR, Pyramid, Silicon Graphics and Sun. In connection with the Company's restructuring announced in the second quarter of 1997, the Company scaled back its original plans and repositioned its remaining sites as solution labs managed by the Company's consulting practice. The decision to scale back the superstores resulted in a charge to operating income during fiscal 1997.

MARKETING AND CUSTOMERS

    The Company distributes its products through the channels of direct end-user licensing, OEMs, application vendors addressing specific markets and distributors. The Company has chosen a multiple channel distribution strategy to maintain broad market coverage and product availability. The Company, therefore, has generally avoided exclusive relationships with its licensees and other resellers of its products. Discount policies and reseller licensing programs are intended to support each distribution channel with a minimum of channel conflict. The Company also provides a financing option to customers in connection with the license of software.

    At September 28, 1997, the Company's sales, marketing and support staff totaled 1,084 employees in the North America region; 115 employees in the Latin America region; 755 employees in the Europe; Middle East and Africa regions; 330 employees in the Asia/Pacific region; and 35 employees in Japan.

LICENSING

    END-USER LICENSING

    The Company licenses its products to large companies and government entities through its direct sales force, and to certain of these companies, as well as smaller end-users, through its telemarketing sales force. The Company believes that the common core technology of its database management system products, based on standard operating systems and the SQL database language, helps it sell into major corporations and government agencies that wish to standardize their diverse computing environments. As a result, certain of these end-user organizations have entered into general purchasing agreements with the Company which offer volume discounts.

    APPLICATION VENDOR LICENSING

    Since its inception, the Company has licensed application vendors to distribute its products. A typical application vendor develops an application product (E.G., an insurance agency management system) using one of the Company's products and then licenses the resultant application software to its customers in the target market. The application vendor customer purchases a license for use of the Company's product to develop an applications program. Depending on the application program developed, it may include a run-only license, a full version license or even multiple product licenses.

    Application vendors develop applications using a wide array of application development tools, including products from the Company, such as Informix-NewEra, Informix-4GL and Informix-SQL, as well as products offered by third parties. Applications developed using the Company's products are generally portable across various brands of computers and different operating systems.

    The Company has specialized programs to support the application vendor distribution channel. Under these programs, the Company provides to selected application vendors a combination of marketing development services, consulting and technical marketing support and discounts.

    OEM LICENSING

    The Company's products are also marketed with the assistance of the sales forces of its OEM customers who have concluded that "solution selling" of a combination of software and hardware to their respective customers enhances the sales of their computer equipment. The Company believes that the compatibility and range of applications for its products are significant to this distribution channel.

    DISTRIBUTOR LICENSING

    The Company has established a network of full service international distributors who provide local service and support, as well as the Company's products, to their respective national markets. Distributors are used to supplement the Company's direct sales force and enable the Company to sell its products and services in countries where the Company has not established a direct sales force.

PRODUCT DEVELOPMENT

    The computer software industry is highly competitive and rapidly changing. Consequently, the Company dedicates considerable resources to research and development efforts to enhance its existing product lines and to develop new products to meet new market opportunities. Most of the Company's current software products and accompanying documentation have been developed internally; however, the Company has acquired certain software products from others and plans to do so again in the future.

    The Company's current product development efforts are focused on (i) improving and enhancing current products and new products, with particular emphasis on parallel computer architecture, user-defined database extensions, Web technology integration, graphical desk top and system administration; (ii) improving the Company's products to provide greater speed and support for larger numbers of concurrent users; and (iii) adapting new products to the broad range of computer brands and operating systems the Company currently supports and adapting current products to new brands of computers and operating systems which represent attractive market opportunities for the Company's products.

    As of September 28, 1997, the Company had 932 employees engaged in research and development. In recent months, the Company has experienced high attrition in its product development group and has had difficulty attracting qualified replacement development personnel. Any failure to attract and retain a sufficient number of qualified development personnel would have a material adverse effect on the Company's business, results of operations and financial condition.

    The Company's research and development expenditures for the years ended December 31, 1996, 1995 and 1994 were $120.2 million, $85.6 million and $64.3 million, respectively, representing approximately 17%, 14% and 14% of net revenues for the respective periods. For the nine months ended September 29, 1997 and September 28, 1996, research and development expenditures totaled $108.4 and $87.5, respectively, representing 23% and 17% of net revenues for the respective periods. In addition, during the years ended December 31, 1996, 1995 and 1994, the Company capitalized research and development costs of $28.4 million, $17.5 million and $13.6 million, respectively, in accordance with Statement of Financial

Accounting Standards No. 86. Capitalized research and development costs totaled $18.3 million and $21.0 million for the nine months ended September 28, 1997 and September 29, 1996, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The market for the Company's products and services is characterized by rapidly changing technology, changing customer needs, frequent new product introductions and evolving industry standards that may render existing products and services obsolete. The life cycles of the Company's products are difficult to estimate. The Company's growth and future financial performance will depend upon its ability to enhance its existing products and to introduce new products on a timely and cost-effective bassi and that meet dynamic customer requirements. There can be no assurance that the Company will be successful in developing new products or enhancing its existing products or that such new or enhanced products will receive market acceptance or be delivered timely to the market. The Company's product development efforts are expected to continue to require substantial investments by the Company, and there can be no assurance that the Company will have sufficient resources to make the necessary investments. The Company has experienced product development delays in the past and may experience delays in the future. Delays in the scheduled availability or a lack of market acceptance of its products or failure to accurately anticipate customer demand and meet customer performance requirements, including as a result of recent attrition in the Company's product development group, could have a material adverse effect on the Company's business results of operations and financial condition. In addition, products as complex as those offered by the Company may contain undetected errors or bugs when first introduced or as new versions are released. There can be no assurance that, despite testing, new products or new versions of existing products will not contain undetected errors or bugs that will delay the introduction or commercial acceptance of such products. A key factor in determining the success of the Company will continue to be the ability of the Company's products to operate and perform well with existing and future leading, industry-standard application software products intended to be used with RDBMS. Failure to meet existing or future interoperability and performance requirements of certain independent vendors marketing such applications in a time manner could adversely affect the market for the Company's products. Commercial acceptance of the Company's products and services could also be adversely affected by critical or negative statements or reports by brokerage firms, industry and financial analysts and industry periodicals concerning the Company, its products, business or competitors or by the advertising or marketing efforts of competitors, or other factors that could accept consumer perception.

    In recent years, the types and quantities of data required to be stored and managed has grown increasingly complex and includes, in addition to conventional character data, audio, video, text, and three dimensional graphics. In 1996, the Company devoted substantial resources in developing the Company's ORDBMS product line. The market for the products offering object-relational database functionality is new and evolving, and its growth depends upon a growing need to store and manage complex data and on broader market acceptance of the Company's products as a solution for this need. There can be no assurance that organizations will chose to make the transition from conventional RDBMS to ORDBMS. Delays in market acceptance of object-relational database management products offered by the Company could have an adverse effect on the Company's results of operations and financial condition.

COMPETITION

    The Company faces intense competition in the market for RDBMS software products. The market for the Company's products is subject to rapid technological change and frequent new product introductions and enhancements, and the Company's competitors in the market include several large vendors that develop and market databases, applications, development tools or decision support products. The Company's principal competitors include Computer Associates International, Inc., IBM, Microsoft Corporation, Oracle and Sybase. Several of the Company's competitors have significantly greater financial, technical, marketing and other resources than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products than the Company. Any failure by the Company to compete successfully with its existing competitors or future competitors could have a material adverse effect on the Company's business, results of operations and financial condition.

    Several of the Company's competitors have announced the development of enhanced versions of their principal database products that are intended to improve the performance or expand the capabilities of their existing products. New or enhanced products by existing competitors or new competitors could result in greater price pressure on the Company's products. In addition, the industry movement to new operating systems, like Windows NT, access through low-end desktop computers, and access to data through the Internet may cause downward pressure on prices of database software and related products. The bundling of software products for promotional purposes or as a long-term pricing strategy by certain of the Company's competitors could also result in reductions in the price the Company may charge for its products. If such downward pressure on prices were to occur, the Company's operating margins would be adversely affected. Existing and future competition or changes in the Company's product or service pricing structure or product or service offerings could result in an immediate reduction in the prices of the Company's products or services. If significant price reductions in the Company's products or services were to occur and not be offset by increases in sales volume, the Company's business, results of operation and financial condition would be adversely affected. There can be no assurance that the Company will continue to compete successfully with its existing competitors or will be able to compete successfully with new competitors.

    Competitors in the relational database software market compete primarily on the basis of product price and performance characteristics, name recognition, technical product support, product training and services. With respect to product performance, the Company believes that the principal competitive factors include (i) application development productivity (I.E., the speed with which applications can be built); (ii) database performance (I.E., the speed at which database storage and retrieval functions are executed); (iii) product function and features; (iv) the ability to support large warehouses of information; (v) reliability, availability and serviceability; (vi) the distribution of software applications and data across networks of computers from multiple suppliers; and increasingly (vii) the ability to manage complex data and solve more complex business problems based on such data. Although the Company believes that it currently competes favorably with respect to such factors, there can be no assurance that the Company can maintain its competitive position against current and potential competitors, especially those with greater financial, marketing, service, support, technical and other resources than the Company.

    In addition, the Company's public announcement in August 1997 of the pending restatement of its financial statements, delays in reporting operating results for the quarters ended June 30, 1997 and September 29, 1997 while the restatement was being compiled, threatened de-listing of the Company's Common Stock as a result of the Company's failure to satisfy its public reporting obligations, corporate actions to restructure operations and reduce operating expenses and customer uncertainty regarding the Company's financial condition have adversely affected the Company's ability to sell its products. In addition, since the beginning of 1997, the Company and its competitors in the RDBMS industry have experienced substantially slower growth in the market for RDBMS products. The financial restatement has now been completed, its results have been publicly disclosed, and the Company is current with respect to its public reporting obligations. Nevertheless, there can be no assurance that uncertainties resulting from the restatement, including ongoing customer concern about the Company's financial condition, will not continue to have a materially adverse effect on the Company's competitive position and its results of operations.

INTELLECTUAL PROPERTY

    The Company's success depends on proprietary technology. To protect its proprietary rights, the Company relies primarily on a combination of patent, copyright and trademark laws, trade secrets, confidentiality procedures, contractual provisions contained in its license agreements and technical measures. The Company seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which provide only limited protection. The Company holds one United States patent and several pending applications. There can be no assurance that any other patents covering the Company's inventions will issue or that any patent, if issued, will provide sufficiently broad protection or will prove enforceable in actions against alleged infringers.

    The Company's products are generally licensed to end-users on a "right-to-use" basis pursuant to a license that restricts the use of the products for the customer's internal business purposes. The Company also relies on "shrink wrap" licenses, which include a notice informing the end-user that, by opening the product packaging, the end-user agrees to be bound by the Company's license agreement printed on the package. Despite such precautions, it may be possible for unauthorized third parties to copy aspects of its current or future products or to obtain and use information that the Company regards as proprietary. In particular, the Company has licensed the source code of its products to certain customers under certain circumstances and for restricted uses. The Company has also entered source code escrow agreements with a number of its customers that generally require release of source code to the customer in the event of the Company's bankruptcy, liquidation or otherwise ceasing to conduct business. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar or superior technology. Policing unauthorized use of the Company's software is difficult, and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States, and "shrink-wrap" licenses may be wholly or partially unenforceable under the laws of certain jurisdictions. Litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and management attention and could have a material adverse effect on the Company's business, results of operations and financial condition.

    The Company is not aware that any of its software product offerings infringe the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by the Company with respect to its current or future products. The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect on the Company's business, results of operations and financial condition.

LEGAL PROCEEDINGS

    Commencing in April 1997, a series of class action lawsuits purportedly by or on behalf of stockholders and a separate but related stockholder action were filed in the United States District Court for the Northern District of California. These actions name as defendants the Company, certain of its present and former officers and directors and, in some cases, its independent auditors. The complaints allege various violations of the federal securities laws and seek unspecified but potentially significant damages. Similar actions were also filed in California state court and in Newfoundland, Canada. While management intends to defend these actions vigorously, the disposition of this litigation could have a material adverse effect on the Company's financial condition, results of operations and cash flows.

    Stockholder derivative actions, purportedly on behalf of the Company and naming virtually the same individual defendants and the Company's independent auditors, were also filed, commencing in

August 1997, in California state court. While these actions allege various violations of state law, any monetary judgments in these derivative actions would accrue to the benefit of the Company.

    Pursuant to Delaware law and certain indemnification agreements between the Company and each of its current and former officers and directors, the Company is obligated to indemnify its current and former officers and directors for certain liabilities arising from their employment with or service to the Company. This includes the costs of defending against the claims asserted in the above-referenced actions and any amounts paid in settlement or other disposition of such actions on behalf of these individuals. The Company's obligations do not permit or require it to provide such indemnification to any such individual who is adjudicated to be liable for fraudulent or criminal conduct. Although the Company has purchased directors' and officers' liability insurance to reimburse it for the costs of indemnification for its directors and officers, the coverage under its policies is limited. Moreover, although the directors' and officers' insurance coverage presumes that 100 percent of the costs incurred in defending claims asserted jointly against the Company and its current and former directors and officers are allocable to the individuals' defense, the Company does not have insurance to cover the costs of its own defense or to cover any liability for any claims asserted against it. The Company has not set aside any financial reserves relating to any of the above-referenced actions. See "Management--Limitations on Liability and Indemnification Matters."

    In addition, in July 1997, the Securities and Exchange Commission issued a formal order of investigation of the Company and certain unidentified individuals associated with the Company with respect to non-specified accounting matters, public disclosures and trading activity in the Company's securities. The Company is cooperating with the investigation and is providing all information subpoenaed by the Commission.

    The Company is also party to certain commercial disputes with a number of its customers, several of which have proceeded to litigation, relating to amounts paid under license agreements with the Company. Although the Company is vigorously defending such disputes, there can be no assurance that the outcome of any current or future disputes will not have a material adverse effect on the Company's financial condition, results of operations and cash flows. In addition, the Company is unable to predict the extent to which legal action under the Company's various contracts, licenses and business relationships may result from the restatement. See "Risk Factors--Uncertain Impact of Restatement of Financial Statements and --Need for Additional Financing; Customer Financing."

    The uncertainty associated with substantial unresolved litigation can be expected to have an adverse impact on the Company's business. In particular, such litigation could impair the Company's relationships with existing customers and its ability to obtain new customers. Defending such litigation will likely result in a diversion of management's time and attention away from business operations, which could have a material adverse effect on the Company's results of operations. Such litigation may also have the effect of discouraging potential acquirors from bidding for the Company or reducing the consideration such acquirors would otherwise be willing to pay in connection with an acquisition.

FACILITIES

    The Company's headquarters and its principal marketing, finance, sales, administration, customer service and research and development operations are located in five buildings in a corporate office park in Menlo Park, California. The Company currently leases approximately 214,000 square feet of space in these buildings. The leases for spaces in three of the buildings expire in March 1998 and may be renewed for up to two additional five year terms at 95% of their fair market rental value at the time of renewal. The leases for space in the remaining buildings expire in September 2001.

    In addition, certain of the Company's research and development facilities, a portion of its customer service organization, its principal domestic manufacturing facility and its telemarketing organization are located in a 134,000 square foot facility in Lenexa, Kansas. The buildings are leased to the Company under a lease expiring in March 1998, subject to renewal for up to two additional five year terms. The rent under the lease agreement remains fixed through the initial term and is subject to adjustment based on then-prevailing rental rates in the event the lease is extended. The Company also leases office space, principally for sales and support offices, in a number of facilities in the United States, Canada and outside North America. The Company believes that its current facilities are adequate to meet its needs through the next twelve months.

    In December 1996, the Company announced plans to relocate its corporate headquarters from the Menlo Park facilities to a new corporate campus in Santa Clara, California. In January 1997, the Company entered into a two-year lease for 27 acres of undeveloped commercial real estate in Santa Clara, which was intended to be used for construction of the new headquarters facility. The Company also obtained an option to purchase the land for $61.5 million. In order to secure performance of its obligations under the lease, the Company pledged $61.5 million in cash collateral to the lessor. In April 1997, the Company exercised its option to purchase the land, and in December 1997 completed the sale of the real estate for net proceeds of approximately $58.1 million. In addition, in November 1996, the Company had leased approximately 200,000 square feet of office space in Santa Clara on property located adjacent to the 27 acre undeveloped parcel. In December 1997, the Company assigned its rights under such lease agreement to an unrelated third party.

EMPLOYEES

    As of September 28, 1997, the Company and its subsidiaries employed 3,745 employees worldwide, including 2,319 in sales, marketing and support, 932 in research and development, 87 in operations and 407 in administration and finance. Of the Company's total employees at September 28, 1997, approximately 1,522 were located outside North America. None of the Company's employees located in the United States are represented by a labor union. A small number of employees located outside the United States are represented by labor unions, and the degree and scope of representation varies from country to country. The Company has not experienced any work stoppages either domestically or internationally.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information concerning the Company's executive officers and directors as of the date of this Prospectus.

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Robert J. Finocchio, Jr..............................          46   Chairman, President and Chief Executive Officer
Jean-Yves F. Dexmier.................................          46   Executive Vice President, Finance, Chief Financial
                                                                      Officer and Secretary
Karen Blasing........................................          41   Vice President and Corporate Controller
James F. Engle.......................................          51   Vice President and Treasurer
J.F. Hendrickson, Jr.................................          58   Vice President, Customer Services, and Lenexa
                                                                      (Kansas) Site General Manager
Stephen E. Hill......................................          39   Vice President, Advanced Technology
Wesley Raffel........................................          42   Vice President, North American Field Operations
Myron (Mike) Saranga.................................          60   Senior Vice President, Product Management and
                                                                      Development
Michael R. Stonebraker...............................          54   Vice President and Chief Technology Officer
Leslie G. Denend.....................................          56   Director
Albert F. Knorp, Jr. (2)(3)..........................          62   Assistant Secretary and Director
James L. Koch (1)(2).................................          53   Director
Thomas A. McDonnell (1)(2)(3)........................          52   Director
Cyril J. Yansouni (1)(2).............................          55   Director

------------------------

(1) Member of Compensation Committee

(2) Member of Audit Committee

(3) Member of Nominating Committee

    ROBERT J. FINOCCHIO, JR. has served as Chairman, President and Chief Executive Officer since July 1997. From December 1988 until May 1997, Mr. Finocchio was employed with 3Com Corporation ("3Com"), a global data networking company, where he held various positions, most recently serving as President, 3Com Systems. Prior to his employment with 3Com, Mr. Finocchio held various executive positions in sales and service with Rolm Communications, a telecommunications and networking company, most recently as Vice President of Rolm Systems Marketing. Mr. Finocchio also serves as a director of Latitude Communications, a teleconferencing company. Mr. Finocchio is also a Regent of Santa Clara University. Mr. Finocchio holds a B.A. in economics from Santa Clara University and an M.B.A. from the Harvard Business School.

    JEAN-YVES F. DEXMIER has served as the Company's Executive Vice President, Finance, Chief Financial Officer and Secretary since October 1997. Mr. Dexmier served as a consultant to the Company from February 1997 to September 1997. From November 1995 until February 1997, Mr. Dexmier served as Senior Vice President and Chief Financial Officer of Octel Communications Corporation, a provider of voice messaging systems ("Octel"). From April 1995 to October 1995, Mr. Dexmier served as Chief Financial Officer for Kenetech Corporation, a wind energy company. From May 1994 to March 1995, Mr. Dexmier served as Chief Financial Officer for Air Liquide America Corporation, a U.S. subsidiary of the French-based group Air Liquide, a worldwide producer of industrial gases. From January 1991 to January 1994, Mr. Dexmier served as Chief Financial Officer for Thomson Consumer Electronics, Inc., a subsidiary of Thomson SA, a worldwide electronics manufacturer. Mr. Dexmier holds a B.S. in mathematics from Lycee Pasteur, a Ph.D. in electronics from the Ecole Nationale Superieure de l'Aeronautique et de l'Espace and an M.B.A. in economics and finance from the Ecole Polytechnique. In addition, he attended the executive management program at the University of Michigan School of Business Administration.

    KAREN BLASING has served as the Company's Vice President and Corporate Controller since June 1996. Ms. Blasing joined the Company in November 1992 as its Director of Financial Planning and Analysis. From January 1989 to October 1992, Ms. Blasing was a Senior Financial Manager at Oracle Corporation, a provider of information management software and services. Ms. Blasing holds a B.S. in both economics and business from the University of Montana and an M.B.A. from the University of Washington.

    JAMES F. ENGLE has served as the Company's Vice President and Treasurer since December 1997. From 1991 until December 1997, Mr. Engle served as a Vice President and the Corporate Treasurer of Octel. Mr. Engle holds a B.A. in economics from the University of Missouri and an M.B.A. in international business and corporate finance from the Columbia University Graduate School of Business.

    J.F. HENDRICKSON, JR. has served as the Company's Vice President, Customer Services since July 1992 and as its Lenexa (Kansas) Site General Manager since February 1995. From 1991 until the time he joined the Company, Mr. Hendrickson was Senior Vice President of Marketing at Image Business Systems, a developer of document image management software for client/server systems. Mr. Hendrickson holds a B.S. in mechanical engineering from Stanford University and an M.B.A. from the University of California, Los Angeles.

    STEPHEN E. HILL has served as the Company's Vice President, Advanced Technology since December 1995. Mr. Hill has been employed with the Company since 1985 and has served in various strategic planning and marketing positions. Prior to joining the Company, Mr. Hill held various product development positions at General Electric Company, a diversified electronics and manufacturing company, Software Publishing Corporation, a supplier of business productivity software, and Human Edge Software, a business software company. Mr. Hill holds a B.S. in electrical engineering from the University of Vermont.

    WESLEY RAFFEL has served as the Company's Vice President, North American Field Operations since September 1997. From January 1996 to January 1997, Mr. Raffel served as Senior Vice President, Sales and Marketing, and was the acting Chief Executive Officer of AssureNet Pathways, Inc., a network security company. From October 1992 to September 1995, Mr. Raffel was Vice President, Sales, of Global Village Communication, Inc., a designer of integrated communications products for personal computers ("Global Village"). Prior to joining Global Village, Mr. Raffel held a variety of positions at 3Com, most recently as its Vice President, Intercontinental Operations. Mr. Raffel holds a B.A. in general studies from Harvard University and an M.B.A. from the University of Chicago Graduate School of Business.

    MYRON (MIKE) SARANGA has served as the Company's Senior Vice President, Product Management and Development, since May 1993. Prior to joining the Company, Mr. Saranga was employed by IBM for 30 years, where he held various positions, most recently as Assistant General Manager of Programming Systems. Mr. Saranga holds a B.A. in economics from Northeastern University.

    MICHAEL A. STONEBRAKER has served as the Company's Vice President and Chief Technology Officer since February 1996. Dr. Stonebraker co-founded Illustra and served in a consulting capacity with Illustra as its Chief Technology Officer until February 1996. Dr. Stonebraker is the professor emeritus of Electrical Engineering and Computer Sciences at the University of California, Berkeley, where he joined the faculty in 1971. Dr. Stonebraker holds a B.S. in electrical engineering from Princeton University and an M.S. and Ph.D. in computer information and control engineering from the University of Michigan.

    LESLIE G. DENEND has served as a member of the Company's Board of Directors since December 1997. Since December 1997, Mr. Denend has served as President of Network Associates, Inc., a provider of network security and management software, that resulted from the merger of McAfee Associates, Inc. and Network General Corporation ("Network General"). From June 1993 to December 1997, Mr. Denend served as President and Chief Executive Officer of Network General. He also served as Network General's Senior Vice President of Products from February 1993 to June 1993. From November 1990 to December 1992, he was President of Vitalink Communications, a manufacturer of networking products. From January 1989 to October 1990, Mr. Denend served in a variety of positions at 3Com, most recently as Executive Vice President for Product Operations. Mr. Denend is also a director of Rational Software Inc., a provider of component-based development software systems, and Proxim, Inc., a designer of wireless local area networking products. Mr. Denend is a graduate of the United States Air Force Academy and holds an M.B.A. and Ph.D. in economics, public policy and business from Stanford University. Mr. Denend was also a Fulbright Scholar in economics at Bonn University.

    ALBERT F. KNORP, JR. has served as a member of the Company's Board of Directors since 1984 and as its Assistant Secretary since 1985. Mr. Knorp is a general partner in Seaport Ventures, a venture capital firm. Since November 1994, Mr. Knorp has been of counsel to the law firm of Gray Cary Ware & Freidenrich. He had previously been a partner in the law firm of Lewis, Knorp, Walsh & Kavalaris. Mr. Knorp holds a B.A. from Stanford University and an L.L.B. from Santa Clara University.

    JAMES L. KOCH has served as a member of the Company's Board of Directors since May 1991. Since July 1990, Mr. Koch has served in various positions at Santa Clara University. Since February 1997, Mr. Koch has been its Director of the Center for Science, Technology and Society and, since July 1990, a Professor of Management and Corporate Strategy. In addition, from July 1990 to July 1996, Mr. Koch served as Dean of the Leavey School of Business & Administration at Santa Clara University. Mr. Koch holds a B.A. in business administration from San Francisco State University and an M.B.A. and Ph.D. in business administration from the University of California, Los Angeles.

    THOMAS A. MCDONNELL has served as a member of the Company's Board of Directors since February 1988. Since 1971, Mr. McDonnell has served as Chief Executive Officer of DST Systems, Inc. ("DST"), a transfer agent for mutual funds, stocks and bonds, and since October 1984 as a director of DST. Mr. McDonnell is also President of DST, a position he has held since 1973; Mr. McDonnell also served as Treasurer of DST from 1973 to September 1995. From August 1983 to November 1995, Mr. McDonnell was Executive Vice President and a director of Kansas City Southern Industries, Inc., a holding company and the former parent of DST. Mr. McDonnell is also director of BHA Group, Inc., a manufacturer of pollution control devices, Cerner Corporation, a provider of software and technology to the health care industry, Computer Sciences Corporation, an information technology company, Euronet Services, Inc., an operator of automatic teller machines, Janus Capital Corporation, a registered investment advisor and Nellcor-Puritan-Bennett Corporation, a medical device company. Mr. McDonnell holds a B.S.B.A. in accounting from Rockhust College and an M.B.A. from the Wharton School of the University of Pennsylvania.

    CYRIL J. YANSOUNI has served as a member of the Company's Board of Directors since May 1991. Since March 1991, Mr. Yansouni has been the Chief Executive Officer and Chairman of the Board of Directors of Read-Rite Corporation, a manufacturer of thin film magnetic recording heads. He also is a member of the Advisory Board of both the Leavey School of Business Administration at Santa Clara University and the San Jose State University School of Engineering. Mr. Yansouni is a director of PeopleSoft, Inc., a provider of client/server business software, Raychem Corporation, an international manufacturer and marketer of products for electronics, industrial and telecommunications applications, and ActivCard, a French company that develops authentication communication software. Mr. Yansouni holds a B.S. degree in electrical and mechanical engineering from the University of Louvain, Belgium and an M.S. degree in electrical engineering from Stanford University. In addition, he attended the executive management program at Stanford University.

DIRECTOR COMPENSATION

    Employee directors do not receive any additional compensation for serving as a director. For the fiscal year ended December 31, 1996, the Company paid each non-employee director a quarterly fee of $2,000 and an additional fee of $1,000 for each Board meeting attended. In addition, members of the Audit and Compensation Committees received $500 for each committee meeting attended. For the year ending December 31, 1997, the outside directors will continue to receive the same compensation as they received in 1996. The Company reimburses each member of the Company's Board of Directors, whether or not an employee, for out-of-pocket expenses, including travel expenses, incurred in connection with attending Board meetings. In addition, from time to time, the Company invites the directors' spouses to accompany the directors to board meetings, and, when invited, the Company also pays the travel expenses incurred by the spouses. In 1996, these spousal travel expenses were less than $10,000 per director.

    The Company's 1989 Outside Directors Stock Option Plan (the "Director Plan") provides for the grant of options to non-employee directors pursuant to an automatic, nondiscretionary grant mechanism. Each non-employee director is automatically granted an option to purchase 15,000 shares of Common Stock upon initial election to the Board of Directors and an additional option to purchase 15,000 shares upon re-election. The Company has a staggered board, with each director serving for a three year term. Each such option is granted at the fair market value of Common Stock on the date of grant. Options granted under the Director Plan become exercisable over three years with one-third of the shares vesting on each anniversary of the grant date. See "Stock Plans--1989 Outside Director Stock Option Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for directors, the Chief Executive Officer, other officers and certain key employees of the Company. The Compensation Committee also administers the Company's 1994 Stock Option and Award Plan and in this capacity approves employee stock option grants and awards. The Compensation Committee consists of directors James L. Koch, Thomas
A. McDonnell and Cyril J. Yansouni. Robert J. Finocchio, Jr., Chairman, President and Chief Executive Officer of the Company, participates in all discussions and decisions regarding the compensation of all officers of the Company but is excluded from discussions regarding his own salary and incentive compensation. No interlocking relationship exists between any member of the Company's Compensation Committee and any member of any other company's board of directors or compensation committee.

EXECUTIVE COMPENSATION

    The following table sets forth in summary form information concerning the compensation awarded to, earned by, or paid for services rendered to the Company in all capacities during the fiscal years ended December 31, 1996, 1995 and 1994 by (i) the Company's Chairman, President and Chief Executive Officer, (ii) the Company's Executive Vice President, Finance, Chief Financial Officer and Secretary and (iii) the Company's former President and Chief Executive Officer and the Company's next four most highly compensated executive officers whose salary and bonus for fiscal 1996 exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM
                                                                                          COMPENSATION
                                                                                             AWARDS
                                                                    ANNUAL COMPENSATION   -------------
                                                                            (1)            SECURITIES
                                                                    --------------------   UNDERLYING      ALL OTHER
             NAME AND PRINCIPAL POSITION               FISCAL YEAR   SALARY      BONUS     OPTIONS(#)    COMPENSATION
-----------------------------------------------------  -----------  ---------  ---------  -------------  -------------
CURRENT EXECUTIVE OFFICERS
  Robert J. Finocchio, Jr.(2) .......................        1996          --         --             --           --
    Chairman, President and Chief Executive Officer          1995          --         --             --           --
                                                             1994          --         --             --           --

  Jean-Yves F. Dexmier(3) ...........................        1996          --         --             --           --
    Executive Vice President, Finance,                       1995          --         --             --           --
    Chief Financial Officer and Secretary                    1994          --         --             --           --

  Myron (Mike) Saranga(4) ...........................        1996     245,667         --        100,000       45,875(10)
    Senior Vice President, Product Management and            1995     229,333    168,000        130,000        5,525
    Development                                              1994     212,000    150,000         40,000        3,844

FORMER EXECUTIVE OFFICERS

  Phillip E. White(5) ...............................        1996     461,667         --        200,000        4,484(11)
    Chairman, President and Chief Executive Officer          1995     421,667    400,000        250,000        4,256
                                                             1994     387,000    300,000        100,000        3,000

  D. Kenneth Coulter(6) .............................        1996     283,235    174,985        195,000       83,045(12)
    Executive Vice President,                                1995     227,100    194,102         60,000       29,617
    Worldwide Field Operations                               1994     210,082    128,622         35,000       25,494

  Ronald M. Alvarez(7) ..............................        1996     205,625     74,546         75,000        3,537(13)
    Vice President, Americas Sales                           1995     148,333    185,914         40,000        3,160
                                                             1994     100,067    127,688         20,000        2,018

  Howard H. Graham(8) ...............................        1996     261,333         --        100,000        3,566(14)
    Senior Vice President, Finance, and Chief                1995     244,333    200,000        120,000        3,363
    Financial Officer                                        1994     226,667    130,000         50,000        2,406

  Edwin C. Winder(9) ................................        1996     219,375     13,656         30,000        3,566(15)
    Senior Vice President, Japan Operations                  1995     206,667    145,725         50,000        3,363
                                                             1994     193,750    126,142         30,000        2,406

------------------------------

(1) Other than the salary and bonus described herein, the Company did not pay any executive officer named in the Summary Compensation Table any fringe benefits, perquisites or other compensation in excess of 10% of such executive officer's salary and bonus during fiscal 1996, 1995 or 1994.

(2) Mr. Finocchio became Chairman, President and Chief Executive Officer in July 1997. Accordingly, he received no reportable income from the Company for fiscal 1996, 1995 or 1994. Pursuant to his employment agreement with the Company, Mr. Finocchio will receive an annual salary of $460,000 and be eligible to participate in the Company's executive compensation plan. In July 1997, in connection with his employment agreement, the Company granted Mr. Finocchio an option to acquire 1,000,000 shares of Common Stock of the Company under the 1994 Plan, subject to vesting in equal annual installments over four years. In addition, the Company granted Mr. Finocchio an option outside the 1994 Plan to acquire 500,000 shares of Common Stock, also subject to vesting in equal annual installments over four years. In January 1998, the Company granted Mr. Finocchio an additional option under the 1994 Plan to acquire 250,000 shares of Common Stock, subject to vesting in equal annual installments over four years. In addition, the Company issued Mr. Finocchio 100,000 performance shares under the 1994 Plan, subject to vesting over three years if the Company achieves certain identified financial targets. See "Executive Compensation--Employment Agreements and Change in Control Arrangements."

(3) Mr. Dexmier became Executive Vice President, Finance, Chief Financial Officer and Secretary in October 1997. Accordingly, he received no reportable income from the Company for fiscal 1996, 1995 or 1994. Pursuant to his offer letter, Mr. Dexmier will receive an annual salary of $350,000 and will be eligible to participate in the Company's executive compensation plan. In October 1997, in connection with his employment with the Company, the Company granted Mr. Dexmier an option to acquire 500,000 shares of Common Stock under the 1994 Plan, subject to vesting in equal annual installments over four years. See "Executive Compensation--Employment Agreements and Change in Control Arrangements."

(4) Mr. Saranga became Senior Vice President, Product Management and Development in May 1993. In June 1997, the Board of Directors granted Mr. Saranga an option to purchase up to 100,000 shares of Common Stock under the 1994 Plan subject to vesting in equal annual installments over four years. In September 1997, the Company granted Mr. Saranga an additional option to purchase up to 100,000 shares of the Common Stock of the Company under the 1994 Plan. Such option will become vested on December 31, 2000 if Mr. Saranga remains an employee of the Company on such date. Moreover, in September 1997, the Company granted Mr. Saranga the right to receive 35,000 performance shares of Common Stock annually under the 1994 Plan, contingent upon the satisfaction of certain financial milestones as of January 1, 1998, 1999 and 2000. See "--Option Repricing" and "Stock Plans--1994 Stock Option and Award Plan."

(5) Mr. White resigned as Chairman, President and Chief Executive Officer in July 1997.

(6) Mr. Coulter resigned as Executive Vice President, Worldwide Field Operations, in July 1997. Prior to November 1996, the Company employed Mr. Coulter in the United Kingdom. Accordingly, compensation data for Mr. Coulter has been adjusted to U.S. dollar equivalents based on applicable foreign exchange rates on December 31, 1996, 1995 and 1994, respectively.

(7) Mr. Alvarez resigned as Vice President, American Sales, in April 1997.

(8) Mr. Graham resigned as Senior Vice President, Finance, and Chief Financial Officer in December 1996.

(9) Mr. Winder resigned as Senior Vice President, Japan Operations, in April
    1997.

(10) Represents $4,050, $3,525 and $2,344 in group life insurance paid by the Company in fiscal 1996, 1995 and 1994, respectively and $2,000, $2,000 and $1,500 in matching contributions under the Company's 401(k) plan paid by the Company in fiscal 1996, 1995 and 1994, respectively. Includes for fiscal 1996 $39,825 in forgiveness by the Company of outstanding principal and accrued interest (such figure includes a gross up to satisfy certain tax obligations) under a promissory note delivered by Mr. Saranga to the Company. See "Certain Transactions."

(11) Represents $2,484, $2,256 and $1,500 in group life insurance paid by the Company in fiscal 1996, 1995 and 1994, respectively; and $2,000, $2,000 and $1,500 in matching contributions under the Company's 401(k) plan paid by the Company in fiscal 1996, 1995 and 1994, respectively.

(12) Represents $1,829 and $969 in group life insurance paid by the Company in fiscal 1996 and 1995, respectively, and $81,216, $28,648 and $25,494 paid by the Company into a pension plan established for employees of the Company's United Kingdom subsidiary pursuant to certain requirements of United Kingdom law in fiscal 1996, 1995 and 1994, respectively.

(13) Represents $1,537, $1,160 and $518 in group life insurance paid by the Company in fiscal 1996, 1995 and 1994, respectively, and $2,000, $2,000 and $1,500 in matching contributions under the Company's 401(k) plan paid by the Company in fiscal 1996, 1995 and 1994, respectively.

(14) Represents $1,566, $1,363 and $906 in group life insurance paid by the Company in fiscal 1996, 1995 and 1994, respectively and $2,000, $2,000 and $1,500 in matching contributions under the Company's 401(k) plan paid by the Company in fiscal 1996, 1995 and 1994, respectively.

(15) Represents $1,566, $1,363 and $906 in group life insurance paid by the Company in fiscal 1996, 1995 and 1994, respectively, and $2,000, $2,000 and $1,500 in matching contributions under the Company's 401(k) plan paid by the Company in fiscal 1996, 1995 and 1994, respectively.

                       OPTION GRANTS IN FISCAL YEAR 1996

    The following table sets forth certain information relating to stock options awarded to each of the Named Executive Officers during the fiscal year ended December 31, 1996.

                                                      INDIVIDUAL GRANTS                        POTENTIAL REALIZABLE
                                   --------------------------------------------------------     VALUES AT ASSUMED
                                    NUMBER OF      PERCENT OF                                 ANNUAL RATES OF STOCK
                                   SECURITIES     TOTAL OPTIONS                                 PRICE APPRECIATION
                                   UNDERLYING      GRANTED TO       EXERCISE                   FOR OPTIONS TERM(1)
                                     OPTIONS      EMPLOYEES IN      PRICE PER   EXPIRATION   ------------------------
                                     GRANTED     FISCAL 1996(2)     SHARE(3)      DATE(4)        5%           10%
                                   -----------  -----------------  -----------  -----------  -----------  -----------
CURRENT EXECUTIVE OFFICERS
  Robert J. Finocchio, Jr. (5)...          --              --%     $        --           --  $        --  $        --

  Jean-Yves F. Dexmier (6).......          --              --               --           --           --           --

  Myron (Mike) Saranga (7).......     100,000            1.75           24.125   05/16/2006    1,517,208    3,844,904

FORMER EXECUTIVE OFFICERS
  Phillip E. White (8)...........     200,000            3.50           24.125   05/16/2006    3,034,417    7,689,807

  D. Kenneth Coulter (9).........      40,000            0.70           33.375   01/31/2006      839,574    2,127,646
                                       35,000            0.61           24.125   05/16/2006      531,023    1,345,716
                                      120,000            2.10           20.875   11/08/2006    1,575,381    3,992,325

  Ronald M. Alvarez (10).........      50,000            0.87           33.375   01/31/2006    1,049,468    2,659,558
                                       25,000            0.44           24.125   05/16/2006      379,302      961,226

  Howard H. Graham (11)..........     100,000            1.75           24.125   05/16/2006    1,517,208    3,844,904

  Edwin C. Winder (12)...........      30,000            0.52           24.125   05/16/2006      455,162    1,153,471

------------------------------

 (1) Potential realizable value is based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the ten year option term. These numbers are calculated based on the requirements promulgated by the Commission and do not reflect the Company's estimate of future stock price growth.

 (2) Based on options to acquire 5,698,094 shares granted under the 1994 Plan, the 1986 Stock Option Plan for Employees, the Director Plan and the Illustra 1992 Equity Incentive Plan during fiscal 1996. All options granted to the Named Executive Officers during fiscal 1996 are governed by the 1994 Plan.

 (3) Options were granted at an exercise price equal to not less than the fair market value of the Company's Common Stock on the date of grant as reported by the Nasdaq National Stock Market. The exercise price may be paid in cash, check, by delivery of already-owned shares of the Company's Common Stock subject to certain conditions, or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

 (4) Twenty-five percent (25%) of the shares issuable upon exercise of options granted under the 1994 Stock Plan become vested on the first anniversary of the date of grant, and the remaining shares vest over three years at the rate of 25% of the shares subject to option vesting on each successive anniversary of the option grant date.

 (5) Mr. Finocchio became Chairman, President and Chief Executive Officer in July 1997. In connection with his employment agreement, the Company granted Mr. Finocchio an option to acquire 1,000,000 shares of Common Stock of the Company under the 1994 Plan, subject to vesting in equal annual installments over four years. In addition, the Company granted Mr. Finocchio an option outside the 1994 Plan to acquire 500,000 shares of Common Stock, subject to vesting in equal annual installments over four years. In January 1998, the Company granted Mr. Finocchio an additional option under the 1994 Plan to acquire 250,000 shares of Common Stock, subject to vesting in equal annual installments over four years. In addition, the Company issued Mr. Finocchio 100,000 performance shares under the 1994 Plan, subject to vesting over three years if the Company achieves certain identified financial targets. See "Executive Compensation--Employment Agreements and Change in Control Arrangements"

 (6) Mr. Dexmier became Executive Vice President, Finance, Chief Financial Officer and Secretary in October 1997. In October 1997, the Company also granted Mr. Dexmier an option to acquire 500,000 shares of Common Stock under the 1994 Plan, subject to vesting in equal annual installments over four years.

 (7) In June 1997, the Board of Directors granted Mr. Saranga an option to purchase up to 100,000 shares of Common Stock under the 1994 Plan, subject to vesting in equal annual installments over four years. In September 1997, the Company granted Mr. Saranga an additional option to purchase up to 100,000 shares of the Common Stock of the Company under the 1994 Plan. Such option will become vested on December 31, 2000 if Mr. Saranga remains an employee of the Company on such date. Moreover, in September 1997 the Company also granted Mr. Saranga the right to receive 35,000 performance shares of Common Stock annually under the 1994 Plan to be issued if certain personal and financial milestones are met as of January 1, 1998, 1999 and 2000. See "--Option Repricing" and "Stock Plans--1994 Stock Option and Award Plan."

 (8) Mr. White resigned as Chairman, President and Chief Executive Officer in July 1997.

 (9) Mr. Coulter resigned as Executive Vice President, Worldwide Field Operations, in July 1997.

 (10) Mr. Alvarez resigned as Vice President, American Sales, in April 1997.

 (11) Mr. Graham resigned as Senior Vice President, Finance, and Chief Financial Officer in December 1996.

 (12) Mr. Winder resigned as Senior Vice President, Japan Operations, in April 1997.

                           AGGREGATE OPTION EXERCISES
             IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth certain information regarding stock options exercised during the fiscal year ended December 31, 1996 and held as of December 31, 1996 by the Named Executive Officers.

                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                            OPTIONS AT DECEMBER 31,       IN-THE-MONEY OPTIONS
                                   SHARES                             1996               AT DECEMBER 31, 1996(2)
                                 ACQUIRED OR     VALUE     --------------------------  ---------------------------
                                  EXERCISED   REALIZED(1)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
                                 -----------  -----------  -----------  -------------  ------------  -------------
CURRENT EXECUTIVE OFFICERS

  Robert J. Finocchio, Jr.
    (3)........................          --   $        --          --            --    $         --   $        --

  Jean-Yves F. Dexmier (4).....          --            --          --            --              --            --

  Myron (Mike) Saranga.........      65,000       899,842      67,500       217,500         439,842     1,569,684

FORMER EXECUTIVE OFFICERS

  Phillip E. White (5).........     140,000     3,219,368   1,037,500       382,500      14,669,971     2,802,188

  D. Kenneth Coulter (6).......      50,000     1,111,560     207,500       105,000       2,748,199       840,000

  Ronald M. Alvarez (7)........      52,000       754,562      10,000        50,000          36,250       355,000

  Howard H. Graham (8).........     125,000     2,187,310      60,000            --         506,250            --

  Edwin C. Winder (9)..........      30,000       543,100     242,500        87,500       3,995,617       700,938

--------------------------

(1) Market value at the time of exercise less the applicable exercise price

(2) Market value of underlying securities as of December 31, 1996 as reported on the Nasdaq National Stock Market minus the exercise price.

(3) Mr. Finocchio became Chairman, President and Chief Executive Officer in July 1997.

(4) Mr. Dexmier became Executive Vice President, Finance, Chief Financial Officer and Secretary in October 1997.

(5) Mr. White resigned as Chairman, President and Chief Executive Officer of the Company in July 1997.

(6) Mr. Coulter resigned as Executive Vice President, Worldwide Field Operations, in July 1997.

(7) Mr. Alvarez resigned as Vice President, American Sales, in April 1997.

(8) Mr. Graham resigned as Senior Vice President, Finance, and Chief Financial Officer in December 1996.

(9) Mr. Winder resigned as Senior Vice President, Japan Operations, in April
    1997.

OPTION REPRICING

    In September 1997, the Company's Board of Directors authorized the repricing of outstanding options to purchase Common Stock under the Company's stock option plans. Employees were eligible to participate only if they remained actively employed at the effective date of the repricing and were only permitted to exchange options outstanding prior to May 1, 1997. The repricing/option exchange was effective November 21, 1997 (the "Repricing Effective Date"). The repricing program offered eligible employees the opportunity to exchange eligible outstanding options with exercise prices in excess of the closing sales price of the Company's Common Stock on the Repricing Effective Date for a new option with an exercise price equal to such price. Other than the exercise price, each new option issued upon exchange has terms substantially equivalent to the surrendered option, including with respect to the number of shares, vesting terms and expiration. Options issued in connection with the exchange may not be exercised for a period of one year from the Repricing Effective Date, however. In addition, officers of the Company participating in the option exchange were required to forfeit 20% of the shares subject to each option being surrendered. The exercise price for repriced options was $7.1563, the closing sales price of the Company's Common Stock on the Repricing Effective Date.

    Of the Named Executive Officers, only Myron (Mike) Saranga, the Company's Senior Vice President, Product Management and Development, was eligible to have any options repriced. As of the Repricing Effective Date, Mr. Saranga held options to acquire 755,000 shares of Common Stock, all of which had been granted under the 1994 Plan and the 1986 Stock Option Plan. Mr. Saranga chose to reprice options to purchase up to 230,000 shares, of which options to purchase 100,000 shares had an exercise price of $24.125 per share and of which options to purchase 130,000 shares had an exercise price of $18.25 per share. As a result of such repricing, Mr. Saranga forfeited his right to purchase 46,000 shares. Of the options to purchase up to 230,000 shares that Mr. Saranga chose to reprice, options to purchase up to 90,000 shares were vested at the time Mr. Saranga made his election.

    In December 1997, the Company's Board of Directors authorized a second option repricing to be effective January 9, 1998 (the "Second Repricing Effective Date") based upon the closing sales price of the Company's Common Stock as of the Second Repricing Effective Date. Under the terms of the second repricing, each employee, excluding officers and directors of the Company, may exchange any option outstanding as of May 1, 1997 for a new option with an exercise price equal to the closing sales price on the Second Repricing Effective Date. Options exchanged in the second repricing may not be exercised for a period of one year from the Second Repricing Effective Date.

STOCK PLANS

    1994 STOCK OPTION AND AWARD PLAN. The Company's 1994 Stock Option and Award Plan, as amended (the "1994 Plan"), provides for the grant to employees of either options to purchase shares of Common Stock or the award of performance shares of Common Stock to be paid to employees upon the achievement of certain performance goals set for such employees. Options granted under the 1994 Plan may be either "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonqualified stock options. Stock options or performance awards granted under the 1994 Plan shall be referred to herein as "Awards." The 1994 Plan became effective in March 1994. The 1994 Plan replaced the Company's 1986 Stock Option Plan for Employees (the "Prior Plan"). Options previously issued under the Prior Plan continue to be exercisable according to their terms. Unless terminated sooner, without contrary action by the Company's stockholders, the 1994 Plan will terminate automatically in March 2004. A total of 16,000,000 shares of Common Stock had been reserved for issuance under the 1994 Plan at September 28, 1997, with a maximum of 800,000 of those shares available for award as performance shares.

    The 1994 Plan may be administered by a committee of the Board of Directors (the "Committee"), which shall be comprised solely of directors who are both "disinterested persons" under Rule 16b-3 of the Exchange Act and "outside directors" under Section 162(m) of the Code. The 1994 Plan is currently administered by the Compensation Committee of the Board of Directors. The Committee has the power, among other things, to determine which employees shall be granted Awards, to prescribe the terms and conditions of the Awards and to interpret the 1994 Plan and Awards. In addition, the Committee has the authority to amend, suspend or terminate the 1994 Plan, provided that no such action may adversely affect any Award previously granted under the 1994 Plan. In addition, in May 1997, the Company's stockholders approved an increase by 8,000,000 shares in the number of shares reserved for issuance under the 1994 Plan, provided that options to acquire such additional shares may not be repriced without stockholder approval.

    Options granted under the 1994 Plan are not generally transferable by the optionee, and each option is generally exercisable during the lifetime of the optionee only by such optionee. Options granted under the 1994 Plan must generally be exercised within three months of the termination of optionee's status as an employee of the Company or within 12 months after such employee's termination by death or disability, but in no event later than the expiration of ten-years from the date of grant of such option. The Committee has the discretion to extend or accelerate the exercisability of options following a termination of the optionee's employment but in no event for more than ten years after the date of grant of such option. The exercise price of nonstatutory stock options granted under the 1994 Plan must at least be equal to the fair market value of the Common Stock on the date of grant. The exercise price of all incentive stock options granted under the 1994 Plan must generally be at least equal to the fair market value of the Common Stock on the date of grant. In the event of certain transactions specified in Section 424(d) of the Code where the Company is assuming stock options granted to an employee by such employee's previous employer, the Committee may grant substitute options under the 1994 Plan with an exercise price less than fair market value. The term of all other options granted under the 1994 Plan may not exceed ten years. Notwithstanding the foregoing, with respect to any participant who owns stock possessing more than ten percent of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years.

    No employee shall be granted in any fiscal year options to purchase more than 500,000 shares, except that new employees and newly appointed executive officers may be granted options under the 1994 Plan to purchase up to 1,000,000 shares in the fiscal year of their hire or appointment. Generally, options granted under the 1994 Plan are not exercisable until one year after the date of grant, with 25% vesting on the first year anniversary and 25% vesting on the second, third and fourth anniversaries of the option grant date. Options which are unexercisable at the time of an employee's death or disability but which would otherwise become exercisable within one year of such date will automatically accelerate to the date of the employee's death or disability. The consideration to be paid upon exercise of an option may be cash, other shares (with certain restrictions) or such other form of consideration as may be acceptable to the Committee.

    No employee shall receive more than 200,000 shares pursuant to a performance award in any fiscal year. In all cases, the performance period relating to a performance award grant shall exceed six months in duration. Such performance may be qualified as "performance based compensation" under Section 162(m) of the Code in the Committee's discretion and may be based on the achievement of goals relating to Company revenue, return on stockholders' equity and/or earnings per share. Shares of Common Stock of the Company will be paid out to employees based on his or her achievement of certain performance milestones. The 1994 Plan provides that in the event of a merger or consolidation of the Company with or into another corporation, a sale of substantially all of the Company's assets or certain other changes in control of the Company, the number of shares purchasable under options granted under the 1994 Plan and the corresponding exercise price will be adjusted in connection with such corporate restructuring and that, with regard to the performance shares outstanding, the Committee shall determine the appropriate actions to prevent the dilution or diminishment of the awards.

    As of September 28, 1997, 33,105,759 shares of Common Stock had been issued upon exercise of options outstanding under the Prior Plan and 148,970 shares of Common Stock had been issued upon exercise of options outstanding under the 1994 Plan. Options to purchase 6,582,787 shares of Common Stock at a weighted average exercise price of $6.60 were outstanding under the Prior Plan, and options to purchase 11,361,709 shares of Common Stock at a weighted average exercise price of $20.59 were outstanding under the 1994 Plan (without giving effect to an option repricing effected in November 1997). Additionally, 105,000 shares of Common Stock have been awarded in connection with performance shares awards under the 1994 Plan but have not yet been issued. Moreover, as of September 28, 1997, options to purchase 1,070,664 shares of Common Stock of the Company assumed in connection with the acquisition of Illustra were outstanding with a weighted average exercise price of $1.76 and are exercisable according to their terms (without giving effect to an option repricing effected in November 1997). As of September 28, 1997, 4,489,321 shares remained available for issuance under the 1994 Plan, including 695,000 shares available for issuance as performance shares.

    1997 EMPLOYEE STOCK PURCHASE PLAN. The Company's 1997 Employee Stock Purchase Plan (the "1997 Purchase Plan") became effective in July 1997 and shall continue in effect until terminated by the Company. The 1997 Purchase Plan replaces the Corporation's Employee Stock Purchase Plan which expired on July 1, 1997. A total of 4,000,000 shares of Common Stock has been reserved for issuance under the 1997 Purchase Plan, all of which remained available for issuance under the 1997 Purchase Plan at September 28, 1997. The 1997 Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code, has four three-month offering periods each year beginning on the first trading day on or after July 1, October 1, January 1 and April 1. The 1997 Purchase Plan is administered by the Board of Directors or by a committee appointed by the Board (the "Committee"). The 1997 Purchase Plan is currently administered by the Compensation Committee. Employees are eligible to participate if they are customarily employed by the Company for more than 20 hours per week and more than five months during a calendar year and have completed a two year service period with the Company. Moreover, employees are not eligible to participate in the 1997 Purchase Plan if they possess or have the right to acquire five percent (5%) or more of the voting stock of the Company or any of its subsidiaries. The 1997 Purchase Plan permits participants to purchase Common Stock through payroll deductions of up to 15% of an employee's compensation, including commissions, overtime and bonuses. The price of Common Stock purchased under the 1997 Purchase Plan is 85% of the lower of the fair market value of the Common Stock at the beginning or at the end of each offering period as reported on the Nasdaq National Stock Market for the day in question. Employees may not purchase more than 500 shares of Common Stock during any three month offering period. In addition, employees will not be granted the right to purchase shares of Common Stock under the 1997 Purchase Plan at a rate which accrues in excess of $25,000 of fair market value at the applicable grant dates of such shares. Employees may end participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with the Company.

    Rights granted under the 1997 Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution or as otherwise provided under the 1997 Purchase Plan. The 1997 Purchase Plan provides that, in the event of a merger of the Company with or into another corporation or a sale of substantially all of the Company's assets, the Board of Directors may make such adjustment, if any, as it deems appropriate in the number, kind and purchase price of the shares available for purchase under the 1997 Purchase Plan and in the maximum number of shares subject to any option under the 1997 Purchase Plan. The Board of Directors has the authority to amend or terminate the 1997 Purchase Plan. If the 1997 Purchase Plan is terminated, the Board may elect to terminate all outstanding options either immediately or upon completion of the purchase of shares on the next purchase date or may elect to permit options to expire in accordance with their terms.

    1989 OUTSIDE DIRECTORS STOCK OPTION PLAN. Outside directors are entitled to participate in the 1989 Outside Directors Stock Option Plan, as amended, (the "Director Plan"). The Director Plan has a term of 20 years, unless terminated sooner by the Board. A total of 1,600,000 shares of Common Stock has been reserved for issuance under the Director Plan. The Director Plan provides for the automatic grant of 15,000 shares of Common Stock to each eligible outside director on the date such person first is elected as a director. In addition, outside directors shall automatically be granted an option to purchase 15,000 shares at each time such outside director is re-elected to the Board of Directors. Each option granted under the Director Plan shall have a term of ten years and the shares subject to the option shall vest over three years with one-third of the shares vesting on each of the first three anniversaries of the grant date. The exercise prices of the options granted under the Director Plan shall be 100% of the fair market value per share of the Common Stock, generally determined with reference to the closing price of the Common Stock as reported on the Nasdaq National Market on the date of grant. In the event of a change of control of the Company, each option granted under the Director Plan shall become fully vested and exercisable. Options granted under the Director Plan must be exercised within one month of the end of the optionee's tenure as a director of the Company, or within 12 months after such director's termination by death or disability, but in no event later than the expiration of the option's ten-year term. No option granted under the Director

Plan is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by such optionee.

    401(K) PLAN. The Company has adopted a tax-qualified employee savings and retirement plan (the "401(k) Plan"). All U.S. employees except temporary employees, leased employees, non-resident alien employees with no U.S.-source income, union employees and employees of an affiliated employer not authorized to participate in the 401(k) Plan are eligible to participate as of their date of hire. Eligible employees may elect to defer between one percent (1%) and fifteen percent (15%) of their compensation in the 401(k) Plan, subject to the statutorily prescribed annual limit. The Company may make matching contributions on behalf of all participants in the 401(k) Plan in an amount determined by the Company's Board of Directors. The matching contribution for the year ended December 31, 1996 was 50% of employee deferrals, up to a maximum of $2,000 per employee. The Company may also make additional discretionary profit sharing contributions in such amounts as determined by the Board of Directors, subject to statutory limitations on contributions made by employees and employers under such plans. Matching contributions are subject to a vesting schedule; all other contributions are at all times fully vested. Employees may borrow from the 401(k) Plan, and may request withdrawal from their account in the case of hardship or on attainment of age 59 1/2. The 401(k) Plan is intended to qualify under Sections 401 and 501 of the Internal Revenue Code of 1986, as amended, so that contributions by employees or by the Company to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made. The trustee under the 401(k) Plan, at the direction of each participant, invests the assets of the 401(k) Plan in any of a number of investment options.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

    On July 18, 1997, the Company entered into an at-will employment agreement with Mr. Finocchio, the Company's Chairman, President and Chief Executive Officer. The agreement provides for an annual base salary of $460,000, subject to annual review concerning increases. Pursuant to the agreement, the Company granted Mr. Finocchio an option to purchase 1,000,000 shares of Common Stock under the 1994 Plan at an exercise price per share of $10.8125, subject to vesting in equal annual installments over four years. In addition, the Company granted Mr. Finocchio an option outside the 1994 Plan to acquire an additional 500,000 shares of Common Stock at an exercise price of $10.8125, subject to vesting under the same terms as the grant under the 1994 Plan. In the event of a merger or change in control of the Company within six months after the date of the agreement, the exercisability of Mr. Finocchio's options will accelerate as to two year's additional vesting. If such change of control takes place after such six month period, the exercisability of Mr. Finocchio's options will accelerate so as to become fully vested.

    On September 24, 1997, the Company entered into an at-will employment letter agreement with Jean-Yves F. Dexmier, the Company's Executive Vice President, Finance, Chief Financial Officer and Secretary, which provides for an annual base salary of $350,000 and an annual cash bonus based on the achievement of individual and Company performance objectives. In the event Mr. Dexmier is terminated without cause within the first twelve months of his employment with the Company, he will be entitled to receive severance in an amount equal to one year of base salary plus any bonus he would have been entitled to receive under the Company's executive compensation plan. If such termination occurs after Mr. Dexmier's first twelve months with the Company, he shall be entitled to receive as severance an amount equal to six months base salary. If there is a change in control of the Company within the first twelve months Mr. Dexmier is employed with the Company, Mr. Dexmier will be entitled to receive $1,000,000 less any stock option profit realized upon the change in ownership. In connection with his employment, the Company granted Mr. Dexmier an option under the 1994 Plan to acquire 500,000 shares of Common Stock at an exercise price of $6.8125, subject to vesting in equal annual installments over four years.

    On September 18, 1997, the Company entered into an at-will employment letter agreement with Wesley Raffel, the Company's Vice President, North American Field Operations, which provides for an annual base salary of $250,000 and an annual cash bonus based on the achievement of individual and Company performance objectives. In the event of a change in the Chief Executive Officer or a change in ownership of the Company, Mr. Raffel will be entitled to receive severance in an amount equal to one year of base salary. In connection with his employment, the Company granted Mr. Raffel an option under the 1994 Plan to acquire 325,000 shares of Common Stock at an exercise price of $7.3438, subject to vesting in equal annual installments over four years.

    In October 1997, the Company entered into Change of Control Agreements (the "Change of Control Agreements") with Messrs. Dexmier and Raffel, Myron (Mike) Saranga, the Company's Senior Vice President, Product Management and Development, and Karen Blasing, the Company's Vice President and Corporate Controller. The Change of Control Agreements, which are substantially similar for each executive officer, provide that in the event a change in control of the Company occurs prior to January 18, 1998, the exercisability of each executive officers' stock options will accelerate as to two years additional vesting. If a change of control occurs after such date, the exercisability of each executive officer's options will accelerate so as to become fully vested.

    Other than the employment arrangements described above, the Company does not have employment agreements with any other current executive officer or director.

    In April 1997, the Company entered into Separation Agreements with Ronald M. Alvarez, the Company's former Vice President, American Sales, and Edwin C. Winder, the Company's former Vice President, Japan Operations, in connection with their resignations as executive officers of the Company. Under the terms of their respective Separation Agreements, Mr. Alvarez and Mr. Winder received payments for six months additional salary from the time of their resignations at the rate of $17,083.33 and $18,250.00 per month, respectively. In addition, Mr. Alvarez received a bonus in the amount of $7,686.00 for his services during the Company's first fiscal quarter of 1997. As part of his Separation Agreement, options to purchase 11,250 shares of Common Stock of the Company held by Mr. Alvarez continued to vest during the six months subsequent to his resignation date. The Company also agreed to pay both Mr. Alvarez and Mr. Winder additional fees for outplacement services and legal fees incurred in connection with the negotiation of their respective Separation Agreements.

    In connection with D. Kenneth Coulter's resignation as Executive Vice President, Worldwide Field Operations in July 1997, and pursuant to an Employment Agreement the Company previously entered with Mr. Coulter, the Company will pay Mr. Coulter an aggregate of $106,954 over the five month period ending December 31, 1997.

    In connection with Philip E. White's resignation as Chairman, President and Chief Executive Officer in July 1997, and pursuant to his employment agreement with the Company, the Company is obligated to pay Mr. White six months salary at a rate of $39,583.34 per month from the time of his resignation.

    The Company has entered into severance arrangements with additional former executive officers of the Company. See "Certain Transactions."

    The Company has also adopted a Rights Agreement, commonly referred to as a poison pill. See "Description of Capital Stock--Rights Agreement."

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

    The Company has adopted provisions in its Amended and Restated Certificate of Incorporation that eliminate to the fullest extent permissible under Delaware law the liability of its directors to the Company for monetary damages. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has entered into indemnification agreements with its officers and directors containing provisions which may require the Company, among other things, to indemnify the officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. See "Business--Legal Proceedings."

                              CERTAIN TRANSACTIONS

    In June 1993, the Company made a loan in the principal amount of $150,000 to Myron (Mike) Saranga, the Company's Senior Vice President, Product Management and Development, in connection with his accepting employment by the Company. The loan is secured by a second deed of trust on residential real property acquired by Mr. Saranga in California and was originally due and payable in full on the earliest of June 2, 1995, the date Mr. Saranga sold certain residential real property located in Connecticut or the date Mr. Saranga's employment with the Company was terminated. In June 1995, Mr. Saranga and the Company amended the loan to increase the interest rate of 3.56% per annum to 6.55% per annum and to provide that $30,000 of principal, and accrued interest, would be forgiven on June 2, 1996 and each anniversary thereafter until the loan is no longer outstanding, provided that Mr. Saranga remains an employee of the Company. The loan continues to provide that the full amount of unpaid principal and accrued interest will become immediately due and payable on the date Mr. Saranga's employment with the Company is terminated for any reason. In June 1996 and June 1997 the Company forgave $39,825 and $37,860 of principal and interest loan under the promissory note, respectively (such figures include a gross up to satisfy certain tax obligations). As of September 28, 1997, outstanding principal under the note totaled $90,000.

    The Company has entered into employment and change of control agreements with certain executive officers of the Company. See "Management--Employment Agreements and Change in Control Arrangements."

    In connection with Frank J. Bergandi's resignation as Vice President, North American Sales, in December 1995, the Company entered into a Separation Agreement with Mr. Bergandi whereby the Company agreed to pay Mr. Bergandi six months salary at a rate of $15,833.33 per month during a six month transition period. The Company also agreed that options to purchase up to an aggregate of 95,000 shares of Common Stock of the Company held by Mr. Bergandi would continue to vest during such transition period.

    In connection with Richard H. Williams' resignation as Senior Vice President, Business Units, in September 1996, the Company entered into a Separation Agreement with Mr. Williams whereby the Company agreed to pay Mr. Williams $132,500 in a lump sum payment, which represented six months of Mr. Williams' base salary. Moreover, the Company agreed that certain additional unvested restricted stock to purchase up to 77,283 shares of Common Stock of the Company held by Mr. Williams would continue to vest during the five month period following his resignation from the Company. The Company also agreed to pay Mr. Williams $1,000 for each day that he performed consulting services for the Company during the five months following his resignation; however, Mr. Williams did not perform any consulting services for the Company during such period. In addition, under the terms of a restricted stock purchase agreement the Company previously entered into with Mr. Williams, in connection with Mr. Williams' resignation, the Company purchased 128,804 shares of restricted stock that had been held by Mr. Williams for $24,999.81.

    In connection with Richard Blass' resignation as Vice President, Americas Finance, in November 1996, the Company entered into a Separation Agreement with Mr. Blass whereby it agreed to pay Mr. Blass five and one-half months salary at a rate of $11,500.00 per month following his resignation. The Company also agreed to pay Mr. Blass an additional six months salary, at the same rate of $11,500.00 per month, either in a lump sum payment or over six months following such five and one-half month transition period. Under his Separation Agreement, the Company also agreed to pay Mr. Blass up to $5,000 for outplacement services.

    In January 1997, the Company made a loan in the principal amount of $150,000 to Alan Henricks, the Company's former Executive Vice President and Chief Financial Officer, at an interest rate of seven percent (7.0%) per annum in connection with his appointment as Chief Financial Officer. Under the terms of the loan, $50,000 of principal would be forgiven on December 20 of each year that Mr. Henricks remained an employee of the Company. In connection with Mr. Henricks' resignation in April 1997, the

Company entered into a Separation Agreement with Mr. Henricks whereby the Company agreed to pay Mr. Henricks nine months salary at a rate of $25,000.00 per month following his resignation. In addition, Mr. Henricks agreed to repay the outstanding principal and interest under the note in equal monthly installments of $17,156.00 through deductions from Mr. Henricks' monthly severance payments described above.

    In connection with David H. Stanley's resignation as Vice President, Legal, and General Counsel in October 1997, the Company entered into a Separation Agreement with Mr. Stanley whereby the Company agreed to pay Mr. Stanley six months salary at a rate of $16,666.67 per month following his resignation. In addition, the Company agreed that unvested options to purchase up to an aggregate of 150,000 shares of Common Stock of the Company held by Mr. Stanley would continue to vest during a one month transition period. Under the Separation Agreement the Company also agreed to pay Mr. Stanley up to $5,000 for outplacement services.

    In January 1989, the Company entered into an Employment Agreement with Philip E. White, the Company's former Chairman, President and Chief Executive Officer which provided for certain severance arrangements in the event Mr. White left the Company. In addition, in connection with their resignation from their respective positions with the Company in fiscal 1997, Ronald M. Alvarez, the Company's former Vice President, American Sales, Edwin C. Winder, the Company's former Vice President, Japan Operations, and D. Kenneth Coulter, the Company's former Vice President, Worldwide Field Operations, entered into Separation Agreements with the Company. For a description of the Company's severance obligations to Messrs. White, Alvarez and Coulter under their respective agreements with the Company, see "Management--Employment Agreements on Change in Control Arrangements."

    Albert F. Knorp, a director of the Company, is of counsel to the law firm of Gray Cary Ware & Freidenrich, which provided legal services to the Company in 1996 in connection with certain corporate, licensing and trademark matters.

    On November 17, 1997, the Company issued 160,000 shares of Series A-1 Preferred in cancellation of and exchange for all of the outstanding Series A Preferred previously issued in connection with a Subscription Agreement, dated August 12, 1997, between Fletcher International Limited and the Company. The issuance of the Series A-1 Preferred in exchange for the Series A Preferred was effected in reliance on the exemption under Section 3(a)(9) of the Securities Act. See "Description of Capital Stock-- Preferred Stock."

    In connection with the issuance of the Series B Preferred in November 1997, the Company paid The Shemano Group, Inc. ("Shemano") a fee of $1,000,000 for financial advisory services provided in connection with such financing. In addition, the Company issued Shemano 100,000 shares of its Common Stock, which are being registered and offered for resale pursuant to this Prospectus. The Company also agreed to issue Shemano a warrant to purchase up to an additional 50,000 shares of Common Stock in the event that, as of April 17, 1998, the trading price of the Company's Common Stock is less than $12.50.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of the Company's outstanding equity securities as of September 28, 1997, after giving effect to the conversion of all of the Company's Series B Preferred Stock into 12,500,000 shares of Common Stock based upon an assumed conversion price of $4.00 per share and the Warrants to acquire an aggregate of 2,700,000 shares of Common Stock and the issuance of 100,000 shares of Common Stock of the Company to Shemano in connection with the Company's sale of the Series B Preferred, by (i) each person or entity who is known by the Company to own beneficially 5% or more of the Company's outstanding Common Stock or Series A-1 Preferred Stock; (ii) each director of the Company; (iii) each of the Named Executive Officers; (iv) all current directors and executive officers of the Company as a group; and (v) each Selling Stockholder. Both the Series A-1 Preferred and the Series B Preferred are non-voting equity securities. See "Description of Capital Stock--Preferred Stock."

                                                                BENEFICIAL OWNERSHIP                   BENEFICIAL OWNERSHIP
                                                               PRIOR TO OFFERING (2)                    AFTER OFFERING (2)
                                                              ------------------------   NUMBER OF   ------------------------
                                                                           PERCENT OF     SHARES                  PERCENT OF
NAME AND ADDRESS OF STOCKHOLDER(1)                              NUMBER        CLASS       OFFERED      NUMBER        CLASS
------------------------------------------------------------  -----------  -----------  -----------  -----------  -----------
COMMON STOCK

5% STOCKHOLDERS
  The Equitable Companies Incorporated (3)..................   13,192,382        8.0%           --    13,192,382        8.0%
  787 Seventh Avenue
  New York, New York 10019

DIRECTORS AND CURRENT EXECUTIVE OFFICERS
  Leslie G. Denend (4)......................................           --          --                         --          --
  Jean-Yves F. Dexmier (5)..................................           --          --           --            --          --
  Robert J. Finocchio, Jr. (6)..............................          100                       --           100           *
  Albert F. Knorp, Jr. (7)..................................      153,868           *           --       153,868           *
  James L. Koch (8).........................................       84,000           *           --        84,000           *
  Thomas A. McDonnell (9)...................................      130,000           *           --       130,000           *
  Myron (Mike) Saranga (10).................................      226,760           *           --       226,760           *
  Cyril J. Yansouni (11)....................................       40,000           *           --        40,000           *
  All current directors and executive officers as a group
    (14 persons) (12).......................................    1,747,179        1.1%           --     1,747,179        1.1%

FORMER EXECUTIVE OFFICERS
  Ronald M. Alvarez (13)....................................       38,750           *           --        38,750           *
  D. Kenneth Coulter (14)...................................      292,701           *           --       292,701           *
  Howard H. Graham (15).....................................        5,098           *           --         5,098           *
  Phillip E. White (16).....................................    1,307,819           *           --     1,307,891           *
  Edwin C. Winder (17)......................................      311,605           *           --       311,605           *

SELLING STOCKHOLDERS
  CC Investments, LDC (18)(19)..............................    3,800,000        2.3%    3,800,000            --          --
  Proprietary Convertible Investment Group Inc. (18)(20)....    6,080,000        3.7%    6,080,000            --          --
  Capital Ventures International (18)(21)...................    5,320,000        3.2%    5,320,000            --          --
  The Shemano Group Inc. (22)...............................      100,000           *      100,000            --          --

SERIES A-1 PREFERRED STOCK

5% STOCKHOLDERS
  Fletcher International Limited (23).......................      300,000      100.0%           --       300,000      100.0%
  c/o Midland Bank Trust Corporation (Cayman) Limited
  P.O. Box 1109, Mary Street
  Grand Cayman, Cayman Islands
  British West Indies

--------------------------

*   Less than 1%.

 (1) Unless otherwise indicated, the address for each listed stockholder, other than the Selling Stockholders, is c/o Informix Corporation, 4100 Bohannon Drive, Menlo Park, California 94025. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock held by them.

 (2) For figures related to holdings of Common Stock, applicable percentage ownership is based on 165,028,733 shares of Common Stock outstanding as of September 28, 1997, together with applicable options or warrants for such stockholder. Such outstanding Common Stock share figure assumes (i) the conversion of the outstanding Series B Preferred into 12,500,000 shares of Common Stock based on an assumed conversion price of $4.00 per share and
     (ii) the issuance of 100,000 shares of Common Stock to Shemano in connection with the Company's sale of the Series B Preferred. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities, subject to community property laws, where applicable. Shares of Common Stock or Series A-1 Preferred subject to options or warrants that are presently exercisable or exercisable within 60 days of September 28, 1997 are deemed to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person. To the extent that any shares are issued upon exercise of options, warrants or other rights to acquire the Company's capital stock that are presently outstanding or granted in the future or reserved for future issuance under the Company's stock plans, there will be further dilution to new public investors.

 (3) Based solely on a Schedule 13G, dated February 13, 1997, filed with the Commission, indicating beneficial ownership as of December 31, 1996.

 (4) Mr. Denend is a member of the Company's Board of Directors.

 (5) Mr. Dexmier is the Company's Executive Vice President, Finance, Chief Financial Officer and Secretary. See "Management--Employment Agreements and Change-in-Control Arrangements."

 (6) Mr. Finocchio is the Chairman and Chief Executive Officer. See "Management--Employment Agreements and Change-in-Control Arrangements."

 (7) Includes 25,000 shares of Common Stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of September 28, 1997. Mr. Knorp is a member of the Company's Board of Directors.

 (8) Includes 82,000 shares of Common Stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of September 28, 1997. Mr. Koch is a member of the Company's Board of Directors.

 (9) Includes 85,000 shares of Common Stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of September 28, 1997. Mr. McDonnell is a member of the Company's Board of Directors.

(10) Includes 225,000 shares of Common Stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of September 28, 1997. Mr. Saranga is the Company's Senior Vice President, Product Management and Development. Mr. Saranga forfeited options to aquire 46,000 shares of Common Stock in connection with an option repricing in November 1997; certain of those forfeited options are indicated as beneficially owned by Mr. Saranga. See "Management--Option Repricing."

(11) Includes 40,000 shares of Common Stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of September 28, 1997. Mr. Yansouni is a member of the Company's Board of Directors.

(12) Includes 923,500 shares of Common Stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of September 28, 1997.

(13) Includes 38,750 shares of Common Stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of September 28, 1997. Mr. Alvarez resigned as Vice President, American Sales, in April 1997. In connection with Mr. Alvarez's resignation, the Company agreed to pay Mr. Alvarez an additional six months salary following his resignation date pursuant to a Separation Agreement entered into with Mr. Alvarez; consequently, Mr. Alvarez's outstanding options remain exercisable until the three months from the end of his severance period. See "Employment Agreements and Change in Control Arrangements."

(14) Includes 283,750 shares of Common Stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of September 28, 1997. Mr. Coulter resigned as Executive Vice President, Worldwide Field Operations, in July 1997. In connection with Mr. Coulter's resignation, the Company is paying Mr. Coulter severance through December 31, 1997 pursuant to an Employment Agreement previously entered into with Mr. Coulter; consequently Mr. Coulter's outstanding options remain exercisable until three months from the end of his severance period. See "Certain Transactions."

(15) Mr. Graham resigned as Senior Vice President, Finance, and Chief Financial Officer in December 1996. Such share figure is based solely on a Form 4 for Mr. Graham filed with the Commission on March 10, 1997, indicating beneficial ownership as of February 28, 1997.

(16) Includes 1,295,000 shares of Common Stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of September 28, 1997. Mr. White resigned as Chairman of the Board of Directors, President and Chief Executive Officer in July 1997. In connection with Mr. White's resignation, the Company is paying Mr. White an additional six months salary following his resignation date pursuant to an Employment Agreement previously entered into with Mr. White; consequently Mr. White's outstanding options remain exercisable until three months from the end of his severance period. See "Employment Agreements and Change in Control Arrangements" and "Certain Transactions."

(17) Includes 297,500 shares of Common Stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of September 28, 1997. Mr. Winder resigned as Senior Vice President, Japan Operations, in April 1997. In connection with Mr. Winder's resignation, the Company agreed to pay Mr. Winder an additional six months salary following his resignation date pursuant to a Separation Agreement entered into with Mr. Winder; consequently, Mr. Winder's outstanding options remain exercisable until three months from the end of his severance period. See "Employment Agreements and Change in Control Arrangements."

(18) Assumes (i) the conversion of all of such Selling Stockholder's Series B Preferred into shares of Common Stock based on an assumed conversion price of $4.00 per share and, upon conversion of the Series B Preferred, (ii) the issuance and immediate exercisability of the Warrants based on the $4.00 per share conversion price. For a description of the terms of conversion of the Series B Preferred, see "Description of Capital Stock--Preferred Stock."

(19) Includes 675,000 shares of Common Stock issuable upon exercise of Warrants held by such Selling Stockholder. Prior to the assumed conversion Series B Preferred, such Selling Stockholder held 12,500 shares of Series B Preferred, representing 25.0% of the Series B Preferred outstanding as of the date of this Prospectus.

(20) Includes 1,080,000 shares of Common Stock issuable upon exercise of Warrants held by such Selling Stockholder. Prior to the assumed conversion Series B Preferred, such Selling Stockholder held 20,000 shares of Series B Preferred, representing 40.0% of the Series B Preferred outstanding as of the date of this Prospectus.

(21) Includes 945,000 shares of Common Stock issuable upon exercise of Warrants held by such Selling Stockholder. Prior to the assumed conversion Series B Preferred, such Selling Stockholder held 17,500 shares of Series B Preferred, representing 35.0% of the Series B Preferred outstanding as of the date of this Prospectus.

(22) Such shares were issued in connection with the sale of the Series B Preferred. See "Certain Transactions."

(23) Includes 140,000 shares of Series A-1 Preferred issuable upon exercise of the Series A-1 Warrant, which is presently exercisable. Based upon the assumed exercise of the Series A-1 Warrant and an assumed Series A-1 Preferred conversion price of $4.00 per share, the maximum number of shares of Common Stock of the Company that could be issued upon conversion of the Series A-1 Preferred is 13,674,500 shares of Common Stock, which would represent 7.7% of the outstanding Common Stock of the Company prior to the offering. See "Description of Capital Stock--Preferred Stock."

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    The Company is authorized to issue 500,000,000 shares of Common Stock, $0.01 par value, and 5,000,000 shares of Preferred Stock, $0.01 par value. Of the Preferred Stock, 440,000 shares have been designated Series A Convertible Preferred Stock, none of which are outstanding; 440,000 shares have been designated Series A-1 Convertible Preferred Stock, of which 160,000 shares are outstanding and of which 140,000 shares are issuable upon exercise of an outstanding warrant; and 50,000 shares of Series B Convertible Preferred Stock, all of which are outstanding. As of September 28, 1997, the Company had an aggregate of 152,428,733 shares of Common Stock outstanding (not including (i) shares of Common Stock issuable upon conversion of the Series A-1 Preferred or the Series B Preferred and (ii) 100,000 shares of Common Stock issued to Shemano in connection with the Company's sale of the Series B Preferred), and an additional 19,292,160 shares of Common Stock were issuable upon exercise of outstanding options, of which 8,152,335 shares were vested and exercisable.

    The following description of the Company's capital stock does not purport to be complete and is subject to and qualified in its entirety by the Company's Amended and Restated Certificate of Incorporation and Bylaws, by the Company's Certificates of Designation of Series A Convertible Preferred Stock, Series A-1 Convertible Preferred Stock and Series B Convertible Preferred Stock, by the Rights Agreement and by the applicable provisions of Delaware law.

    The Amended and Restated Certificate of Incorporation and Bylaws as well as the Rights Agreement contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Board of Directors. In addition, acquisitions of the Company and certain other change-in-control transactions may not be effected without the consent of the holders of the outstanding Preferred Stock or without requiring the acquiring entity to assume the Preferred Stock or cause such Preferred Stock to be redeemed. These provisions are likely to make an acquisition of the Company more difficult and expensive and could discourage potential acquirors.

COMMON STOCK

    Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of Common Stock do not have cumulative voting rights, and, therefore, holders of a majority of the shares voting for the election of directors can elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors.

    Holders of the Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the terms of any existing or future agreements between the Company and its debtholders. The Company has never declared or paid cash dividends on its capital stock, expects to retain future earnings, if any, for use in the operation and expansion of its business, and does not anticipate paying any cash dividends in the foreseeable future. In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets legally available for distribution after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding.

PREFERRED STOCK

    The Company is authorized to issue 5,000,000 shares of Preferred Stock. The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series, without any further vote or action by the Company's stockholders. To date, the Company has used its ability to designate new series of Preferred Stock in transactions intended to raise additional capital for the Company. The ability to issue additional shares of Preferred Stock, however, also provides desirable flexibility in connection with possible acquisitions and other corporate purposes but could also have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the market price of, and the voting and other rights of, the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.

    On August 12, 1997, the Company issued 160,000 shares of Series A Preferred to Fletcher International Limited ("Fletcher") for net proceeds of $37.2 million. In addition, the Company granted Fletcher a warrant to acquire up to an additional 140,000 shares of Series A Preferred for a purchase price per share of $250. On November 17, 1997, the Company issued 160,000 shares of the Series A-1 Preferred in cancellation of and exchange for all of the outstanding Series A Preferred previously issued to Fletcher. In connection with such cancellation and exchange, the Company and Fletcher also agreed to cancel the previously granted warrant to acquire Series A Preferred for the Series A-1 Warrant. The rights, preferences and privileges of the Series A-1 Preferred are substantially identical to those of the previously outstanding Series A Preferred, except that the mandatory redemption terms and certain other provisions differ. In particular, the holders of Series A Preferred could require the Company to redeem the Series A Preferred in the event certain conditions were not met in connection with a third party acquiring the Company or substantially all of its assets. Under the terms of the Series A-1 Preferred, however, the Company, not the holders of the Series A-1 Preferred, may make an election to redeem the Series A-1 Preferred in the event of such a change of control transaction. As a result of these differences, the Series A Preferred was excluded from stockholders' equity in the Company's consolidated balance sheet, while the Series A-1 Preferred is included in stockholders' equity.

    The Series A-1 Preferred is convertible into shares of Common Stock at any time after issuance. At the holder's option, each share of Series A-1 Preferred, which has a face value of $250, is convertible into Common Stock at a per share price equal to 101% of the average price of the Common Stock for the 30 trading days ending five trading days prior to the conversion, but not greater than the lesser of (i) 105% of the Common Stock average price of the first five trading days of such thirty day period or (ii) $12. The number of shares of Common Stock to be issued upon conversion will vary based on future stock price movements. Holders of the Series A-1 Preferred will not be entitled to convert the Series A-1 Preferred into more than 13,674,500 shares of Common Stock without first giving the Company 65 days prior notice. Holders of the A-1 Preferred will be entitled to a 15% annual dividend, payable quarterly in cash, in the event of
(i) the Company's failure to obtain stockholder approval within 90 days following any date when the number of shares of Common Stock issuable or issued upon conversion of the A-1 Preferred would have exceeded 19.9% of the Company's outstanding Common Stock or (ii) the failure of the Company to have a registration statement declared effective by the Commission under the Securities Act within 180 days following the request of the holders of the Series A-1 Preferred. Such dividend rights will continue to accrue until such default has been cured or the shares have been converted or redeemed. See "--Registration Rights." In the event holders of the Series A-1 Preferred object to the terms of a proposed acquisition of the Company, the Company may redeem shares of the Series A-1 Preferred at a price of $250 per share, plus any accrued but unpaid dividends. In the event the Company fails to redeem such shares, such failure will be deemed a default and the Company will be obligated to pay a 15% annual dividend (payable quarterly in cash) on such shares until redeemed or converted. In the event the Company defaults on the payment of any required dividend, the holders of Series A-1 Preferred will be entitled, voting separately as a class, to appoint and elect a number of directors (not less than one) to the Company's Board of Directors such that, following such election, such new directors will represent a percentage of the total members of the Board that most nearly approximates the percentage of ownership of the Company held by the holders of the Series A-1 Preferred on a fully-diluted basis. The Series A-1 Preferred will automatically convert into Common Stock 18 months following the date of its issuance by the Company; however, in the event the Company defaults on the payment of a required dividend other than as a result of a failure to redeem in connection with certain acquisitions, the automatic conversion date of the Series A-1 Preferred will be extended for a one-year period beginning on the date the default is first cured. The automatic conversion date may also be extended for additional periods under other circumstances. See "Risk Factors--Risks Associated with Convertible Preferred Stock Financings."

    The Series B Preferred is convertible at the election of the holder into shares of Common Stock beginning on the date six months after issuance, and at any time prior to such date upon the occurrence of certain events, including merger and similar transactions which would result in a change of control of the Company. The currently outstanding Series B Preferred was originally issued on November 17, 1997. The Series B Preferred will automatically convert into Common Stock three years following the date of its issuance by the Company. Each share of Series B Preferred, which has a face value of $1,000, is convertible into (i) shares of Common Stock at a per share price equal to the lowest of (A) the average of the closing bid prices for the Common Stock for the 22 trading days immediately prior to the 180th day following the initial issuance date of the Series B Preferred, (B) 101% of the average of the closing bid prices for the Common Stock for the 22 trading days ending five trading days prior to the date of actual conversion, or (C) 101% of the lowest closing bid price for the Common Stock during the five trading days immediately prior to the date of actual conversion and (ii) Warrants to acquire that number of shares of Common Stock equal to 20% of the shares determined pursuant to item (i). The exercise price for the Warrants will be equal to 110% of the lesser of (A) the average of the closing bid price for the Common Stock on the five trading days prior to November 17, 1997 and (B) the average of the closing bid price for the Common Stock on the five trading days occurring immediately prior to the date six months after November 17, 1997. The conversion price of the Series B Preferred is subject to modification and adjustment upon the occurrence of specified events. The Series B Preferred accrues cumulative dividends at an annual rate of 5% of the face value of each share of Series B Preferred. The dividend is generally payable upon the conversion or redemption of the Series B Preferred, and may be paid in cash or, at the Company's election subject to certain conditions, in shares of Common Stock. The Series B Preferred is junior to the Company's outstanding Series A-1 Convertible Preferred Stock in respect of liquidation preference and the right to receive dividend payments. See "Risk Factors--Risks Associated with Convertible Preferred Stock Financings".

    In connection with the issuance of the Series B Preferred in November 1997, the Company paid Shemano a fee of $1,000,000 for financial advisory services provided in connection with such financing. In addition, the Company issued Shemano 100,000 shares of its Common Stock, which are being registered and offered for resale pursuant to this Prospectus. The Company also agreed to issue Shemano a warrant to purchase up to an additional 50,000 shares of Common Stock in the event that, as of April 17, 1998, the trading price of the Company's Common Stock is less than $12.50.

REGISTRATION RIGHTS

    The Company has agreed that if the Commission imposes a holding period for securities issued in reliance on the exemption from registration set forth in Regulation S under the Securities Act longer than the 40 day period currently in effect or materially restricts the ability of the holders of the Series A-1 Preferred to sell or otherwise dispose of such securities pursuant to Regulation S, upon the request of the Series A-1 Preferred holders, the Company will file with the Commission a registration statement under the Securities Act covering that number of shares of the Company's Common Stock issued or issuable to such holders upon conversion of the Series A-1 Preferred, and thereafter to use its best efforts to cause such registration statement to become effective. The Company has agreed to use its best efforts to keep any such registration effective until the earlier of the date at which time all applicable securities have been sold, the second anniversary of the issuance of the Series A Preferred shares or at such time that such securities may otherwise be sold to the public absent registration.

    The Company also agreed to file with the Commission within 45 days following the sale of the Series B Preferred a registration statement under the Securities Act covering not less than 150% of that number of shares of Common Stock issuable to the Series B Preferred holders upon conversion of the Series B Preferred and upon exercise of the Warrants at the time of filing, and thereafter to use its best efforts to cause such registration statement to become effective. If the Commission has not declared the registration statement filed in connection with the Series B Preferred effective prior to the 150th day after the sale of such securities, the Company will be obligated to pay certain damages to the Series B Preferred holders. The Company has agreed to maintain the effectiveness of the registration statement filed in connection with the Series B Preferred until the earlier to occur of the date on which all of the applicable securities have been sold thereunder or such time that such securities may be sold to the public without registration. In addition, the Company has granted "piggyback" registration rights to holders of the Series B Preferred, which permit such holders to include shares of Common Stock issuable upon conversion of the Series B Preferred and upon exercise of the Warrants in certain registration statements which may be filed by the Company covering the sale of shares of Common Stock for the account of the Company.

ANTITAKEOVER EFFECTS OF PROVISIONS OF CERTIFICATE OF INCORPORATION AND BYLAWS;
  RIGHTS AGREEMENT

    The Company's Amended and Restated Certificate of Incorporation provides that all stockholder actions must be effected at a duly called annual or special meeting and may not be effected by written consent. The Company's Bylaws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer of the Company or stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at such meeting. In addition, the Company's Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the Board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to the Company's Secretary of the stockholder's intention to bring such business before the meeting.

    The Company's Board of Directors has declared a dividend of one Purchase Right (a "Right") under the Company's Rights Agreement for each share of the Company's Common Stock outstanding on September 17, 1991 or thereafter issued. When exercisable, each Right initially entitles the holder to purchase one share of Common Stock at a specified price. The Rights become exercisable on the earlier of: (i) the tenth day (or such later date as may be determined by a majority of the Company's Directors not affiliated with the acquiring person or group (the "Continuing Directors")) after a person or group has acquired, or obtained the right to acquire, beneficial ownership of 20% of more of the Company's outstanding Common Stock or (ii) the tenth business day (or such later date as may be determined by a majority of the Continuing Directors) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in beneficial ownership by a person or group of 20% or more of the Company's outstanding Common Stock. If an acquiror obtains 20% or more of the Company's outstanding Common Stock (other than in certain permitted transactions), and unless the Rights are earlier redeemed, the holder of each unexercised Right will have the right to receive shares of the Company's Common Stock having a value equal to two times the purchase price. Similarly, unless the Rights are earlier redeemed, after the tenth day following certain acquisition transactions, proper provision must be made so that holders of Rights (other than those beneficially owned by an acquiring person, which will thereafter be void) will thereafter have the right to receive, upon exercise, shares of common stock of the acquiring company having a value equal to two times the purchase price. The Rights Agreement has been amended so as to prevent holders of the Series A-1 Preferred and the holders of the Series B Preferred from being deemed acquiring persons under the Rights Agreement by virtue of their beneficial ownership of securities issued or issuable in connection with the sale and issuance of Preferred Stock. The Rights expire on July 25, 2005 or on their earlier exchange, redemption or expiration in connection with certain permitted transactions. See "Executive Compensation--Employment Agreements and Change in Control Arrangements."

    The foregoing provisions of the Company's Amended and Restated Certificate of Incorporation Bylaws and the Rights Agreement are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions which may involve an actual or threatened change of control of the Company. Such provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal and, accordingly, could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions are also intended to discourage certain tactics that may be used in proxy fights but could, however, have the effect of discouraging others from making tender offers for the Company's shares and, consequently, may also inhibit fluctuations in the market price of the Company's shares that could result from actual or rumored takeover attempts. These provisions may also have the effect of preventing changes in the management of the Company. In addition, acquisitions of the Company and certain other change-in-control transactions may not be effected without the consent of the holders of the outstanding Preferred Stock or without requiring the acquiring entity to assume the Preferred Stock or cause such Preferred Stock to be redeemed. These provisions are likely to make an acquisition of the Company more difficult and expensive and could discourage potential acquirors. See "Risk Factors--Risks Associated with Convertible Preferred Stock Financings" and "--Effect of Certain Charter Provisions; Limitation of Liability of Directors; Antitakeover Effects of Delaware Law."

EFFECT OF DELAWARE ANTITAKEOVER STATUTE

    The Company is subject to Section 203 of the Delaware General Corporation Law (the "Antitakeover Law"), which regulates corporate acquisitions. The Antitakeover Law prevents certain Delaware corporations, including those whose securities are listed for trading on the Nasdaq National Market, from engaging, under certain circumstances in a "business combination" with any "interested stockholder" for three years following the date that such stockholder became an interested stockholder. For purposes of the Antitakeover Law, a "business combination" includes, among other things, a merger or consolidation involving the Company and the interested shareholder and the sale of more than ten percent (10%) of the Company's assets. In general, the Antitakeover Law defines an "interested stockholder" as any entity or person beneficially owning 15% or more the outstanding voting stock of the Company and any entity or person affiliated with or controlling or controlled by such entity or person. A Delaware corporation may "opt out" of the Antitakeover Law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the Company's outstanding voting shares. The Company has not "opted out" of the provisions of the Antitakeover Law. See "Risk Factors--Effect of Certain Charter Provisions; Limitation of Liability of Directors; Antitakeover Effects of Delaware Law."

TRANSFER AGENT

    The Transfer Agent and Registrar for the Common Stock is Boston Equiserve
LP.

                              PLAN OF DISTRIBUTION

    The Company will not receive any proceeds from the sale of the Shares. The Shares are being offered on behalf of the Selling Stockholders. The Shares may be sold or distributed from time to time by the Selling Stockholders, or by pledgees, donees or transferees of, or other successors in interest to, the Selling Stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the Shares may be effected in one or more of the following methods: (i) ordinary brokers' transactions, which may include long or short sales; (ii) transactions involving cross or block trades or otherwise on the Nasdaq National Stock Market; (iii) purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this Prospectus; (iv) "at the market" to or through market makers or into an existing market for the Shares; (v) in other ways not involving market makers or established trading markets, including direct sales to purchases or sales effected through agents; (vi) through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise); or (vii) any combination of the foregoing, or by any other legally available means. In addition, the Selling Stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of Shares in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the Shares, which Shares may be resold thereafter pursuant to this Prospectus.

    Brokers, dealers, underwriters or agents participating in the distribution of the Shares as agents may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholders and/or purchasers of the Shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). The Selling Stockholders and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "Underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of Shares may be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor any Selling Stockholder can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Stockholder, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Shares.

    To the extent required, the specific shares of Common Stock to be sold, the names of the Selling Stockholders, purchase price, public offering price, the names of any such agent, dealer or underwriter and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying Prospectus Supplement.

    The Company has agreed to bear certain expenses of registration of the Common Stock under the federal and state securities laws and of any offering and sale hereunder not including certain expenses such as commissions or discounts of underwriters, dealers or agents and fees attributable to the sale of the Shares. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including certain potential liabilities under the Securities Act, or to contribute to payments the Selling Stockholders may be required to make in respect thereof. See "Description of Capital Stock--Registration Rights."

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

    The consolidated financial statements of Informix Corporation at December 31, 1996, 1995 and for each of the three years in the period ended December 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                              INFORMIX CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Informix Corporation Consolidated Financial Statements:

  Report of Independent Auditors...........................................................................     F-2

  Consolidated Balance Sheets..............................................................................     F-3

  Consolidated Statements of Operations....................................................................     F-4

  Consolidated Statement of Stockholders' Equity (Deficit).................................................     F-5

  Consolidated Statements of Cash Flows....................................................................     F-6

  Notes to Consolidated Financial Statements...............................................................  F-7

                         REPORT OF INDEPENDENT AUDITORS

BOARD OF DIRECTORS AND STOCKHOLDERS--INFORMIX CORPORATION

    We have audited the accompanying consolidated balance sheets of Informix Corporation as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1996 (as restated). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    Since the date of completion of our audit of the accompanying financial statements and initial issuance of our report thereon dated February 3, 1997, the Company, as discussed in Note 2, has experienced a substantial reduction in revenues and operating losses that adversely affect the Company's current results of operations and liquidity. Note 2 describes management's plans to address these issues.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Informix Corporation at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

San Jose, California
February 3, 1997, except as to Notes 1, 2, 3 and 12, as to which the date is November 16, 1997.

                              INFORMIX CORPORATION

                          CONSOLIDATED BALANCE SHEETS

               (IN THOUSANDS, EXCEPT SHARE AND PER-SHARE AMOUNTS)

                                                                                          RESTATED--SEE NOTE 1
                                                                                      ----------------------------
                                                                                      DECEMBER 31,   DECEMBER 31,
                                                                                          1996           1995
                                                        SEPTEMBER 28,    PRO FORMA    -------------  -------------
                                                            1997         (NOTE 6)
                                                        -------------  SEPTEMBER 28,
                                                                           1997
                                                         (UNAUDITED)   -------------
                                                                        (UNAUDITED)
                                                      ASSETS
Current Assets:
  Cash and cash equivalents...........................    $  78,935                     $ 226,508      $ 164,305
  Short-term investments..............................       16,535                        34,512         88,904
  Accounts receivable, less allowance for doubtful
    accounts of $29,541 at September 28, 1997 and
    $21,429 in 1996 and $12,584 in 1995...............      137,223                       194,499        166,716
  Deferred taxes......................................       50,655                        42,133         24,536
  Other current assets................................       25,022                        35,662         28,155
                                                        -------------                 -------------  -------------
    Total current assets..............................      308,370                       533,314        472,616
                                                        -------------                 -------------  -------------
Property and equipment, at cost
  Land................................................       59,258                        --             --
  Computer equipment..................................      206,421                       225,336        103,650
  Office equipment and leasehold improvements.........       76,756                        67,982         49,292
  Less accumulated depreciation and amortization......     (154,228)                     (106,591)       (71,310)
                                                        -------------                 -------------  -------------
                                                            188,207                       186,727         81,632
Software costs, less accumulated amortization of
  $25,508 at September 28, 1997 and $41,559 in 1996
  and $18,980 in 1995.................................       42,246                        54,486         36,866
Deferred taxes........................................       10,542                        10,542         21,021
Long-term investments.................................       11,726                         6,639          9,781
Intangible assets.....................................        8,297                        34,693         40,730
Other assets..........................................       18,210                        55,597         19,799
                                                        -------------                 -------------  -------------
Total assets..........................................    $ 587,598                     $ 881,998      $ 682,445
                                                        -------------                 -------------  -------------
                                                        -------------                 -------------  -------------

                                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Accounts payable....................................    $  46,610                     $  65,446      $  29,646
  Accrued expenses....................................       69,290                        59,723         35,480
  Accrued employee compensation.......................       70,931                        57,626         49,911
  Income taxes payable................................        6,896                         7,369         34,392
  Deferred maintenance revenue........................       99,782                        94,981         66,792
  Advances on unearned license revenue................      210,269                       239,506         83,553
  Other liabilities...................................       59,485                         5,526          9,248
                                                        -------------                 -------------  -------------
    Total current liabilities.........................      563,263                       530,177        309,022
Other liabilities.....................................        6,927                         2,359          2,846
Deferred taxes........................................       24,085                        24,158         12,830
Commitments and contingencies
Series A Convertible Redeemable Preferred stock, par
  value $.01 per share, 160,000 issued and outstanding
  at September 28, 1997, aggregate liquidation
  preference of $40,000, none issued and outstanding
  pro forma...........................................       37,200      $  --             --             --
Stockholders' Equity (Deficit):
Preferred stock, par value $.01 per share--5,000,000
  shares authorized, none issued and outstanding at
  September 28, 1997; 160,000 Series A-1 shares issued
  and outstanding pro forma, aggregate liquidation
  preference of $40,000...............................       --                  2         --             --
Common stock, par value $.01 per share - 500,000,000
  shares authorized, issued 152,429,000 at September
  28, 1997, 150,782,000 and 147,984,000 in 1996 and
  1995, respectively..................................        1,524          1,524          1,508          1,480
Additional paid-in capital............................      252,558        289,756        243,564        204,448
Retained earnings (accumulated deficit)...............     (287,338)      (287,338)        78,723        154,098
Unrealized gain (loss) on available-for-sale
  securities, net of tax..............................         (433)          (433)        11,690          4,064
Foreign currency translation adjustment...............      (10,188)       (10,188)       (10,181)        (6,343)
                                                        -------------  -------------  -------------  -------------
    Total stockholders' equity (deficit)..............      (43,877)     $  (6,677)       325,304        357,747
                                                        -------------  -------------  -------------  -------------
                                                                       -------------
      Total Liabilities and Stockholders' Equity......    $ 587,598                     $ 881,998      $ 682,445
                                                        -------------                 -------------  -------------
                                                        -------------                 -------------  -------------

                See Notes to Consolidated Financial Statements.

                              INFORMIX CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)

                                                                                      RESTATED--SEE NOTE 1
                                                                               ----------------------------------
                                                                                    YEAR ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1996        1995        1994
                                                      NINE MONTHS ENDED        ----------  ----------  ----------
                                                 ----------------------------
                                                 SEPTEMBER 28,  SEPTEMBER 29,
                                                     1997           1996
                                                 -------------  -------------
                                                  (UNAUDITED)    (UNAUDITED)
                                                                 (RESTATED)
Net revenues:
  Licenses.....................................   $   271,614    $   346,215   $  496,039  $  458,284  $  346,518
  Services.....................................       209,532        164,786      231,810     174,486     105,451
                                                 -------------  -------------  ----------  ----------  ----------
                                                      481,146        511,001      727,849     632,770     451,969
Costs and expenses:
  Cost of software distribution................        52,860         34,629       46,786      37,593      24,494
  Cost of services.............................       128,197        104,828      144,850      91,540      46,798
  Sales and marketing..........................       347,906        292,539      413,689     301,932     203,815
  Research and development.....................       108,420         87,539      120,211      85,643      64,264
  General and administrative...................        72,110         47,356       64,416      51,114      35,369
  Write-off of goodwill and other long-term
    assets.....................................        30,473        --            --          --          --
  Write-off of acquired research &
    development................................         7,000        --            --          --          --
  Restructuring charges........................       109,356        --            --          --          --
  Expenses related to Illustra merger..........       --               5,914        5,914      --          --
                                                 -------------  -------------  ----------  ----------  ----------
                                                      856,322        572,805      795,866     567,822     374,740
                                                 -------------  -------------  ----------  ----------  ----------
  Operating income (loss)......................      (375,176)       (61,804)     (68,017)     64,948      77,229
Interest income................................         3,691          6,671        9,868       8,148       3,970
Interest expense...............................        (5,372)        (4,073)      (5,784)     (2,522)       (551)
Other income (expense), net....................        17,596          1,821        2,899         120      (3,105)
                                                 -------------  -------------  ----------  ----------  ----------
Income (loss) before income taxes..............      (359,261)       (57,385)     (61,034)     70,694      77,543
Income taxes...................................         6,800          9,170       12,531      32,094      29,250
                                                 -------------  -------------  ----------  ----------  ----------
Net income (loss)..............................   $  (366,061)   $   (66,555)  $  (73,565) $   38,600  $   48,293
                                                 -------------  -------------  ----------  ----------  ----------
                                                 -------------  -------------  ----------  ----------  ----------
Net income (loss) per share....................   $     (2.41)   $     (0.45)  $    (0.49) $     0.26  $     0.34
                                                 -------------  -------------  ----------  ----------  ----------
                                                 -------------  -------------  ----------  ----------  ----------
Weighted average number of common and common
  equivalent shares outstanding................       151,708        149,194      149,310     150,627     142,782

                See Notes to Consolidated Financial Statements.

                              INFORMIX CORPORATION

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                             (RESTATED--SEE NOTE 1)

                                                                                                                   UNREALIZED
                                                                                                                   GAIN (LOSS)
                                                                                                       RETAINED        ON
                                               COMMON STOCK       ADDITIONAL      TREASURY STOCK       EARNINGS    AVAILABLE-
                                          ----------------------    PAID-IN    --------------------  (ACCUMULATED   FOR-SALE
                                           SHARES      AMOUNT       CAPITAL     SHARES     AMOUNT      DEFICIT)    SECURITIES
                                          ---------  -----------  -----------  ---------  ---------  ------------  -----------
                                                                             (IN THOUSANDS)
Balance, December 31, 1993..............    133,286   $   1,333    $ 127,176        (266) $  (2,431)  $   84,030    $  --
Exercise of stock options...............      1,170          11        3,557
Sale of stock to employees under
  employee stock purchase plan..........         90           1        1,052
Issuance of stock, net of costs.........      5,608          55       11,499
Tax benefits related to stock options...                              10,062
Foreign currency translation
  adjustment............................
Acquisition of treasury stock...........                                  (3)     (2,723)   (22,139)
Reissuance of treasury stock............                                           2,989     24,570      (16,655)
Unrealized gain on available-for-sale
  securities, net of tax................                                                                                  665
Net income (restated)...................                                                                  48,293
                                          ---------  -----------  -----------  ---------  ---------  ------------  -----------
Balance, December 31, 1994..............    140,154       1,400      153,343      --         --          115,668          665
Exercise of stock options...............      4,377          44       13,712
Sale of stock to employees under
  employee stock purchase plan..........        349           3        6,603
Issuance of stock, net of costs.........      2,571          28        7,508
Tax benefits related to stock options...                              21,291
Acquisition of STG......................        533           5        1,991                                (170)
Foreign currency translation
  adjustment............................
Unrealized gain on available-for-sale
  securities, net of tax................                                                                                3,399
Net income (restated)...................                                                                  38,600
                                          ---------  -----------  -----------  ---------  ---------  ------------  -----------
Balance, December 31, 1995..............    147,984       1,480      204,448      --         --          154,098        4,064
Exercise of stock options...............      2,182          22       13,343
Sale of stock to employees under
  employee stock purchase plan..........        616           6       10,986
Acquisition of treasury stock...........                                            (100)    (2,388)
Reissuance of treasury stock............                                             100      2,388       (1,810)
Tax benefits related to stock options...                              14,787
Foreign currency translation
  adjustment............................
Unrealized gain on available-for-sale
  securities, net of tax................                                                                                7,626
Net loss (restated).....................                                                                 (73,565)
                                          ---------  -----------  -----------  ---------  ---------  ------------  -----------
Balance at December 31, 1996............    150,782       1,508      243,564      --         --           78,723       11,690
Exercise of stock options
  (unaudited)...........................      1,088          11        3,335
Sale of stock to employees under
  employee stock purchase plan
  (unaudited)...........................        559           5        5,659
Foreign currency translation adjustment
  (unaudited)...........................
Change in unrealized gain (loss) on
  available-for-sale securities
  (unaudited)...........................                                                                              (12,123)
Net loss (unaudited)....................                                                                (366,061)
                                          ---------  -----------  -----------  ---------  ---------  ------------  -----------
Balance at September 28, 1997
  (unaudited)...........................    152,429   $   1,524    $ 252,558      --      $  --       $ (287,338)   $    (433)
                                          ---------  -----------  -----------  ---------  ---------  ------------  -----------
                                          ---------  -----------  -----------  ---------  ---------  ------------  -----------


                                            FOREIGN
                                           CURRENCY
                                          TRANSLATION
                                          ADJUSTMENT     TOTALS
                                          -----------  ----------

Balance, December 31, 1993..............   $  (2,527)  $  207,581
Exercise of stock options...............                    3,568
Sale of stock to employees under
  employee stock purchase plan..........                    1,053
Issuance of stock, net of costs.........                   11,554
Tax benefits related to stock options...                   10,062
Foreign currency translation
  adjustment............................         851          851
Acquisition of treasury stock...........                  (22,142)
Reissuance of treasury stock............                    7,915
Unrealized gain on available-for-sale
  securities, net of tax................                      665
Net income (restated)...................                   48,293
                                          -----------  ----------
Balance, December 31, 1994..............      (1,676)     269,400
Exercise of stock options...............                   13,756
Sale of stock to employees under
  employee stock purchase plan..........                    6,606
Issuance of stock, net of costs.........                    7,536
Tax benefits related to stock options...                   21,291
Acquisition of STG......................                    1,826
Foreign currency translation
  adjustment............................      (4,667)      (4,667)
Unrealized gain on available-for-sale
  securities, net of tax................                    3,399
Net income (restated)...................                   38,600
                                          -----------  ----------
Balance, December 31, 1995..............      (6,343)     357,747
Exercise of stock options...............                   13,365
Sale of stock to employees under
  employee stock purchase plan..........                   10,992
Acquisition of treasury stock...........                   (2,388)
Reissuance of treasury stock............                      578
Tax benefits related to stock options...                   14,787
Foreign currency translation
  adjustment............................      (3,838)      (3,838)
Unrealized gain on available-for-sale
  securities, net of tax................                    7,626
Net loss (restated).....................                  (73,565)
                                          -----------  ----------
Balance at December 31, 1996............     (10,181)     325,304
Exercise of stock options
  (unaudited)...........................                    3,346
Sale of stock to employees under
  employee stock purchase plan
  (unaudited)...........................                    5,664
Foreign currency translation adjustment
  (unaudited)...........................          (7)          (7)
Change in unrealized gain (loss) on
  available-for-sale securities
  (unaudited)...........................                  (12,123)
Net loss (unaudited)....................                 (366,061)
                                          -----------  ----------
Balance at September 28, 1997
  (unaudited)...........................   $ (10,188)  $  (43,877)
                                          -----------  ----------
                                          -----------  ----------

                See Notes to Consolidated Financial Statements.

                              INFORMIX CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                 RESTATED - SEE NOTE 1
                                                                                            -------------------------------
                                                                                                YEAR ENDED DECEMBER 31,
                                                                                            -------------------------------
                                                                                              1996       1995       1994
                                                                   NINE MONTHS ENDED        ---------  ---------  ---------
                                                              ----------------------------
                                                              SEPTEMBER 28,  SEPTEMBER 29,
                                                                  1997           1996
                                                              -------------  -------------
                                                               (UNAUDITED)    (UNAUDITED)
                                                                              (RESTATED)
Cash flow from operating activities:
  Net income (loss).........................................    $(366,061)     $ (66,555)   $ (73,565) $  38,600  $  48,293
  Adjustments to reconcile net income (loss) to cash,
    provided by (used in) operating activities:
    License revenue paid in advance (see contra)............      (51,025)       (40,867)     (58,206)   (34,237)    (8,140)
    Depreciation and amortization...........................       47,790         31,954       47,207     28,949     16,575
    Amortization and write-off of capitalized software......       30,672         10,802       14,626     12,041      7,848
    Deferred tax expense....................................       --             (3,519)      (3,965)   (16,577)    (4,103)
    Provisions for losses on accounts receivable............       12,962            479       14,983      8,508      3,837
    Write-off of goodwill and other long-term assets........       30,473         --           --         --         --
    Write-off of acquired research & development............        7,000         --           --         --         --
    Foreign currency transaction gain.......................       (4,229)        (2,805)      (5,349)    (4,609)    (1,323)
    Gain on sales of strategic investments..................       (8,231)        (1,867)      (3,856)    --         --
    Provisions for losses on strategic investments..........        3,786         --           --         --         --
    Loss on disposal of property and equipment..............       10,889          1,139        2,393        605     --
    Restructuring charges...................................       94,228         --           --         --         --
  Changes in operating assets and liabilities:
    Accounts receivable.....................................       34,618        (38,187)     (45,426)   (47,045)   (23,249)
    Other current assets....................................       (6,529)        (3,706)          89     (8,441)    (2,025)
    Accounts payable and accrued expenses...................        5,679         35,828       52,077     64,294     31,528
    Deferred maintenance revenue............................        7,361         15,553       29,590     17,197     11,613
                                                              -------------  -------------  ---------  ---------  ---------
Total cash provided by (used in) operating activities.......     (150,617)       (61,751)     (29,402)    59,285     80,854
                                                              -------------  -------------  ---------  ---------  ---------
INVESTING ACTIVITIES
Investments of excess cash:
  Purchases of held-to-maturity securities..................       --             --           --       (144,517)  (124,102)
  Purchases of available-for-sale securities................      (24,534)      (123,160)    (152,179)    (4,303)  (111,923)
  Maturities of held-to-maturity securities.................       --             --           --         83,159    106,513
  Maturities of available-for-sale securities...............       18,489         86,217      126,137      6,104     --
Purchases of strategic investments..........................       (2,250)        (3,750)     (12,737)    (1,000)    (1,623)
Proceeds from sales of strategic investments................       10,002          5,085        7,299     --         --
Proceeds from sales of available-for-sale securities........       30,676         25,703       83,696     27,261    140,866
Purchases of property and equipment.........................      (95,592)       (96,116)    (148,270)   (56,500)   (25,747)
Proceeds from disposal of property and equipment............        2,644          1,821        1,929        288     --
Additions to software costs.................................      (17,188)       (21,138)     (32,381)   (23,977)   (15,048)
Business combinations, net of cash acquired.................       (8,807)        (1,840)      (4,340)   (38,413)    (8,799)
Other.......................................................        9,918         (9,729)     (14,434)    (5,757)      (721)
                                                              -------------  -------------  ---------  ---------  ---------
Net cash and cash equivalents used in investing
  activities................................................      (76,642)      (136,907)    (145,280)  (157,655)   (40,584)
                                                              -------------  -------------  ---------  ---------  ---------
FINANCING ACTIVITIES
Advances on unearned license revenue (see contra)...........       21,787        156,963      207,218    109,338     26,380
Proceeds from issuance of common stock, net.................        9,011         14,761       24,357     27,898     15,836
Proceeds from issuance of preferred stock...................       37,200         --           --         --         --
Principal payments on capital leases........................       (1,268)          (749)      (1,025)      (442)    (1,342)
Acquisition of common stock.................................       --             --           (2,388)    --        (22,141)
Reissuance of treasury stock................................       --             --              578     --          7,915
                                                              -------------  -------------  ---------  ---------  ---------
Net cash and cash equivalents provided by financing
  activities................................................       66,730        170,975      228,740    136,794     26,648
                                                              -------------  -------------  ---------  ---------  ---------
Effect of exchange rate changes on cash and cash
  equivalents...............................................       12,956          7,170        8,145     (6,402)       554
                                                              -------------  -------------  ---------  ---------  ---------
Increase (decrease) in cash and cash equivalents............     (147,573)       (20,513)      62,203     32,022     67,472
Cash and cash equivalents at beginning of period............      226,508        164,305      164,305    132,283     64,811
                                                              -------------  -------------  ---------  ---------  ---------
Cash and cash equivalents at end of year....................    $  78,935      $ 143,792    $ 226,508  $ 164,305  $ 132,283
                                                              -------------  -------------  ---------  ---------  ---------
                                                              -------------  -------------  ---------  ---------  ---------

                 See Notes to Consolidated Financial Statements

                              INFORMIX CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1996, 1995 AND 1994
               (INFORMATION AS OF SEPTEMBER 28, 1997 AND FOR THE
                    NINE MONTHS ENDED SEPTEMBER 28, 1997 AND
                        SEPTEMBER 29, 1996 IS UNAUDITED)

NOTE 1--RESTATEMENT OF FINANCIAL STATEMENTS

    Subsequent to the filing of its Annual Report on Form 10-K for the year ended December 31, 1996 with the Securities and Exchange Commission, the Company became aware of errors and irregularities that ultimately affected the timing and dollar amount of reported earned revenues from license transactions in 1996, 1995 and 1994. The irregularities took numerous forms and were primarily the result of lack of compliance with or circumvention of the Company's procedures and controls.

    The Company undertook and completed extended procedures related to license transactions recorded in each year of the three-year period. As a result of these findings and other relevant information now known or disclosed, the Company has determined that a significant number and dollar amount of license transactions were improperly reported as earned revenue in 1996, 1995 and 1994.

    Because of the pervasiveness of the aforementioned irregularities, the Company has concluded that the earnings process for a significant number of original license agreements with resellers (original equipment manufacturers, distributors and value added resellers) was not complete at the time of delivery of the master copy of the software to the reseller. Further, the Company has learned that informal or otherwise undisclosed arrangements with a number of resellers have resulted or could result in significant concessions or allowances that were not accounted for when the revenue was originally reported as earned. Accordingly, the Company has determined that this revenue is earned when the licenses are resold or utilized by the reseller and after any related obligations have been satisfied, i.e. when there are no longer any significant remaining uncertainties related to the earnings process. This revised application of accounting policy has been followed for all transactions with resellers, other than those licenses sold and billed on a per-copy basis, for 1996, 1995 and 1994.

    Accordingly, such financial statements have been restated as follows (in thousands, except per share amounts):

                                                                              YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------------------------------------
                                 NINE MONTHS ENDED
                                 SEPTEMBER 29, 1996             1996                    1995                    1994
                               ----------------------  ----------------------  ----------------------  ----------------------
                               AS REPORTED  RESTATED   AS REPORTED  RESTATED   AS REPORTED  RESTATED   AS REPORTED  RESTATED
                               -----------  ---------  -----------  ---------  -----------  ---------  -----------  ---------
Net revenues
  Licenses...................   $ 501,223   $ 346,215   $ 708,035   $ 496,039   $ 539,733   $ 458,284   $ 364,661   $ 346,518
  Services...................     167,260     164,786     231,276     231,810     174,486     174,486     105,451     105,451
                               -----------  ---------  -----------  ---------  -----------  ---------  -----------  ---------
                                  668,483     511,001     939,311     727,849     714,219     632,770     470,112     451,969

Operating income (loss)......      91,865     (61,804)    137,344     (68,017)    145,826      64,948      95,091      77,229
Income taxes.................      34,300       9,170      50,391      12,531      55,164      32,094      34,074      29,250
Net income (loss)............      63,700     (66,555)     97,818     (73,565)     97,644      38,600      61,948      48,293
Net income (loss) per
  share......................        0.41       (0.45)       0.63       (0.49)       0.65        0.26        0.43        0.34
Retained earnings............     288,687      27,532     322,805      78,723     226,797     154,098     129,323     115,668
Advances on unearned license
  revenue....................      --         199,649      --         239,506      --          83,553      --          18,556

                              INFORMIX CORPORATION

                        DECEMBER 31, 1996, 1995 AND 1994
               (INFORMATION AS OF SEPTEMBER 28, 1997 AND FOR THE
                    NINE MONTHS ENDED SEPTEMBER 28, 1997 AND
                        SEPTEMBER 29, 1996 IS UNAUDITED)

NOTE 2--MANAGEMENT PLANS TO ADDRESS OPERATIONAL ISSUES AND LIQUIDITY

    The consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred losses in 1996 and anticipates that it will continue to incur losses and report reduced revenues through at least 1997. In addition, the Company anticipates that its cash and working capital requirements in the short term cannot be met entirely from funds generated internally from operations.

    Management's operational and financing plans to address the above issues include (1) continued cost containment measures to bring spending levels in line with planned revenue; (2) sale of non-essential assets including an undeveloped land site (see Note 14 to the Consolidated Financial Statements); (3) obtaining additional equity and debt financing; (4) modifying long-term lease arrangements for new offices; and (5) resolution of stockholder class action litigation (see
Note 12 to the Consolidated Financial Statements). There can be no assurance that management will be successful in accomplishing these objectives. The 1996 consolidated financial statements do not include any adjustments that might result from the outcome of these liquidity uncertainties.

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION AND OPERATIONS. The Company is a multinational supplier of high-performance, parallel processing database technology for open systems. The Company's products also include application development tools for creating client/server production applications, decision-support systems, ad-hoc query interfaces, and software that allows information to be shared transparently from personal computers to mainframes within the corporate computing environment. In addition to software products, the Company offers training, consulting, and post-contract support to its customers.

    The principal geographic markets for the Company's products are North America, Europe, Asia/ Pacific, Japan, and Latin America. Customers include large-, medium- and small-sized corporations in the manufacturing, financial services, telecommunications, retail/wholesale, hospitality, and government services sectors.

    USE OF ESTIMATES. The preparation of financial statements in conformity with general accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of Informix Corporation and its wholly owned subsidiaries. All material intercompany accounts, transactions, and profits have been eliminated in consolidation.

    PRESENTATION OF INTERIM FINANCIAL STATEMENTS (UNAUDITED). The accompanying consolidated financial statements as of September 28, 1997 and September 29, 1996 and for the nine months periods then ended and related footnote information are unaudited. Such financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by

                              INFORMIX CORPORATION

                        DECEMBER 31, 1996, 1995 AND 1994
               (INFORMATION AS OF SEPTEMBER 28, 1997 AND FOR THE
                    NINE MONTHS ENDED SEPTEMBER 28, 1997 AND
                        SEPTEMBER 29, 1996 IS UNAUDITED)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine-month period ended September 28, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997.

    RESTATEMENT OF PRIOR YEAR DATA AS A RESULT OF A BUSINESS COMBINATION. As more fully described in Note 11, in February 1996, Illustra Information Technologies, Inc. (Illustra) merged with a wholly-owned subsidiary of the Company. The merger has been accounted for as a pooling of interests and the historical consolidated financial statements of the Company for all periods prior to the merger have been restated to include the financial position, results of operations, and cash flows of Illustra. Costs of the merger are included in the consolidated results of operations in 1996.

    FOREIGN CURRENCY TRANSLATION. For foreign operations with the local currency as the functional currency, assets and liabilities are translated at year-end exchange rates, and statements of operations are translated at the average exchange rates during the year. Exchange gains or losses arising from translation of foreign entity financial statements are included as a component of stockholders' equity.

    For foreign operations with the U.S. dollar as the functional currency, certain assets and liabilities are remeasured at the year-end or historical exchange rates as appropriate. Statements of operations are remeasured at the average exchange rates during the year. Gains and losses resulting from the remeasurement of the entity's financial statements and other foreign currency transaction gains and losses are included in other expense, net.

    The Company enters into forward foreign exchange contracts primarily to hedge the value of accounts receivable or accounts payable denominated in foreign currencies (mainly European and Asian foreign currencies) against fluctuations in exchange rates until such receivables are collected or such payables are disbursed. The Company operates, on a limited basis, in certain countries in Latin America, Eastern Europe, and Asia Pacific where there are limited forward currency exchange markets and thus the Company has limited unhedged transaction exposures in these currencies. Gains and losses associated with exchange rate fluctuations on forward foreign exchange contracts are recorded currently as income or loss as they offset corresponding gains and losses recorded on the foreign currency denominated assets and liabilities being hedged. The costs of the forward foreign exchange contracts are recorded as other expense, net (see Note 5 to the Consolidated Financial Statements).

    REVENUE RECOGNITION

    LICENSE REVENUE. The Company recognizes revenue from sales of software licenses to end-users upon delivery of the software product to a customer when there are no significant post-delivery obligations and collection of the license fee is considered probable. However, as previously discussed in Note 1, because the Company is unable to estimate the amount of allowances for transactions entered into with resellers, revenue from license agreements with resellers, except for those licenses sold and billed on a per-copy basis, is recognized as earned when the licenses are resold or utilized by the reseller and all related obligations have been satisfied. The Company provides for all other sales allowances on an estimated basis.

                              INFORMIX CORPORATION

                        DECEMBER 31, 1996, 1995 AND 1994
               (INFORMATION AS OF SEPTEMBER 28, 1997 AND FOR THE
                    NINE MONTHS ENDED SEPTEMBER 28, 1997 AND
                        SEPTEMBER 29, 1996 IS UNAUDITED)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    SERVICE REVENUE. Maintenance contracts generally call for the Company to provide technical support and software updates to customers. Maintenance contract revenue is recognized ratably over the term of the maintenance contract, generally on a straight-line basis. Where maintenance revenue is not separately invoiced, it is unbundled from license fees and deferred for revenue recognition purposes. Other service revenue, primarily training and consulting, is generally recognized at the time the service is performed.

    ADVANCES ON UNEARNED LICENSE REVENUE. At September 28, 1997 and December 31, 1996 and 1995, "advances on unearned license revenue" in the Company's restated consolidated balance sheets reflect amounts received from customers and third-party financial institutions in advance of revenue being recognized. As a result of the Company's aforementioned revised application of its revenue recognition accounting policy for reseller transactions, the Company may receive cash, either from the customer, or from a financing entity to whom the customer payment streams are sold, prior to the time the license fee is recognized as earned revenue.

    The Company's license agreements with customers provide contractually for a non-refundable fee payable by the customer in single or multiple installment(s) at the initiation or over the term of the license arrangement. If the Company fails to comply with the contractual terms of a specific license agreement, the Company could be required to refund to the customer or the financial institution the amount(s) received.

    The Company's arrangements for financing of license contracts with customers frequently take the form of a non-recourse sale of the future payment streams. When such customer contracts are sold to a third-party financing entity, they are typically sold at a discount which represents the financing cost. Such discounts are charged to expense immediately in cases where the license has been recorded as a sale. For transactions where the financing is received prior to the recognition of revenue, the financing discount has been charged to interest expense over the financing period based on the contractual terms on a straight-line basis, which approximates the "interest method."

    In 1997, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 97-2, "Software Revenue Recognition." The Company will be required to adopt the provisions of the SOP as of January 1, 1998. The Company is evaluating the SOP in relation to its current revenue recognition policy. Adoption of the SOP may affect the future revenue recognition practices of the Company.

    CONCURRENT TRANSACTIONS. Principally during 1996, the Company entered into software license agreements with certain computer and service vendors where the Company concurrently committed to acquire goods and services. These concurrent transactions for 1996 included license agreements of approximately $170 million and commitments to acquire goods and services in the aggregate of approximately $130 million. $31 million was recognized as earned revenue by the Company in the restated 1996 financial statements. The Company disclosed in its original 1996 annual report that $55 million of revenue was recognized from concurrent transactions in that year. This disclosure represented revenue (before the restatement) arising from specific license agreements where the Company acquired goods and services in approximately the same dollar amount and is included in the $170 million of 1996 concurrent transactions. See Notes 1 and 3 of Notes to Consolidated Financial Statements.

                              INFORMIX CORPORATION

                        DECEMBER 31, 1996, 1995 AND 1994
               (INFORMATION AS OF SEPTEMBER 28, 1997 AND FOR THE
                    NINE MONTHS ENDED SEPTEMBER 28, 1997 AND
                        SEPTEMBER 29, 1996 IS UNAUDITED)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INCOME TAXES. The Company accounts for income taxes in accordance with the provisions of the Financial Accounting Standards Board Statement No. 109 (FAS
109) "Accounting for Income Taxes." Under FAS 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and income tax bases of assets and liabilities, and are measured by applying enacted tax rates and laws to the taxable years in which such differences are expected to reverse.

    INVENTORIES. Inventories, which consist primarily of software product components, finished software products, and marketing and promotional materials, are carried at the lower of cost (first in, first out) or market value, and are included in other current assets.

    SOFTWARE COSTS. The Company capitalizes software development costs incurred in developing a product once technological feasibility of the product has been determined. Software costs also include amounts paid for purchased software and outside development on products which have reached technological feasibility. All software costs are amortized as a cost of software distribution either on a straight-line basis over the remaining estimated economic life of the product or on the basis of each product's projected revenues, whichever results in greater amortization. The Company recorded amortization of $14.6 million, $12.0 million, and $7.8 million of software costs in 1996, 1995 and 1994, respectively, in cost of software distribution.

    PROPERTY AND EQUIPMENT. Depreciation of property and equipment is calculated using the straight-line method over its estimated useful life, generally the shorter of the applicable lease term or three-to-seven years for financial reporting purposes.

    NET INCOME (LOSS) PER SHARE. Net income (loss) per share is computed using the weighted average number of shares outstanding. Common equivalent shares from stock options (using the treasury stock method) have been included in the computation only when dilutive.

    In February 1997, the Financial Accounting Standards Board issued Statement No. 128 ("FAS 128"), "Earnings per Share", which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. The adoption of Statement 128 would not change the computation of net loss per common share for the nine months ended September 28, 1997 and September 29, 1996.

    BUSINESSES ACQUIRED. The purchase price of businesses acquired, accounted for as purchased business combinations, is allocated to the tangible and specifically identifiable intangible assets acquired based on their fair values with any amount in excess of such allocations being designated as goodwill. Intangible assets are amortized over their estimated useful lives, which to date have been five to seven years. The carrying values of goodwill and specified intangible assets are reviewed if the facts and circumstances suggest that they may be impaired. If this review indicates that the asset will not be recoverable, as determined based on the undiscounted cash flows of the acquired business over the remaining amortization period, the Company's carrying value is reduced to net realizable value. There were no writedowns of

                              INFORMIX CORPORATION

                        DECEMBER 31, 1996, 1995 AND 1994
               (INFORMATION AS OF SEPTEMBER 28, 1997 AND FOR THE
                    NINE MONTHS ENDED SEPTEMBER 28, 1997 AND
                        SEPTEMBER 29, 1996 IS UNAUDITED)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) intangible assets in 1996, 1995 or 1994. As of December 31, 1996 and 1995, the Company had $50.6 million and $48.4 million of intangible assets, with accumulated amortization of $15.9 million and $7.7 million, respectively, as a result of these acquisitions.

    CONCENTRATION OF CREDIT RISK. The Company designs, develops, manufactures, markets, and supports computer software systems to customers in diversified industries and in diversified geographic locations. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral.

    In the normal course of business, the Company often arranges for non-recourse financing through the sale of customer accounts receivable. Such financing arrangements are offered by a number of financial institutions. The Company has traditionally relied on a limited number of these financial institutions for most of the customer financing it arranges. Future advances and cash flows of the Company would be negatively impacted if the Company's financing resources were to discontinue their services for any reason.

    No single customer accounted for 10% or more of the consolidated revenues of the Company in 1996, 1995 or 1994.

    CASH, CASH EQUIVALENTS, SHORT-TERM INVESTMENTS, AND LONG-TERM
INVESTMENTS. The Company considers liquid investments purchased with a maturity of three months or less to be cash equivalents. The Company considers investments with a maturity of more than three months but less than one year to be short-term investments. Investments with an original maturity of more than one year are considered long-term investments. Short-term and long-term investments are classified as available-for-sale and are carried at fair value. Cash equivalents are carried at amortized cost.

    The Company invests its excess cash in accordance with its short-term and long-term investments policy, which is approved by the Board of Directors. The policy authorizes the investment of excess cash in government securities, municipal bonds, time deposits, certificates of deposit with approved financial institutions, commercial paper rated A-1/P-1 (a small portion of the portfolio may consist of commercial paper rated A-2/P-2), and other specific money market instruments of similar liquidity and credit quality. The Company has not experienced any significant losses related to these investments.

    SECURITIES HELD-TO-MATURITY AND AVAILABLE-FOR-SALE. Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when the Company has the positive intent and the ability to hold the securities until maturity. Held-to-maturity securities are stated at amortized cost, adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization, as well as any interest on the securities, is included in interest income.

    Marketable equity securities and debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported in a separate component of stockholders' equity. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains and losses and declines in value judged to

                              INFORMIX CORPORATION

                        DECEMBER 31, 1996, 1995 AND 1994
               (INFORMATION AS OF SEPTEMBER 28, 1997 AND FOR THE
                    NINE MONTHS ENDED SEPTEMBER 28, 1997 AND
                        SEPTEMBER 29, 1996 IS UNAUDITED)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) be other-than-temporary on available-for-sale securities are included in other expense, net. The cost of securities sold is based on the specific identification method. Interest on securities classified as available-for-sale are included in interest income. There were no material gross realized gains or losses from sales of securities during the year.

    FAIR VALUE OF FINANCIAL INSTRUMENTS. Fair values of cash, cash equivalents, short and long term investments, other assets, and currency forward contracts are based on quoted market prices.

NOTE 4--FINANCIAL INSTRUMENTS

    The following is a summary of available-for-sale debt and equity securities:

                                                                                  GROSS        GROSS
                                                                               UNREALIZED   UNREALIZED   ESTIMATED
DECEMBER 31, 1996                                                     COST        GAINS       LOSSES     FAIR VALUE
-----------------------------------------------------------------  ----------  -----------  -----------  ----------
                                                                                    (IN THOUSANDS)
U.S. treasury securities.........................................  $   61,308   $  --        $     (20)  $   61,288
Commercial paper.................................................      15,872          14           (2)      15,884
Municipal bonds..................................................      27,317          10          (48)      27,279
Auctioned preferred stock........................................       4,504      --               (4)       4,500
                                                                   ----------  -----------       -----   ----------
  Total debt securities..........................................     109,001          24          (74)     108,951
U.S. equity securities...........................................      15,404      18,490       --           33,894
                                                                   ----------  -----------       -----   ----------
                                                                   $  124,405   $  18,514    $     (74)  $  142,845
                                                                   ----------  -----------       -----   ----------
                                                                   ----------  -----------       -----   ----------
Amounts included in cash and cash equivalents....................  $   67,806   $  --        $      (6)  $   67,800
Amounts included in short-term investments.......................      34,548          19          (55)      34,512
Amounts included in long-term investments........................       6,647           5          (13)       6,639
Amounts included in other assets.................................      15,404      18,490       --           33,894
                                                                   ----------  -----------       -----   ----------
                                                                   $  124,405   $  18,514    $     (74)  $  142,845
                                                                   ----------  -----------       -----   ----------
                                                                   ----------  -----------       -----   ----------

                              INFORMIX CORPORATION

                       DECEMBER 31, 1996, 1995, AND 1994

               (INFORMATION AS OF SEPTEMBER 28, 1997 AND FOR THE
                    NINE MONTHS ENDED SEPTEMBER 28, 1997 AND
                        SEPTEMBER 29, 1996 IS UNAUDITED)

NOTE 4--FINANCIAL INSTRUMENTS (CONTINUED)

    The maturity dates of the financial instruments included in long-term investments vary from 1998 to 2026.

                                                                                  GROSS        GROSS
                                                                               UNREALIZED   UNREALIZED   ESTIMATED
DECEMBER 31, 1995                                                     COST        GAINS       LOSSES     FAIR VALUE
-----------------------------------------------------------------  ----------  -----------  -----------  ----------
                                                                                    (IN THOUSANDS)
U.S. treasury securities.........................................  $    5,608   $  --        $  --       $    5,608
Commercial paper.................................................      51,288         146          (88)      51,346
Municipal bonds..................................................      82,096          71         (213)      81,954
Auctioned preferred stock........................................       2,506      --               (5)       2,501
                                                                   ----------  -----------  -----------  ----------
  Total debt securities..........................................     141,498         217         (306)     141,409
U.S. equity securities...........................................       6,110       7,500         (831)      12,779
                                                                   ----------  -----------  -----------  ----------
                                                                   $  147,608   $   7,717    $  (1,137)  $  154,188
                                                                   ----------  -----------  -----------  ----------
                                                                   ----------  -----------  -----------  ----------
Amounts included in cash and cash equivalents....................  $   42,724   $  --        $  --       $   42,724
Amounts included in short-term investments.......................      89,072         137         (305)      88,904
Amounts included in long-term investments........................       9,702          80           (1)       9,781
Amounts included in other assets.................................       6,110       7,500         (831)      12,779
                                                                   ----------  -----------  -----------  ----------
                                                                   $  147,608   $   7,717    $  (1,137)  $  154,188
                                                                   ----------  -----------  -----------  ----------
                                                                   ----------  -----------  -----------  ----------

    In the fourth quarter of 1995, the Company re-evaluated the initial designation of certain of its investments in debt securities as held-to-maturity based on the Company's current ability and intent to hold such securities to their contractual maturity. As a result, in December 1995, these securities were transferred from held-to-maturity to available-for-sale at their estimated fair value of $125.7 million. The difference between amortized cost of $125.8 million and estimated fair value of these securities at the date of transfer, $0.1 million, was charged to a separate component of stockholders' equity.

NOTE 5--DERIVATIVE FINANCIAL INSTRUMENTS

    The Company enters into forward foreign exchange contracts primarily to hedge the value of accounts receivable or accounts payable denominated in foreign currencies against fluctuations in exchange rates until such receivables are collected or payables are disbursed. The purpose of the Company's foreign exchange exposure management policy and practices is to attempt to minimize the impact of exchange rate fluctuations on the value of the foreign currency denominated assets and liabilities being hedged. Substantially all forward foreign exchange contracts entered into by the Company have maturities of 360 days or less. The Company's practice is to settle all foreign exchange contracts within ten calendar days of year end and thus there is no material difference between the contract value and the fair value of the contracts at December 31, 1996 and 1995. At December 31, 1996 and 1995, the Company had approximately $168.6 million and $77.2 million of forward foreign currency exchange contracts outstanding, respectively. The table below summarizes by currency the contractual amounts of the Company's forward foreign exchange contracts at December 31, 1996 and December 31, 1995.

                              INFORMIX CORPORATION

                       DECEMBER 31, 1996, 1995, AND 1994

               (INFORMATION AS OF SEPTEMBER 28, 1997 AND FOR THE
                    NINE MONTHS ENDED SEPTEMBER 28, 1997 AND
                        SEPTEMBER 29, 1996 IS UNAUDITED)

NOTE 5--DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)
    The restatement of the 1996, 1995 and 1994 financial statements resulted in a change in the Company's foreign currency denominated intercompany accounts payable and accounts receivable balances. As a result, certain foreign currency transaction gains and losses realized due to fluctuation in the related asset and liability currency exchange rates were not offset by underlying gains and losses on forward foreign currency exchange contracts used to hedge those foreign currency exposures.

FORWARD CONTRACTS

                                                                                                        UNREALIZED
AT DECEMBER 31, 1996                                                                       FACE VALUE   GAIN/(LOSS)
-----------------------------------------------------------------------------------------  ----------  -------------
                                                                                                (IN THOUSANDS)
Forward currency contracts sold:
  Deutsche Mark..........................................................................  $   55,815    $     (24)
  Japanese Yen...........................................................................      41,384         (143)
  British Pound..........................................................................      16,051          (12)
  French Franc...........................................................................       8,252
  Malaysian Ringgit......................................................................       5,914            1
  Taiwanese NT...........................................................................       5,609           (2)
  Italian Lira...........................................................................       4,555           (9)
  Singapore Dollar.......................................................................       3,600           (8)
  Dutch Guilder..........................................................................       3,558            1
  Sweden Krona...........................................................................       2,246            1
  Swiss Franc............................................................................       1,622            1
  Portuguese Escudo......................................................................       1,574
  Other (under $1 million)...............................................................       2,240           (1)
                                                                                           ----------        -----
Total....................................................................................     152,420         (195)
Forward currency contracts purchased:
  British Pound..........................................................................      10,501         (192)
  Deutsche Mark..........................................................................       4,198            6
  Other (under $1 million)...............................................................       1,472           (7)
                                                                                           ----------        -----
Total....................................................................................      16,171         (193)
                                                                                           ----------        -----
Grand Total..............................................................................  $  168,591    $    (388)
                                                                                           ----------        -----
                                                                                           ----------        -----

                              INFORMIX CORPORATION

                       DECEMBER 31, 1996, 1995, AND 1994

               (INFORMATION AS OF SEPTEMBER 28, 1997 AND FOR THE
                    NINE MONTHS ENDED SEPTEMBER 28, 1997 AND
                        SEPTEMBER 29, 1996 IS UNAUDITED)

NOTE 5--DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)
FORWARD CONTRACTS

                                                                                                        UNREALIZED
AT DECEMBER 31, 1995                                                                       FACE VALUE   GAIN/(LOSS)
-----------------------------------------------------------------------------------------  -----------  -----------
                                                                                                (IN THOUSANDS)
Forward currency contracts sold:
  Deutsche Mark..........................................................................   $  25,356    $     (14)
  Japanese Yen...........................................................................      21,817          (74)
  Spanish Peseta.........................................................................       6,178           (4)
  French Franc...........................................................................       4,807           (7)
  Singapore Dollars......................................................................       4,326            6
  Italian Lira...........................................................................       2,403            4
  British Pound..........................................................................       2,329           22
  Malaysian Ringgit......................................................................       2,287           (2)
  Dutch Guilder..........................................................................       1,550            1
  Portuguese Escudo......................................................................       1,369           (1)
  Austrian Schilling.....................................................................       1,361
  Other..................................................................................       3,369           (1)
                                                                                           -----------  -----------
Total....................................................................................   $  77,152    $     (70)
                                                                                           -----------  -----------
                                                                                           -----------  -----------

    Other than the use of forward foreign exchange contracts as discussed immediately above as of December 31, 1996, the Company does not currently invest in or hold any other financial instruments defined as derivative financial instruments by FAS 119.

NOTE 6--PREFERRED STOCK (UNAUDITED)

    In August 1997, the Company sold 160,000 shares of newly issued Series A Convertible Preferred Stock, face value $250 per share, to a private investor for aggregate net proceeds of $37.2 million and issued a warrant to the same investor to purchase up to an additional 140,000 shares of Series A Convertible Preferred Stock at an aggregate purchase price of up to $35 million. In November 1997, the Company canceled the Series A Convertible Preferred Stock in exchange for the same number of shares of a substantially identical Series A-1 Convertible Stock issued to the same investor, with a corresponding change to the warrant shares. The warrant may be exercised from August 13, 1997 through April 15, 1999.

    The Series A-1 Convertible Preferred shares are convertible into common shares at any time, at the holder's option, at a per share price equal to 101% of the average price of the Company's common stock for the 30 days ending five trading days prior to conversion, but not greater than the lesser of (i) 105% of the common stock's average price of the first five trading days of such thirty day period, or (ii) $12 per share. If not converted prior, the Series A-1 Convertible Preferred Stock will automatically convert into common shares eighteen months after their issuance, subject to extension of the automatic conversion date in certain defined circumstances of default. However, if at the time of conversion, the aggregate number of shares of common stock already issued and to be issued as a result of the conversion of the shares of the

                              INFORMIX CORPORATION

                       DECEMBER 31, 1996, 1995, AND 1994

               (INFORMATION AS OF SEPTEMBER 28, 1997 AND FOR THE
                    NINE MONTHS ENDED SEPTEMBER 28, 1997 AND
                        SEPTEMBER 29, 1996 IS UNAUDITED)

NOTE 6--PREFERRED STOCK (UNAUDITED) (CONTINUED)
Series A-1 Convertible Preferred Stock were to exceed 19.9% of the total number of shares of then outstanding common stock, then such excess does not convert unless or until stockholder approval is obtained.

    The mandatory redemption provisions of the new Series A-1 Convertible Preferred (the "A-1 Preferred") differ from the Series A Convertible Preferred Stock. The redemption provisions in the A-1 Preferred effectively preclude the Company from having to redeem the preferred stock except by actions solely within its control. Accordingly, the Pro Forma September 28, 1997 Consolidated Balance Sheet reflects the A-1 Preferred under stockholder's equity (deficit).

    In November 1997, the Company sold 50,000 shares of newly issued Series B Convertible Preferred Stock ("Series B Preferred"), face value $1,000 per share, to private investors for aggregate net proceeds of $48.8 million. In connection with the sale, the Company also agreed to issue a warrant to such investors upon conversion of such Series B Preferred to purchase 20% of the shares of Common Stock but no less than 1,500,000 shares at a per share exercise price which is presently indeterminable and will depend on the trading price of the Common Stock of the Company in the period prior to the conversion of the Series B Preferred. The Company also agreed to issue additional warrants to purchase up to an aggregate of 200,000 shares at a per share exercise price which is presently indeterminable and will depend on the trading price of the Common Stock of the Company in the period prior to the conversion of the Series B Preferred. The Series B Preferred is convertible at the election of the holder into shares of Common Stock beginning six months after issuance, and upon the occurrence of certain events, including a merger. The Series B Preferred will automatically convert into Common Stock three years following the date of its issuance. Each Series B Preferred share is convertible into the number of shares of Common Stock at a per share price equal to the lowest of (i) the average of the closing prices for the Common Stock for the 22 days immediately prior to the 180th day following the initial issuance date, (ii) 101% of the average closing price for the 22 trading days prior to the date of actual conversions, or (iii) 101% of the lowest closing price for the Common Stock during the five trading days immediately prior to the date of actual conversion. The conversion price of the Series B Preferred is subject to modification and adjustment upon the occurrence of certain events. The Series B Preferred accrues cumulative dividends at an annual rate of 5% of per share face value. The dividend is generally payable upon the conversion or redemption of the Series B Preferred, and may be paid in cash or, at the holder's election, in shares of Common Stock. The Series B is junior to the Company's outstanding Series A-1 Preferred in respect to the right to receive dividend payments and liquidation preferences.

NOTE 7--STOCK-BASED BENEFIT PLANS

OPTION PLANS

    Under the Company's 1986 Employee Stock Option Plan, options are granted at fair market value on the date of the grant. Options are generally exercisable in cumulative annual installments over three to five years. Payment for shares purchased upon exercise of options may be by cash or, with Board approval, by full recourse promissory note or by exchange of shares of the Company's common stock at fair market value on the exercise date. Options under the 1986 Plan expired on July 29, 1996, which was 10 years after the date of grant.

                              INFORMIX CORPORATION

                        DECEMBER 31, 1996, 1995 AND 1994

               (INFORMATION AS OF SEPTEMBER 28, 1997 AND FOR THE
                    NINE MONTHS ENDED SEPTEMBER 28, 1997 AND
                        SEPTEMBER 29, 1996 IS UNAUDITED)

NOTE 7--STOCK-BASED BENEFIT PLANS (CONTINUED)

    Additionally, 1,600,000 shares were authorized for issuance under the 1989 Outside Directors Stock Option Plan, whereby non-employee directors are automatically granted non-qualified stock options upon election or re-election to the Board of Directors. At December 31, 1996, 675,000 shares were available for grant under this Plan.

    In April 1994, the Company adopted the 1994 Stock Option and Award Plan; 8,000,000 shares were authorized for grant under this Plan. Options can be granted to employees on terms substantially equivalent to those described above. The 1994 Stock Option and Award Plan also allows the Company to award performance shares of the Company's common stock to be paid to recipients on the achievement of certain performance goals set with respect to each recipient. At December 31, 1996, 788,783 shares were available for grant under this Plan.

    In May 1997, the Company's stockholders approved an additional 8,000,000 shares to be reserved for issuance under the Company's 1994 Stock Option and Award Plan.

    In February 1996, on acquisition of Illustra, all of Illustra's outstanding options were converted into options to purchase 2.3 million shares of Informix common stock. All stock options were restated to include Illustra's options under the pooling-of-interests method. There were 172,677 shares available for grant under this Plan at December 31, 1996.

    Following is a summary of activity for all stock option plans for the three years ended December 31, 1996:

                                                                  NUMBER          OPTIONS
                                                                OF SHARES     PRICE PER SHARE
                                                               ------------  -----------------
Outstanding at December 31, 1993.............................    15,739,957  $  0.06 to $13.13
Options granted..............................................     4,029,815      0.19 to 14.44
Options exercised............................................    (3,627,468)     0.06 to 12.75
Options canceled.............................................    (1,128,532)     0.06 to 11.88
                                                               ------------  -----------------
Outstanding at December 31, 1994.............................    15,013,772      0.06 to 14.44
Options granted and assumed..................................     5,456,927      0.19 to 34.00
Options exercised............................................    (3,852,697)     0.19 to 13.88
Options canceled.............................................      (864,920)     0.06 to 32.75
                                                               ------------  -----------------
Outstanding at December 31, 1995.............................    15,753,082  $  0.06 to $34.00


                                                                  NUMBER         WEIGHTED
                                                                OF SHARES      AVERAGE PRICE
                                                               ------------  -----------------
Options granted and assumed..................................     5,850,225  $         24.3456
Options exercised............................................    (2,927,260)            4.6069
Options canceled.............................................    (1,561,800)           17.1483
                                                               ------------  -----------------
Outstanding at December 31, 1996.............................    17,114,247  $         13.4495
                                                               ------------  -----------------
                                                               ------------  -----------------

                              INFORMIX CORPORATION

                        DECEMBER 31, 1996, 1995 AND 1994

               (INFORMATION AS OF SEPTEMBER 28, 1997 AND FOR THE
                    NINE MONTHS ENDED SEPTEMBER 28, 1997 AND
                        SEPTEMBER 29, 1996 IS UNAUDITED)

NOTE 7--STOCK-BASED BENEFIT PLANS (CONTINUED)
    The following table summarizes information about options outstanding at December 31, 1996:

                                                 WEIGHTED                        NUMBER
                                  NUMBER          AVERAGE        WEIGHTED      EXERCISABLE      WEIGHTED
                              OUTSTANDING AT     REMAINING        AVERAGE          AT            AVERAGE
                               DECEMBER 31,     CONTRACTUAL      EXERCISE     DECEMBER 31,      EXERCISE
RANGE OF EXERCISE PRICES           1996            LIFE            PRICE          1996            PRICE
----------------------------  --------------  ---------------  -------------  -------------  ---------------
                                           OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
$0.0700 - $0.6719...........      2,304,968           6.63       $  0.3911       2,304,968      $  0.3911
$0.6875 - $0.7500...........        380,100           4.38       $  0.7447         380,100      $  0.7447
$0.7656 - $3.5938...........      1,731,085           5.08       $  3.2936       1,730,236      $  3.2943
$3.7188 - $7.5000...........      1,888,065           6.88       $  6.7008       1,087,165      $  6.1130
$7.5938 - $8.6250...........      1,871,601           6.26       $  8.6012       1,286,801      $  8.6017
$8.6875 - $10.7813..........        420,675           6.79       $ 10.0854         184,300      $ 10.1559
$10.8750 - $18.2500.........      2,761,139           8.24       $ 17.8675         723,415      $ 17.6530
$18.3750 - $23.1250.........      2,001,650           9.74       $ 22.1668          37,750      $ 20.9894
$23.2500 - $24.1250.........      2,766,288           9.33       $ 24.0838          59,116      $ 23.8057
$24.2500 - $34.7500.........        988,676           9.08       $ 30.3152         194,325      $ 28.4078
                              --------------           ---     -------------  -------------  ---------------
$0.0700 - $34.7500..........     17,114,247           7.61       $ 13.4495       7,988,176      $  5.8788
                              --------------           ---     -------------  -------------  ---------------
                              --------------           ---     -------------  -------------  ---------------

    In connection with all stock option plans, 18,750,708 shares of Common Stock were reserved for issuance as of December 31, 1996. At December 31, 1995, 4,898,537 options were exercisable. At September 28, 1997 24,913,000 shares of Common Stock were reserved for issuance, and 8,149,000 options were exercisable.

EMPLOYEE STOCK PURCHASE PLAN

    The Company also has a qualified Employee Stock Purchase Plan (ESPP) under which 7,600,000 shares of common stock, in the aggregate, have been authorized for issuance. Under the terms of the Plan, employees may contribute, through payroll deductions, up to 10 percent of their base pay and purchase up to 500 shares per quarter (with the limitation of purchases of $25,000 annually in fair market value of the shares). Employees may elect to withdraw from the Plan during any quarter and have their contributions for the period returned to them. Also, employees may elect to reduce the rate of contribution one time in each quarter. The price at which employees may purchase shares is 85 percent of the lower of the fair market value of the stock at the beginning or end of the quarter. The Plan is qualified under Section 423 of the Internal Revenue Code of 1986, as amended. During 1996, 1995, and 1994 the Company issued 616,128 shares, 347,743 shares, and 484,756 shares, respectively, under this Plan. In connection with the Employee Stock Purchase Plan, 650,587 shares were reserved for issuance as of December 31, 1996.

    In May 1997, the Company's stockholders approved the 1997 Employee Stock Purchase Plan (the "1997 ESPP"). The Company has reserved 4,000,000 shares of Common Stock for issuance under the 1997 ESPP. The 1997 ESPP permits participants to purchase Common Stock through payroll deductions of up to 15 percent of an employee's compensation, including commissions, overtime, bonuses and other incentive compensation. The price of Common Stock purchased under the 1997 ESPP is equal to 85 percent of the

                              INFORMIX CORPORATION

                        DECEMBER 31, 1996, 1995 AND 1994

               (INFORMATION AS OF SEPTEMBER 28, 1997 AND FOR THE
                    NINE MONTHS ENDED SEPTEMBER 28, 1997 AND
                        SEPTEMBER 29, 1996 IS UNAUDITED)

NOTE 7--STOCK-BASED BENEFIT PLANS (CONTINUED) lower of the fair market value of the Common Stock at the beginning or at the end of each three-month offering period. The Plan qualifies as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended. As of September 28, 1997, the Company has not issued any shares of Common Stock under the 1997 ESPP.

STOCK REPURCHASE AUTHORIZATION

    The Board of Directors had authorized the purchase of up to 8 million shares of the Company's common stock in the open market to satisfy requirements under Stock Option and Stock Purchase Plans under a stock repurchase plan. In 1996, the Company rescinded the stock repurchase authorization.

STOCK BASED COMPENSATION

    As permitted under FASB Statement No. 123, "Accounting for Stock-Based Compensation" (FASB 123), the Company has elected to continue to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) in accounting for stock-based awards to employees. Under APB 25, the Company generally recognizes no compensation expense with respect to such awards.

    Pro forma information regarding the net income (loss) and earnings per share
(loss) is required by FASB 123 for awards granted or modified after December 31, 1994 as if the Company had accounted for its stock based awards to employees under the fair value method of FASB 123. The fair value of the Company's stock-based awards to employees was estimated using a Black-Scholes option pricing model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, the Black-Scholes model requires the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock-based awards to employees have characteristics significantly different from those of traded options, and because changes in the subjective assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reasonable single measure of the fair value of its stock-based awards to employees.

    The fair value of the Company's stock-based awards was estimated assuming no expected dividends and the following weighted-average assumptions:

                                                            OPTIONS                           ESPP
                                                 ------------------------------  ------------------------------
                                                      1996            1995            1996            1995
                                                 --------------  --------------  --------------  --------------
Expected life (years)..........................        4.5 year        4.5 year        .25 year        .25 year
Expected volatility (percent)..................   .5822 - .6327   .5642 - .6239   .5765 - .9662   .4170 - .7295
Risk-free interest rate (percent)..............     5.20 - 6.09     5.82 - 7.72     5.01 - 5.85     5.49 - 6.07

    For pro forma purposes, the estimated fair value of the Company's stock based awards is amortized over the award's vesting period (for options) and the three month purchase period (for stock purchases

                              INFORMIX CORPORATION

                        DECEMBER 31, 1996, 1995 AND 1994

               (INFORMATION AS OF SEPTEMBER 28, 1997 AND FOR THE
                    NINE MONTHS ENDED SEPTEMBER 28, 1997 AND
                        SEPTEMBER 29, 1996 IS UNAUDITED)

NOTE 7--STOCK-BASED BENEFIT PLANS (CONTINUED) under the ESPP). The Company's pro forma information follows, (in thousands except for per share information):

                                                                           1996        1995
                                                                         RESTATED    RESTATED
                                                                        -----------  ---------
Net income (loss).....................................     As reported  $   (73,565) $  38,600
                                                             Pro forma      (94,196)    28,652

Net income (loss) per share...........................     As reported  $     (0.49) $    0.26
                                                             Pro forma        (0.63)      0.19

    FASB 123 is applicable only to awards granted subsequent to December 31, 1994. Therefore, its pro forma effect will not be fully reflected until approximately 1998.

    Calculated under FASB 123, the weighted-average fair value of the options granted during 1996 and 1995 was $13.04 and $10.39 per share, respectively. The weighted average fair value of employee stock purchase rights granted under the ESPP during 1996 and 1995 were $7.47 and $5.27, respectively.

401(K) PLAN

    The Company has a 401(k) plan covering substantially all of its U.S. employees. Under this plan, participating employees may defer up to 15 percent of their pre-tax earnings, subject to the Internal Revenue Service annual contribution limit ($9,500 for 1996). In 1996, the Company matched 50 percent of each employee's contribution up to a maximum of $2,000. The Company's matching contributions to this 401(k) plan for 1996, 1995 and 1994 were $3.8 million, $2.5 million and $1.4 million, respectively.

NOTE 8--COMMITMENTS

    The Company leases certain computer and office equipment under capital leases having terms of three-to-five years. Amounts capitalized for such leases are included on the consolidated balance sheets as follows:

                                                                   DECEMBER 31,  DECEMBER 31,
                                                                       1996          1995
                                                                   ------------  -------------
                                                                         (IN THOUSANDS)
Computer equipment...............................................   $    8,825     $   7,924
Office equipment.................................................        2,474         1,636
                                                                   ------------       ------
                                                                        11,299         9,560
Less: accumulated amortization...................................        8,985         7,716
                                                                   ------------       ------
                                                                    $    2,314     $   1,844
                                                                   ------------       ------
                                                                   ------------       ------

                              INFORMIX CORPORATION

                        DECEMBER 31, 1996, 1995 AND 1994

               (INFORMATION AS OF SEPTEMBER 28, 1997 AND FOR THE
                    NINE MONTHS ENDED SEPTEMBER 28, 1997 AND
                        SEPTEMBER 29, 1996 IS UNAUDITED)

NOTE 8--COMMITMENTS (CONTINUED)
    During 1996 and 1995, the Company financed approximately $1,800,000 and $1,677,000, respectively, of equipment purchases under capital lease arrangements. Amortization with respect to leased equipment is included in depreciation expense.

    The Company leases certain of its office facilities and equipment under non-cancelable operating leases and total rent expense was $42.4 million, $19.7 million and $17.3 million in 1996, 1995 and 1994, respectively.

    The Company planned on relocating its corporate headquarters to Santa Clara, California approximately 15 miles to the south of the Company's current headquarters. To facilitate the move, in January 1997, the Company entered into a two year lease for twenty seven acres of undeveloped commercial real estate. Upon termination of the lease term, the Company would have had the option to purchase the land, or if such purchase option was not exercised, arrange for the sale of the parcels to an unrelated third party. In the event the later option was exercised, the Company was required to pay the lessor any difference between the net sales proceeds and the lessor's investment in the parcels, approximately $61.5 million. In order to secure performance of its obligation under the lease, the Company was required to pledge certain cash collateral to the lessor throughout the full term of the lease. Accordingly, in January 1997, the Company deposited $61.5 million in cash into a collateral account controlled by an affiliate of the lessor. Interest on these deposits computed at market rates, otherwise due to the Company, have been assigned by the Company to the lessor in order to reduce the gross monthly lease payments due under the lease. The real estate lease also included certain financial performance criteria which must be met by the Company during the lease term.

    Purchase and Sale of Santa Clara Real Estate. In April 1997, the Company exercised its option to purchase the 27 acres of real estate in Santa Clara, California so that alternative financing or a third party sale could be pursued. In the second quarter of 1997, the Company wrote down the carrying value of this real estate asset to its estimated fair market value (based on a current independent appraisal) less estimated selling costs, of approximately $58 million. The Company has entered into agreements to sell the land in two separate transactions. Both sales are expected to be consummated in the fourth quarter of 1997. See Note 15 to Consolidated Financial Statements.

    In November 1996, the Company leased approximately 200,000 square feet of office space in Santa Clara adjacent to the twenty seven acres described above. The lease term is for fifteen years and minimum lease payments amount to $96.0 million over the term. The minimum lease payments increase within a contractual range based on changes in the Consumer Price Index. See Note 15 of Notes to Consolidated Financial Statements. In the fourth quarter of 1997, the Company assigned the lease to an unrelated third party. See Note 15 of Notes to Consolidation Financial Statements.

    As of December 31, 1996, the Company was contractually obligated to purchase approximately $45 million of various computer equipment related to its SuperStores.

                              INFORMIX CORPORATION

                        DECEMBER 31, 1996, 1995 AND 1994

               (INFORMATION AS OF SEPTEMBER 28, 1997 AND FOR THE

                    NINE MONTHS ENDED SEPTEMBER 28, 1997 AND
                        SEPTEMBER 29, 1996 IS UNAUDITED)

NOTE 8--COMMITMENTS (CONTINUED)

    Future minimum payments, by year and in the aggregate, under the capital and non-cancelable operating leases as of December 31, 1996, are as follows:

                                                                     CAPITAL    NON-CANCELABLE
YEAR ENDING DECEMBER 31                                              LEASES    OPERATING LEASES
------------------------------------------------------------------  ---------  ----------------
                                                                          (IN THOUSANDS)
1997..............................................................  $   1,265    $     45,941
1998..............................................................        803          44,591
1999..............................................................        386          41,244
2000..............................................................        153          23,438
2001..............................................................     --              16,396
Thereafter........................................................     --              88,904
                                                                    ---------        --------
Total payments....................................................      2,607    $    260,514
                                                                                     --------
                                                                                     --------
Less: amount representing interest................................        279
                                                                    ---------
Present value of minimum lease payments...........................      2,328
Less current portion..............................................        866
                                                                    ---------
                                                                    $   1,462
                                                                    ---------
                                                                    ---------

NOTE 9--GEOGRAPHIC INFORMATION

    Net revenues, operating income, and identifiable assets for the Company's U.S., European, Asia/ Pacific and other foreign operations are summarized below by year:

                                                 UNITED
                                                 STATES       EUROPE    INTERCONTINENTAL ELIMINATIONS    TOTAL
                                              ------------  ----------  ---------------  ------------  ----------
                                                                        (IN THOUSANDS)
1996:
  Net revenues..............................   $  410,549   $  229,588    $   144,451     $  (56,741)  $  727,847
  Operating income (loss)...................      (38,331)     (24,156)        (6,883)         1,353      (68,017)
  Identifiable assets.......................      734,852      218,196        146,006       (217,058)     881,996

1995:
  Net revenues..............................   $  365,647   $  199,711    $   120,216     $  (52,804)  $  632,770
  Operating income (loss)...................       69,245       (2,588)          (960)          (749)      64,948
  Identifiable assets.......................      579,306      216,530        110,776       (224,699)     681,913

1994:
  Net revenues..............................   $  267,795   $  131,605    $    67,649     $  (15,079)  $  451,970
  Operating income (loss)...................       85,224      (50,527)        41,637            895       77,229
  Identifiable assets.......................      419,006      110,195         37,448       (118,880)     447,769

                              INFORMIX CORPORATION

                        DECEMBER 31, 1996, 1995 AND 1994

               (INFORMATION AS OF SEPTEMBER 28, 1997 AND FOR THE

                    NINE MONTHS ENDED SEPTEMBER 28, 1997 AND
                        SEPTEMBER 29, 1996 IS UNAUDITED)

NOTE 9--GEOGRAPHIC INFORMATION (CONTINUED)
    Sales and transfers between geographic areas are accounted for at prices which the Company believes are arm's length prices, and which in general are in accordance with the rules and regulations of the respective governing tax authorities.

    Export revenues consisting of sales from the Company's U.S. operating subsidiary to non-affiliated customers were as follows:

                                                                 1996       1995       1994
                                                               ---------  ---------  ---------
                                                                       (IN THOUSANDS)
Canada.......................................................  $   7,521  $   6,299  $   5,100
Latin America................................................      6,556      6,817      6,641
Asia/Pacific.................................................      3,391      5,887     32,820
Other........................................................      3,437      1,301      3,015
                                                               ---------  ---------  ---------
Total........................................................  $  20,905  $  20,304  $  47,576
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

NOTE 10--INCOME TAXES

    The provision for income taxes applicable to income before income taxes consists of the following:

                                                                1996        1995       1994
                                                              ---------  ----------  ---------
                                                                       (IN THOUSANDS)
Currently payable:
  Federal...................................................  $   1,540  $   40,582  $  26,754
  State.....................................................        565       6,463      4,482
  Foreign...................................................      6,216       9,325      5,277
                                                              ---------  ----------  ---------
                                                              $   8,321  $   56,370  $  36,513
                                                              ---------  ----------  ---------
                                                              ---------  ----------  ---------

Deferred:
  Federal...................................................  $  (1,748) $  (13,747) $  (2,736)
  State.....................................................     (2,983)     (1,204)       (61)
  Foreign...................................................      8,941      (9,325)    (4,466)
                                                              ---------  ----------  ---------
                                                                  4,210     (24,276)    (7,263)
                                                              ---------  ----------  ---------
                                                              $  12,531  $   32,094  $  29,250
                                                              ---------  ----------  ---------
                                                              ---------  ----------  ---------

    In 1996, 1995 and 1994, the Company recognized tax benefits related to stock option plans of $14.8 million, $21.3 million and $10.1 million, respectively. Such benefits were recorded as an increase to additional paid-in capital.

                              INFORMIX CORPORATION

                       DECEMBER 31, 1996, 1995, AND 1994

               (INFORMATION AS OF SEPTEMBER 28, 1997 AND FOR THE

                    NINE MONTHS ENDED SEPTEMBER 28, 1997 AND
                        SEPTEMBER 29, 1996 IS UNAUDITED)

NOTE 10--INCOME TAXES (CONTINUED)

    Income before income taxes consists of the following:

                                                                1996        1995       1994
                                                             ----------  ----------  ---------
                                                                      (IN THOUSANDS)
Domestic...................................................  $  (26,510) $   83,937  $  81,508
Foreign....................................................     (34,524)    (13,243)    (3,965)
                                                             ----------  ----------  ---------
                                                             $  (61,034) $   70,694  $  77,543
                                                             ----------  ----------  ---------
                                                             ----------  ----------  ---------

    The provision for income taxes differs from the amount computed by applying the federal statutory income tax rate to income (loss) before income taxes. The sources and tax effects of the differences are as follows:

                                                           1996                    1995                    1994
                                                   ---------------------  ----------------------  ----------------------
                                                     AMOUNT     PERCENT    AMOUNT      PERCENT     AMOUNT      PERCENT
                                                   ----------  ---------  ---------  -----------  ---------  -----------
                                                                              (IN THOUSANDS)
Computed tax at federal statutory rate...........  $  (21,362)     (35.0)% $  24,743       35.0%  $  27,140        35.0%
Valuation allowance..............................      41,192       67.5%     4,239         6.0%        908         1.2%
Research and development credits.................      (1,457)      (2.4)%      (935)       (1.3)%    (1,241)       (1.6)%
State income taxes, net of federal tax benefit...      (1,572)      (2.6)%     3,418        4.8%      2,874         3.7%
Benefit from net earnings of foreign subsidiaries
  considered to be permanently reinvested in
  non-U.S. operations                                  --         --         --          --          --          --
Other, net.......................................      (4,270)      (7.0)%       629        0.9%       (431)       (0.6)%
                                                   ----------  ---------  ---------       -----   ---------       -----
                                                   $   12,531       N.M.  $  32,094        45.4%  $  29,250        37.7%
                                                   ----------  ---------  ---------       -----   ---------       -----
                                                   ----------  ---------  ---------       -----   ---------       -----

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax

                              INFORMIX CORPORATION

                       DECEMBER 31, 1996, 1995, AND 1994

               (INFORMATION AS OF SEPTEMBER 28, 1997 AND FOR THE

                    NINE MONTHS ENDED SEPTEMBER 28, 1997 AND
                        SEPTEMBER 29, 1996 IS UNAUDITED)

NOTE 10--INCOME TAXES (CONTINUED)
purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1996 and 1995 are as follows:

                                                                            1996       1995
                                                                         ----------  ---------
                                                                            (IN THOUSANDS)
DEFERRED TAX ASSETS:
Reserves and accrued expenses..........................................  $    7,703  $   8,600
Deferred revenue.......................................................      33,875     15,290
Foreign net operating loss carryforwards...............................      38,067     11,701
Domestic net operating loss carryforwards..............................       9,800      7,984
Foreign taxes in excess of taxes at U.S. rate..........................       9,014      6,483
Other..................................................................         555        646
                                                                         ----------  ---------
Total deferred tax assets..............................................      99,014     50,704
Valuation allowance for deferred tax assets............................     (46,339)    (5,147)
                                                                         ----------  ---------
Deferred tax assets, net of valuation allowance........................      52,675     45,557

DEFERRED TAX LIABILITIES:
Capitalized software...................................................      17,704     10,329
Revenue recognition....................................................       1,612      1,612
Taxes on unremitted foreign earnings Valuation of investment
  portfolio............................................................       6,454      2,501
                                                                         ----------  ---------
Total deferred tax liabilities.........................................      25,770     14,442
                                                                         ----------  ---------
Net deferred tax assets................................................  $   26,905  $  31,115
                                                                         ----------  ---------
                                                                         ----------  ---------

    At December 31, 1996, the Company had approximately $98.1 million, $21.0 million and $10.5 million of foreign, federal and state net operating loss carryforwards. The foreign and state net operating loss carryovers expire at various dates beginning in 1998. The federal net operating loss carryovers expire at various dates beginning in 2008. Income taxes paid amounted to $22.7 million, $18.6 million and $22.5 million in 1996, 1995 and 1994, respectively. The valuation allowance for deferred tax assets increased by $41.2 million, $4.2 million and $0.9 million in 1996, 1995 and 1994, respectively.

NOTE 11--BUSINESS COMBINATIONS

    In January 1995, the Company acquired a 90 percent interest in the database division of ASCII Corporation, a distributor of its products in Japan. The Company acquired the remaining 10 percent interest in January 1996. The acquisition was recorded as a purchase. The purchase price of ASCII's database division was approximately $46.0 million, of which approximately $35.4 million has been allocated to intangible assets acquired.

    In April 1995, the Company acquired an 80 percent interest in the database division of Daou Corporation, a distributor of its products in Korea. The acquisition was recorded as a purchase. The

                              INFORMIX CORPORATION

                       DECEMBER 31, 1996, 1995, AND 1994

               (INFORMATION AS OF SEPTEMBER 28, 1997 AND FOR THE

                    NINE MONTHS ENDED SEPTEMBER 28, 1997 AND
                        SEPTEMBER 29, 1996 IS UNAUDITED)

NOTE 11--BUSINESS COMBINATIONS (CONTINUED)
Company has acquired the remaining 20 percent in January 1997 for approximately $1 million. The initial purchase price of this business was approximately $4.6 million, and was increased by approximately $3.0 million in January 1997 due to performance incentives outlined in the agreement, of which approximately $7.0 million has been allocated to intangible assets acquired.

    The operating results of these businesses have not been material in relation to those of the Company and are included in the Company's consolidated results of operations from the date of acquisition.

    In February 1996, the Company acquired Illustra Information Technologies, Inc. (Illustra), a company that provides dynamic content management database software and tools for managing complex data in the Internet, multimedia/entertainment, financial services, earth sciences and other markets. Approximately 12.7 million shares of Informix common stock were issued to acquire all outstanding shares of Illustra common stock. An additional 2.3 million shares of Informix common stock were reserved for issuance in connection the assumption of Illustra's outstanding stock options and warrants. The transaction has been accounted for as a pooling of interests, and accordingly, the consolidated financial statements for all prior periods presented have been restated to include the accounts and operations of Illustra as if the merger was consummated at the beginning of the earliest period presented. Merger fees of approximately $5.9 million were recorded in the first quarter of 1996. The following table presents the separate operating results for Informix Corporation and Illustra for the periods prior to the acquisition date (because the operating results of Illustra for the period January 1, 1996 to the effective date of the merger were immaterial to the combined Company, for the purposes of this table an acquisition date of January 1, 1996 is assumed).

                                                                           1995        1994
                                                                        ----------  ----------
                                                                            (IN THOUSANDS)
Income Statement
Net revenues
  Informix............................................................  $  627,536  $  450,554
  Illustra............................................................       5,234       1,415
                                                                        ----------  ----------
  Combined............................................................  $  632,770  $  451,969
                                                                        ----------  ----------
                                                                        ----------  ----------
Net income (loss)
  Informix............................................................  $   46,289  $   52,541
  Illustra............................................................      (7,689)     (4,248)
                                                                        ----------  ----------
  Combined............................................................  $   38,600  $   48,293
                                                                        ----------  ----------
                                                                        ----------  ----------

                              INFORMIX CORPORATION

                       DECEMBER 31, 1996, 1995, AND 1994

               (INFORMATION AS OF SEPTEMBER 28, 1997 AND FOR THE

                    NINE MONTHS ENDED SEPTEMBER 28, 1997 AND
                        SEPTEMBER 29, 1996 IS UNAUDITED)

NOTE 11--BUSINESS COMBINATIONS (CONTINUED)
    In February 1997, the Company acquired all of the outstanding capital stock of Centerview Software, Inc. ("Centerview"), a privately-owned company which develops and sells software application development tools. The aggregate purchase price paid was approximately $8.7 million, which included cash plus direct costs of acquisition. The transaction has been accounted for as a purchase and, based on an independent appraisal of the assets acquired and liabilities assumed, the purchase price has been allocated to the net tangible and intangible assets acquired including approximately $7 million of research and development, which has been charged to operations in the period the acquisition was consummated (the first quarter of 1997).

NOTE 12--LITIGATION

    Commencing in April 1997, a series of class action lawsuits purportedly by or on behalf of stockholders and a separate but related stockholder action were filed in the United States District Court for the Northern District of California. These actions name as defendants the Company, certain of its present and former officers and directors and, in some cases, its independent auditors. The complaints allege various violations of the federal securities laws and seek unspecified but potentially significant damages. Similar actions were also filed in California state court and in Newfoundland, Canada. While management intends to defend these actions vigorously, the disposition of this litigation could have a material adverse effect on the Company's financial condition, results of operations and cash flows.

    Stockholder derivative actions, purportedly on behalf of the Company and naming virtually the same individual defendants and the Company's independent auditors, were also filed, commencing in August 1997, in California state court. While these actions allege various violations of state law, any monetary judgments in these derivative actions would accrue to the benefit of the Company.

    Pursuant to Delaware law and certain indemnification agreements between the Company and each of its current and former officers and directors, the Company is obligated to indemnify its current and former officers and directors for certain liabilities arising from their employment with or service to the Company. This includes the costs of defending against the claims asserted in the above-referenced actions and any amounts paid in settlement or other disposition of such actions on behalf of these individuals. The Company's obligations do not permit or require it to provide such indemnification to any such individual who is adjudicated to be liable for fraudulent or criminal conduct. Although the Company has purchased directors' and officers' liability insurance to reimburse it for the costs of indemnification for its directors and officers, the coverage under its policies is limited. Moreover, although the directors' and officers' insurance coverage presumes that 100 percent of the costs incurred in defending claims asserted jointly against the Company and its current and former directors and officers are allocable to the individuals' defense, the Company does not have insurance to cover the costs of its own defense or to cover any liability for any claims asserted against it. The Company has not set aside any financial reserves relating to any of the above-referenced actions.

                              INFORMIX CORPORATION

                        DECEMBER 31, 1996, 1995 AND 1994

               (INFORMATION AS OF SEPTEMBER 28, 1997 AND FOR THE
                    NINE MONTHS ENDED SEPTEMBER 28, 1997 AND
                        SEPTEMBER 29, 1996 IS UNAUDITED)

NOTE 12--LITIGATION (CONTINUED)

    In addition, in July 1997, the Securities and Exchange Commission issued a formal order of investigation of the Company and certain unidentified individuals associated with the Company with respect to non-specified accounting matters, public disclosures and trading activity in the Company's securities. The Company is cooperating with the investigation and is providing all information subpoenaed by the Commission.

    The Company is also party to certain commercial disputes with a number of its customers, several of which have proceeded to litigation, relating to amounts paid under license agreements with the Company. Although the Company is vigorously defending such disputes, there can be no assurance that the outcome of any current or future disputes will not have a material adverse effect on the Company's financial condition, results of operations and cash flows. In addition, the Company is unable to predict the extent to which legal action under the Company's various contracts, licenses and business relationships may result from the restatement.

NOTE 13--QUARTERLY INFORMATION

                                                                                                                 FOURTH
                                           FIRST QUARTER           SECOND QUARTER          THIRD QUARTER        QUARTER
                                           AS                      AS                      AS                      AS
                                        REPORTED    RESTATED    REPORTED    RESTATED    REPORTED    RESTATED    REPORTED
                                       ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                              (IN THOUSANDS EXCEPT PER SHARE DATA)
1997
  Net revenues.......................  $  133,664  $  149,223  $  182,012              $  149,911
  Gross profit.......................      63,185      78,937     123,527                  97,625
  Net income (loss)..................    (140,107)   (144,161)   (111,377)               (110,523)
  Net income (loss) per share........  $    (0.93) $    (0.95) $    (0.73)             $    (0.73)

1996
  Net revenues.......................  $  204,021  $  164,605  $  226,282  $  159,323  $  238,180  $  187,073  $  270,828
  Gross profit.......................     160,584     121,378     178,474     112,074     189,003     138,092     218,342
  Net income (loss)..................      15,891     (15,377)     21,628     (34,083)     26,181     (17,095)     34,118
  Net income (loss) per share........  $     0.10  $    (0.10) $     0.14  $    (0.23) $     0.17  $    (0.11) $     0.22

1995
  Net revenues.......................  $  148,037  $  146,120  $  164,068  $  141,175  $  182,701  $  166,929  $  219,413
  Gross profit.......................     121,893     120,138     134,042     111,226     150,183     136,595     178,396
  Net income (loss)..................      17,646      16,177      20,184      (2,731)     23,896       7,759      35,918
  Net income (loss) per share........  $     0.12  $     0.11  $     0.14  $    (0.02) $     0.16  $     0.05  $     0.23


                                        RESTATED
                                       ----------

1997
  Net revenues.......................
  Gross profit.......................
  Net income (loss)..................
  Net income (loss) per share........
1996
  Net revenues.......................  $  216,848
  Gross profit.......................     164,669
  Net income (loss)..................      (7,010)
  Net income (loss) per share........  $    (0.05)
1995
  Net revenues.......................  $  178,546
  Gross profit.......................     137,678
  Net income (loss)..................      17,372
  Net income (loss) per share........  $     0.11

NOTE 14--NONRECURRING CHARGES

    In accordance with Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long Lived Assets and for Long-Lived Assets to be Disposed of", the Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the estimated future undiscounted cash flows to be generated by those assets are less than the assets' carrying amounts. During the first quarter of 1997, the Company's Japanese subsidiary experienced a significant shortfall in business activity compared to historical levels. Accordingly,

                              INFORMIX CORPORATION

                        DECEMBER 31, 1996, 1995 AND 1994

               (INFORMATION AS OF SEPTEMBER 28, 1997 AND FOR THE
                    NINE MONTHS ENDED SEPTEMBER 28, 1997 AND
                        SEPTEMBER 29, 1996 IS UNAUDITED)

NOTE 14--NONRECURRING CHARGES (CONTINUED) the Company evaluated the ongoing value of the subsidiary's long-lived assets (primarily computer and other equipment) and related goodwill. Based on this evaluation, the Company determined that the subsidiary's assets had been impaired and wrote them down by $30.5 million to their estimated fair values. Fair value was determined using estimated future discounted cash flows and/or resale market quotes as appropriate.

    In June and September 1997, the Company approved plans to restructure its operations to bring expenses in line with forecasted revenues. In connection with the restructurings, the Company substantially reduced its worldwide headcount and consolidated facilities and operations to improve efficiency. The following analysis sets forth the significant components of the restructuring charge included in other accrued liabilities at September 28, 1997:

                                                                                          ACCRUAL BALANCE
                                                                    NON-                        AT
                                                     RESTRUCTURING   CASH       CASH       SEPTEMBER 28,
                                                       EXPENSE      COSTS     PAYMENTS         1997
                                                     -----------  ---------  -----------  ---------------
                                                                    (DOLLARS IN MILLIONS)
Severance and benefits.............................   $    21.9   $  --       $    14.7      $     7.2
Write-off of assets................................        48.2        30.3      --               17.9
Facility charges...................................        35.9                     3.0           32.9
Other..............................................         3.4         2.2      --                1.2
                                                     -----------  ---------       -----          -----
                                                      $   109.4   $    32.5   $    17.7      $    59.2
                                                     -----------  ---------       -----          -----
                                                     -----------  ---------       -----          -----

    Severance and related costs represented the reduction of approximately 750 employees on a worldwide basis primarily impacting sales and marketing. Temporary employees and contractors were also reduced. Asset charges included a write-off or write-down of equipment as a result of the decision to reduce the number of Superstores, as well as the write-off of equipment associated with headcount reductions. Facility charges included early termination costs associated with the closing of certain domestic and international sales offices.

    The Company expects to complete most of the actions associated with its restructuring by the end of the first quarter of fiscal 1998.

NOTE 15--SUBSEQUENT EVENTS (UNAUDITED)

    SALE OF SANTA CLARA REAL ESTATE. In December 1997, the Company consummated the sale of land originally intended to be the site of a new corporate headquarters building for aggregate net proceeds of $58.1 million.

    ASSIGNMENT OF LEASE. In November 1996, the Company leased approximately 200,000 square feet of office space adjacent to the Santa Clara land described above. The lease term was for fifteen years and minimum lease payments amounted to $96 million over the term. In December 1997, the Company assigned its leasehold interested and its related obligations under the office space lease to an unrelated third party.

                              INFORMIX CORPORATION

                        DECEMBER 31, 1996, 1995 AND 1994

               (INFORMATION AS OF SEPTEMBER 28, 1997 AND FOR THE
                    NINE MONTHS ENDED SEPTEMBER 28, 1997 AND
                        SEPTEMBER 29, 1996 IS UNAUDITED)

NOTE 15--SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED)
    ISSUANCE OF CONVERTIBLE PREFERRED STOCK. In November 1997, the Company sold 50,000 shares of newly issued Series B Convertible Preferred Stock, face value $1000 per share, to a private investor for aggregate net proceeds of $48.8 million.

    REPRICING OF OPTIONS. In September 1997, the Compensation Committee of the Board of Directors authorized the Company to reprice all options granted before May 1, 1997. The Company repriced 4,099,573 options through cancellation of the original option and grant of a new option with an exercise price of $7.1563, the closing price of a share of Company common stock on November 21, 1997. Executive officers were required to remit 20% of their designated repriced options to the Company in order to receive repricing treatment. Non executive officers participating in the repricing exchanged their options on a one for one bases. Newly issued stock options have the same vesting status and term as the original options and are subject to a one year exercise black out period from the effective date.

    In December 1997, the Compensation Committee of the Board of Directors authorized a second option repricing to be effective January 9, 1998 (the "Second Repricing Effective Date") based upon the closing sales price of the Company's Common Stock as of the Second Repricing Effective Date. Under the terms of the second repricing, each employee, excluding officers and directors of the Company, may exchange any option outstanding as of May 1, 1997 for a new option with an exercise price equal to the closing sales price on the Second Repricing Effective Date. Options exchanged in the second repricing may not be exercised for a period of one year from the Second Repricing Effective Date.

    SENIOR SECURED CREDIT AGREEMENT. In December 1997, Informix Software, Inc., a Delaware corporation and the Company's principal operating subsidiary ("Informix Software"), entered into a Senior Secured Credit Agreement with a syndicate of commercial banks, including BankBoston, N.A. as administrative agent and Canadian Imperial Bank of Commercial as syndication agent, providing for a revolving credit facility of up to $75 million (the "Credit Facility"). The actual amount available under the Credit Facility, for either direct borrowings or issuances of letters of credit, is based on eligibility criteria for certain accounts receivable, which are measured on a revolving basis. As a result, the aggregate amount available under the Credit Facility will vary from time to time based on the amount and eligibility of the Company's receivables. As of the date of this Prospectus, no borrowings were outstanding under the Credit Facility, and the Company had not yet determined the actual amount available, although it believes, based on accounts receivable at December 31, 1997, that its borrowing base would have been substantially less than $75 million. The purpose of the Credit Facility is to provide the Company working capital and finance general corporate purposes. The term of the Credit Facility is two years. Amounts outstanding under the Credit Facility bear interest at a premium over one of two alternative variable rates selected by the Company. The "Base Rate" equals the greater of (i) the rate of interest announced by BankBoston, N.A. as its "base rate" and (ii) the Federal Funds Effective Rate plus 1/2 of 1% per year. The "Adjusted LIBOR Rate" equals (i) the London Interbank Offered Rate divided by (ii) one minus the applicable reserve requirement under Regulation D of the Federal Reserve Board. The maximum premium over the Base Rate is 1.25%, and the maximum premium over the LIBOR Rate is 2.50%, subject to downward adjustment based on the Company's realizing certain financial thresholds. The Credit Facility is secured by all of the assets of Informix Software and the capital stock of the Company's subsidiaries that are

                              INFORMIX CORPORATION

                        DECEMBER 31, 1996, 1995 AND 1994

               (INFORMATION AS OF SEPTEMBER 28, 1997 AND FOR THE
                    NINE MONTHS ENDED SEPTEMBER 28, 1997 AND
                        SEPTEMBER 29, 1996 IS UNAUDITED)

NOTE 15--SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED) domiciled in the United States, including Informix Software. The availability of the Credit Facility is also subject to the Company's compliance with certain covenants, including financial covenants relating to financial ratios and minimum thresholds for quarterly revenues, operating profits, and cashflows.

    SALE OF PARTNERSHIP INTEREST IN LENEXA, KANSAS FACILITY. In October 1997, the Company entered into an agreement to sell substantially all of its partnership interest in its Lenexa, Kansas facility for approximately $8.4 million. Under the terms of the agreement, the purchaser of the Company's partnership interest holds an option to purchase the Company's remaining DE MINIMIS interest in the partnership.

                              INFORMIX CORPORATION

                                  SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS

                                   (RESTATED)
                             (AMOUNTS IN THOUSANDS)

                                                                          ADDITIONS
                                                                   ------------------------
                                                                                CHARGED TO
                                                      BALANCE AT   CHARGED TO      OTHER                  BALANCE AT
                                                       BEGINNING    COSTS AND    ACCOUNTS    DEDUCTIONS     END OF
                                                       OF PERIOD    EXPENSES        (1)          (2)        PERIOD
                                                      -----------  -----------  -----------  -----------  -----------
ALLOWANCE FOR DOUBTFUL ACCOUNTS

Nine months ended September 30, 1997................   $  21,429    $  12,962    $  --        $   4,850    $  29,541

Year ended December 31, 1996........................   $  12,854    $  15,329    $    (346)   $   6,408    $  21,429

Year ended December 31, 1995........................   $   6,049    $   8,247    $     261    $   1,703    $  12,854

Year ended December 31, 1994........................   $   3,181    $   1,937    $   1,900    $     969    $   6,049

------------------------

(1) Charged to net revenues

(2) Uncollectible accounts written off, net of recoveries

                                     [LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts, commissions and certain accountable expenses, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

SEC Registration Fee..............................................  $  35,255
Printing Fees and Expenses........................................     28,000
Legal Fees and Expenses...........................................     50,000
Accounting Fees and Expenses......................................     60,000
Transfer Agent and Registrar Fees.................................      2,500
Miscellaneous.....................................................     24,245
                                                                    ---------
    Total.........................................................  $ 200,000
                                                                    ---------
                                                                    ---------

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

    Article Eight of the Registrant's Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

    Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his conduct was unlawful.

    The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    Since January 1, 1994, the Registrant has issued and sold the following unregistered securities:

    1. On August 12, 1997, pursuant to a Subscription Agreement dated the same (the "Subscription Agreement"), the Registrant sold 160,000 shares of its Series A Convertible Preferred Stock (the "Series A Preferred") for an aggregate of $40,000,000 to Fletcher International Limited. The Series A Preferred is convertible into shares of Common Stock at any time after issuance and will automatically convert into Common Stock 18 months following the date of its issuance by the Registrant. At the holder's option, each share of Series A Preferred, which has a face value of $250, is convertible into Common Stock at a per share price equal to 101% of the Common Stock average price for the thirty trading days ending five trading days prior to the conversion, but not greater than the lesser of (i) 105% of the Common Stock average price of the first five trading days of such thirty day period, or (ii) $12. The number of shares of Common Stock to be issued upon conversion will vary based on future stock price movements. In connection with the sale of the Series A Preferred, the Registrant issued a warrant to purchase up to 140,000 shares of its Series A Preferred (the "Series A Warrant") with an aggregated purchase price of $35,000,000. The Series A Warrant was generally exercisable from and after August 13, 1997 to and including February 15, 1998, with a provision for extension of the warrant exercise period under certain circumstances.

    2. On November 17, 1997, pursuant to an amendment to the Subscription Agreement, the Registrant issued 160,000 shares of its Series A-1 Convertible Preferred Stock (the "A-1 Preferred Stock") in exchange for the cancellation of the Series A Preferred that had been issued in August 1997. For a description of the Series A-1 Preferred see "Description of Capital Stock--Preferred Stock." In connection with the issuance of the Series A-1 Preferred, the Registrant issued a warrant to purchase up to 140,000 shares of its Series A-1 Preferred in exchange for the cancellation of the Series A Warrant with an aggregated purchase price of $35,000,000 (the "Series A-1 Warrant"). The Series A-1 Warrant is generally exercisable from its date of issuance until April 15, 1999, with a provision for extension of the warrant exercise period under certain circumstances.

    3. On November 19, 1997, pursuant to a Securities Purchase Agreement dated November 17, 1997, the Registrant sold 50,000 shares of newly issued Series B Convertible Preferred Stock (the "Series B Preferred") for an aggregate purchase price of $50,000,000 to an investor group led by an affiliate of Credit Suisse First Boston. In connection with the sale of the Series B Preferred, the Company is required to issue a warrant to acquire a number of shares equal to 20% of the shares of Common Stock issued upon the conversion of the Series B Preferred but no less than 1,300,000 shares, together with an additional increment of warrants to purchase 200,000 shares of Common Stock. The warrant may be exercised until 2002. For a description of the Series B Preferred and the warrant to be issued in connection with the sale of the Series B Preferred see "Description of Capital Stock--Preferred Stock."

    The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act,
Section 4(2) of the Securities Act, Regulation D promulgated thereunder, Section 3(a)(9) of the Securities Act or Rule 701 promulgated under the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Registrant.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a)  Exhibits

 EXHIBIT NO.   EXHIBIT TITLE
-------------  ---------------------------------------------------------------------------------------------
   3.1   (3)   Certificate of Incorporation of the Registrant, as amended
   3.2   (3)   Bylaws of the Registrant, as amended
   3.3   (4)   Certificate of Designation of Series A Convertible Preferred Stock
   3.4   (5)   Certificate of Designation of Series A-1 Convertible Preferred Stock
   3.5   (5)   Certificate of Designation of Series B Convertible Preferred Stock
   4.1   (6)   First Amended and Restated Rights Agreement, dated as of August 12, 1997, between the
                 Registrant and BankBoston N.A., including the form of Rights Certificate attached thereto as Exhibit A
   4.2   (7)   Amendment, dated as of November 17, 1997, to the First Amended and Restated Rights Agreement
                 between the Registrant and BankBoston, N.A.
   5.1   (2)   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation regarding legality of the securities being registered
  10.1   (1)   Form of Change of Control Agreement
  10.2   (8)   Form of Indemnity Agreement

 EXHIBIT NO.   EXHIBIT TITLE
-------------  ---------------------------------------------------------------------------------------------
  10.3   (9)   Form of Amended Indemnity Agreement
  10.4  (10)   1989 Outside Directors Stock Option Plan
  10.5  (11)   Amendment to the 1989 Outside Directors Stock Option Plan
  10.6   (1)   Form of Nonqualified Stock Option Agreement under the Registrant's 1989 Outside Director's
                 Stock Option Plan
  10.7  (12)   1986 Stock Option Plan, as amended
  10.8  (13)   1994 Stock Option and Award Plan
  10.9   (2)   Form of Stock Option Agreement and Performance Award Agreement under the Registrant's 1994
                 Stock Option and Award Plan
  10.10 (13)   Form of Nonqualified Stock Option Agreement under the Registrant's 1994 Stock Option Plan
  10.11 (14)   1997 Employee Stock Purchase Plan
  10.12  (1)   Enrollment/Change Form under the Registrant's 1997 Employee Stock Purchase Plan
  10.13 (15)   Employment Agreement, dated July 18, 1997, between the Registrant and Robert J. Finocchio,
                 Jr.
  10.14 (15)   Offer of Employment Letter, dated September 18, 1997, from the Registrant to Wes Raffel
  10.15 (15)   Offer of Employment Letter, dated September 24, 1997, from the Registrant to Jean-Yves
                 Dexmier
  10.16  (1)   Separation Agreement, dated April 18, 1987, between the Registrant and Ronald M. Alvarez
  10.17  (1)   Separation Agreement, dated May 12, 1997, between the Registrant and Edwin C. Winder
  10.18  (16)  Employment Agreement, dated January 1, 1989, between the Registrant and Phillip E. White
  10.19  (1)   Contract of Employment, dated December 5, 1996, between the Registrant and Kenneth Coulter
  10.20  (1)   Employment Letter Agreement, dated November 25, 1996, between the Registrant and Kenneth
                 Coulter
  10.21  (4)   Subscription Agreement, dated August 12, 1997, between the Company and Fletcher International
                 Limited
  10.22 (17)   Exchange Agreement, dated as of November 17, 1997, between the Company and Fletcher
                 International Limited
  10.23 (17)   Amendment No. 1 to Subscription Agreement, dated as of November 17, 1997, between the Company and Fletcher International Limited
  10.24  (5)   Securities Purchase Agreement, dated as of November 17, 1997, between the Company and the purchasers listed therein
  10.25  (5)   Registration Rights Agreement, dated as of November 17, 1997, between the Company and the purchasers listed therein
  10.26  (8)   Menlo Oaks Corporate Center Standard Business Lease, dated May 16, 1985, between the
                 Registrant and Amarok Bredero Partners for office space at 4100 Bohannon Drive, Menlo Park,
                 California
  10.27  (8)   Lease Amendment #1, dated July 2, 1986, between the Registrant and Amarok Bredero Partners for office space at 4100 Bohannon Drive, Menlo Park, California
  10.28 (18)   Second Amendment to Lease, dated November 7, 1986 between the Registrant and Amarok Bredero
                 Partners for office space at 4100 Bohannon Drive, Menlo Park, California

 EXHIBIT NO.   EXHIBIT TITLE
-------------  ---------------------------------------------------------------------------------------------
  10.29 (19)   Third Amendment to Lease, dated June 18, 1991, between the Registrant and Menlo Oaks
                 Partners, L.P. for office space at 4100 Bohannon Drive, Menlo Park, California
  10.30  (1)   Fourth Amendment to Lease, dated June 30, 1997, between the Registrant and Menlo Oaks
                 Partners, L.P. for office space at 4100 Bohannon Drive, Menlo Park, California
  10.31  (9)   Menlo Oaks Corporate Center Standard Business Lease, dated September 4, 1987 between the
                 Registrant and Menlo Oaks Partners, L.P. for office space at 4300/4400 Bohannon Drive,
                 Menlo Park, California
  10.32  (1)   Side Letter Agreement, dated August 31, 1987, between the Registrant and Menlo Oaks Partners,
                 L.P. for office space at 4300/4400 Bohannon Drive, Menlo Park, California
  10.33  (1)   Side Letter Agreement, dated October 27, 1987, between the Registrant and Menlo Oaks
                 Partners, L.P. for office space at 4300/4400 Bohannon Drive, Menlo Park, California
  10.34 (19)   First Amendment to Lease, dated June 18, 1991, between the Registrant and Menlo Oaks
                 Partners, L.P. for office space at 4300/4400 Bohannon Drive, Menlo Park, California
  10.35 (20)   Second Amendment to Lease, dated July 17, 1992, between the Registrant and Menlo Oaks
                 Partners, L.P. for office space at 4300/4400 Bohannon Drive, Menlo Park, California
  10.36  (1)   Third Amendment to Lease, dated June 8, 1993 between the Registrant and Menlo Oaks Partners,
                 L.P. for office space at 4300/4400 Bohannon Drive, Menlo Park, California
  10.37 (21)   Fourth Amendment to Lease, dated February 10, 1994, between the Registrant and Menlo Oaks
                 Partners, L.P. for office space at 4300/4400 Bohannon Drive, Menlo Park, California
  10.38  (1)   Fifth Amendment to Lease, dated June 30, 1997 between the Registrant and Menlo Oaks Partners,
                 L.P. for office space at 4300/4400 Bohannon Drive, Menlo Park, California
  10.39 (21)   Menlo Oaks Corporate Center Standard Business Lease, dated February 10, 1994 between the
                 Registrant and Menlo Oaks Partners, L.P. for office space at 4600/4700 Bohannon Drive,
                 Menlo Park, California
  10.40 (21)   First Amendment to Lease, dated March 17, 1994, between the Registrant and Menlo Oaks
                 Partners, L.P. for office space at 4600/47000 Bohannon Drive, Menlo Park, California
  10.41  (1)   Second Amendment to Lease, dated September 22, 1994, between the Registrant and Menlo Oaks
                 Partners, L.P. for office space at 4600/47000 Bohannon Drive, Menlo Park, California
  10.42  (1)   Third Amendment to Lease, dated December 28, 1994, between the Registrant and Menlo Oaks
                 Partners, L.P. for office space at 4600/47000 Bohannon Drive, Menlo Park, California
  10.43  (9)   Office Lease, dated August 15, 1987, between the Registrant and Southlake Partners #1 for office space at 15961 College Blvd. and 11170 Lakeview Avenue, Lenexa, Kansas
  10.44  (1)   First Amendment to Office Lease, dated April 15, 1988, between the Registrant and Southlake
                 Partners #1 for office space at 15901 College Blvd., Lenexa, Kansas
  10.45  (1)   Amendment to Office Lease, dated October 20, 1997, between the Registrant and Southlake
                 Partners #1 for office space at 15901 College Blvd. (now 16011 College Blvd) Lenexa, Kansas

 EXHIBIT NO.   EXHIBIT TITLE
-------------  ---------------------------------------------------------------------------------------------
  10.46  (1)   Office Lease, dated October 20, 1997, between the Registrant and Southlake Partners #1 for office space at 11170 Lakeview Avenue, Lenexa, Kansas
  10.47  (1)   Senior Secured Credit Agreement, dated December 31, 1997, among Informix Software, Inc., certain banks and other financial institutions that either now or in the future are parties to the agreement, BankBoston, N.A. and Canadian Imperial Bank of Commerce
  10.48  (1)   Pledge Agreement, dated December 31, 1997, by and between the Registrant and BankBoston, N.A.
  10.49  (1)   Pledge and Security Agreement, dated as of December 31, 1997, between Informix Software, Inc.
                 and BankBoston, N.A.
  10.50  (1)   Continuing Guaranty, dated as of December 31, 1997, by the Registrant
  11.1   (1)   Schedule re: Computation of Net Income (Loss) Per Share
  21.1  (23)   Subsidiaries of the Registrant
  23.1   (1)   Consent of Ernst & Young LLP, Independent Auditors
  24.1   (1)   Power of Attorney (set forth on signature page)
  24.2   (2)   Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit
                 5.1)
  27.1   (1)   Financial Data Schedule

------------------------

 (1) Filed herewith

 (2) To be filed by Amendment

 (3) Incorporated by reference to exhibits filed with the Registrant's quarterly report on Form 10-Q for the fiscal quarter ended July 2, 1995

 (4) Incorporated by reference to exhibits filed with the Registrant's report on Form 8-K filed with the Commission on August 25, 1997

 (5) Incorporated by reference to exhibits filed with the Registrant's report on Form 8-K filed with the Commission on December 4, 1997

 (6) Incorporated by reference to exhibits filed with the amendment to the Registrant's Registration Statement on Form 8-A/A (File No. 000-15325) filed with the Commission on September 3, 1997

 (7) Incorporated by reference to exhibits filed with the amendment to the Registrant's Registration Statement on Form 8-A/A (File No. 000-15325) filed with the Commission on December 3, 1997.

 (8) Incorporated by reference to exhibits filed with the Registrant's Registration Statement on Form S-1 (File No. 33-8006)

 (9) Incorporated by reference to exhibit filed with the Registrant's annual report on Form 10-K for the fiscal year ended December 31, 1988

 (10) Incorporated by reference to exhibits filed with the Registrant's Registration Statement on Form S-8 (File No. 33-31116)

 (11) Incorporated by reference to exhibits filed with the Registrant's Registration Statement on Form S-8 (File No. 33-50608)

 (12) Incorporated by reference to exhibits filed with Registrant's Registration Statements on Form S-8 (File Nos: 33-22862, 33-31117 and 33-506-10)

 (13) Incorporated by reference to exhibits filed with the Registrant's Registration Statement on Form S-8 (File No. 333-31369) filed with the Commission on July 16, 1997.

 (14) Incorporated by reference to exhibits filed with the Registrant's Registration Statement on Form S-8 (File No. 333-31371) filed with the Commission on July 16, 1997

 (15) Incorporated by reference to exhibits filed with the Registrant's quarterly report on Form 10-Q for the fiscal quarter ended September 28, 1997

 (16) Incorporated by reference to exhibits filed with Registrant's annual report on Form 10-K for the fiscal year ended December 31, 1989

 (17) Incorporated by reference to exhibits filed with Registrant's report on Form 8-K filed with the Commission on December 2, 1997

 (18) Incorporated by reference to exhibits filed with Registrant's annual report on Form 10-K for the fiscal year ended December 31, 1986

 (19) Incorporated by reference to exhibits filed with Registrant's annual report on Form 10-K for the fiscal year ended December 31, 1991

 (20) Incorporated by reference to exhibits filed with Registrant's annual report on Form 10-K for the fiscal year ended December 31, 1992

 (21) Incorporated by reference to exhibits filed with Registrant's annual report on Form 10-K for the fiscal year ended December 31, 1993

 (22) Incorporated by reference to exhibits filed with the Registrant's amendment to its annual report on Form 10-K/A for the fiscal year ended December 31, 1996 filed with the Commission on November 18, 1997

 (23) Incorporated by reference to exhibits filed with the Registrant's annual report on Form 10-K for the fiscal year ended December 31, 1996

 (b) Financial Statement Schedule

SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

    Schedules not listed above have been omitted because the information required to be set forth therein is not, applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

    Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

        (4) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on the 9th day of January, 1998.

                                INFORMIX CORPORATION

                                By:         /s/ ROBERT J. FINOCCHIO, JR.
                                     ------------------------------------------
                                              Robert J. Finocchio, Jr.
                                      CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE
                                                      OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jean-Yves Dexmier and Karen Blasing and each one of them, acting individually and without the other, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

  /s/ (ROBERT J. FINOCCHIO,     Chairman, President and
             JR.)                 Chief Executive Officer
------------------------------    (Principal Executive        January 9, 1998
  (Robert J. Finocchio, Jr.)      Officer) and Director

                                Executive Vice President
   /s/ (JEAN-YVES DEXMIER)        and Chief Financial
------------------------------    Officer (Principal          January 9, 1998
     (Jean-Yves Dexmier)          Financial Officer)

    /s/ (LESLIE G. DENEND)
------------------------------  Director                      January 9, 1998
      (Leslie G. Denend)

  /s/ (ALBERT F. KNORP, JR.)
------------------------------  Director                      January 9, 1998
    (Albert F. Knorp, Jr.)

     /s/ (JAMES L. KOCH)
------------------------------  Director                      January 9, 1998
       (James L. Koch)

  /s/ (THOMAS A. MCDONNELL)
------------------------------  Director                      January 9, 1998
    (Thomas A. McDonnell)

   /s/ (CYRIL J. YANSOUNI)
------------------------------  Director                      January 9, 1998
     (Cyril J. Yansouni)

                                Vice President and
     /s/ (KAREN BLASING)          Corporate Controller
------------------------------    (Principal Accounting       January 9, 1998
       (Karen Blasing)            Officer)

                                 EXHIBIT INDEX

 EXHIBIT NO.   EXHIBIT TITLE
-------------  ---------------------------------------------------------------------------------------------
   3.1   (3)   Certificate of Incorporation of the Registrant, as amended
   3.2   (3)   Bylaws of the Registrant, as amended
   3.3   (4)   Certificate of Designation of Series A Convertible Preferred Stock
   3.4   (5)   Certificate of Designation of Series A-1 Convertible Preferred Stock
   3.5   (5)   Certificate of Designation of Series B Convertible Preferred Stock
   4.1   (6)   First Amended and Restated Rights Agreement, dated as of August 12, 1997, between the
                 Registrant and BankBoston N.A., including the form of Rights Certificate attached thereto as Exhibit A
   4.2   (7)   Amendment, dated as of November 17, 1997, to the First Amended and Restated Rights Agreement
                 between the Registrant and BankBoston, N.A.
   5.1   (2)   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation regarding legality of the securities being registered
  10.1   (1)   Form of Change of Control Agreement
  10.2   (8)   Form of Indemnity Agreement
  10.3   (9)   Form of Amended Indemnity Agreement
  10.4  (10)   1989 Outside Directors Stock Option Plan
  10.5  (11)   Amendment to the 1989 Outside Directors Stock Option Plan
  10.6   (1)   Form of Nonqualified Stock Option Agreement under the Registrant's 1989 Outside Director's
                 Stock Option Plan
  10.7  (12)   1986 Stock Option Plan, as amended
  10.8  (13)   1994 Stock Option and Award Plan
  10.9   (2)   Form of Stock Option Agreement and Performance Award Agreement under the Registrant's 1994
                 Stock Option and Award Plan
  10.10 (13)   Form of Nonqualified Stock Option Agreement under the Registrant's 1994 Stock Option Plan
  10.11 (14)   1997 Employee Stock Purchase Plan
  10.12  (1)   Enrollment/Change Form under the Registrant's 1997 Employee Stock Purchase Plan
  10.13 (15)   Employment Agreement, dated July 18, 1997, between the Registrant and Robert J. Finocchio,
                 Jr.
  10.14 (15)   Offer of Employment Letter, dated September 18, 1997, from the Registrant to Wes Raffel
  10.15 (15)   Offer of Employment Letter, dated September 24, 1997, from the Registrant to Jean-Yves
                 Dexmier
  10.16  (1)   Separation Agreement, dated April 18, 1987, between the Registrant and Ronald M. Alvarez
  10.17  (1)   Separation Agreement, dated May 12, 1997, between the Registrant and Edwin C. Winder
  10.18  (16)  Employment Agreement, dated January 1, 1989, between the Registrant and Phillip E. White
  10.19  (1)   Contract of Employment, dated December 5, 1996, between the Registrant and Kenneth Coulter
  10.20  (1)   Employment Letter Agreement, dated November 25, 1996, between the Registrant and Kenneth
                 Coulter
  10.21  (4)   Subscription Agreement, dated August 12, 1997, between the Company and Fletcher International
                 Limited
  10.22 (17)   Exchange Agreement, dated as of November 17, 1997, between the Company and Fletcher
                 International Limited
  10.23 (17)   Amendment No. 1 to Subscription Agreement, dated as of November 17, 1997, between the Company and Fletcher International Limited

 EXHIBIT NO.   EXHIBIT TITLE
-------------  ---------------------------------------------------------------------------------------------
  10.24  (5)   Securities Purchase Agreement, dated as of November 17, 1997, between the Company and the purchasers listed therein
  10.25  (5)   Registration Rights Agreement, dated as of November 17, 1997, between the Company and the purchasers listed therein
  10.26  (8)   Menlo Oaks Corporate Center Standard Business Lease, dated May 16, 1985, between the
                 Registrant and Amarok Bredero Partners for office space at 4100 Bohannon Drive, Menlo Park,
                 California
  10.27  (8)   Lease Amendment #1, dated July 2, 1986, between the Registrant and Amarok Bredero Partners for office space at 4100 Bohannon Drive, Menlo Park, California
  10.28 (18)   Second Amendment to Lease, dated November 7, 1986 between the Registrant and Amarok Bredero
                 Partners for office space at 4100 Bohannon Drive, Menlo Park, California
  10.29 (19)   Third Amendment to Lease, dated June 18, 1991, between the Registrant and Menlo Oaks
                 Partners, L.P. for office space at 4100 Bohannon Drive, Menlo Park, California
  10.30  (1)   Fourth Amendment to Lease, dated June 30, 1997, between the Registrant and Menlo Oaks
                 Partners, L.P. for office space at 4100 Bohannon Drive, Menlo Park, California
  10.31  (9)   Menlo Oaks Corporate Center Standard Business Lease, dated September 4, 1987 between the
                 Registrant and Menlo Oaks Partners, L.P. for office space at 4300/4400 Bohannon Drive,
                 Menlo Park, California
  10.32  (1)   Side Letter Agreement, dated August 31, 1987, between the Registrant and Menlo Oaks Partners,
                 L.P. for office space at 4300/4400 Bohannon Drive, Menlo Park, California
  10.33  (1)   Side Letter Agreement, dated October 27, 1987, between the Registrant and Menlo Oaks
                 Partners, L.P. for office space at 4300/4400 Bohannon Drive, Menlo Park, California
  10.34 (19)   First Amendment to Lease, dated June 18, 1991, between the Registrant and Menlo Oaks
                 Partners, L.P. for office space at 4300/4400 Bohannon Drive, Menlo Park, California
  10.35 (20)   Second Amendment to Lease, dated July 17, 1992, between the Registrant and Menlo Oaks
                 Partners, L.P. for office space at 4300/4400 Bohannon Drive, Menlo Park, California
  10.36  (1)   Third Amendment to Lease, dated June 8, 1993 between the Registrant and Menlo Oaks Partners,
                 L.P. for office space at 4300/4400 Bohannon Drive, Menlo Park, California
  10.37 (21)   Fourth Amendment to Lease, dated February 10, 1994, between the Registrant and Menlo Oaks
                 Partners, L.P. for office space at 4300/4400 Bohannon Drive, Menlo Park, California
  10.38  (1)   Fifth Amendment to Lease, dated June 30, 1997 between the Registrant and Menlo Oaks Partners,
                 L.P. for office space at 4300/4400 Bohannon Drive, Menlo Park, California
  10.39 (21)   Menlo Oaks Corporate Center Standard Business Lease, dated February 10, 1994 between the
                 Registrant and Menlo Oaks Partners, L.P. for office space at 4600/4700 Bohannon Drive,
                 Menlo Park, California
  10.40 (21)   First Amendment to Lease, dated March 17, 1994, between the Registrant and Menlo Oaks
                 Partners, L.P. for office space at 4600/47000 Bohannon Drive, Menlo Park, California
  10.41  (1)   Second Amendment to Lease, dated September 22, 1994, between the Registrant and Menlo Oaks
                 Partners, L.P. for office space at 4600/47000 Bohannon Drive, Menlo Park, California

 EXHIBIT NO.   EXHIBIT TITLE
-------------  ---------------------------------------------------------------------------------------------
  10.42  (1)   Third Amendment to Lease, dated December 28, 1994, between the Registrant and Menlo Oaks
                 Partners, L.P. for office space at 4600/47000 Bohannon Drive, Menlo Park, California
  10.43  (9)   Office Lease, dated August 15, 1987, between the Registrant and Southlake Partners #1 for office space at 15961 College Blvd. and 11170 Lakeview Avenue, Lenexa, Kansas
  10.44  (1)   First Amendment to Office Lease, dated April 15, 1988, between the Registrant and Southlake
                 Partners #1 for office space at 15901 College Blvd., Lenexa, Kansas
  10.45  (1)   Amendment to Office Lease, dated October 20, 1997, between the Registrant and Southlake
                 Partners #1 for office space at 15901 College Blvd. (now 16011 College Blvd) Lenexa, Kansas
  10.46  (1)   Office Lease, dated October 20, 1997, between the Registrant and Southlake Partners #1 for office space at 11170 Lakeview Avenue, Lenexa, Kansas
  10.47  (1)   Senior Secured Credit Agreement, dated December 31, 1997, among Informix Software, Inc., certain banks and other financial institutions that either now or in the future are parties to the agreement, BankBoston, N.A. and Canadian Imperial Bank of Commerce
  10.48  (1)   Pledge Agreement, dated December 31, 1997, by and between the Registrant and BankBoston, N.A.
  10.49  (1)   Pledge and Security Agreement, dated as of December 31, 1997, between Informix Software, Inc.
                 and BankBoston, N.A.
  10.50  (1)   Continuing Guaranty, dated as of December 31, 1997, by the Registrant
  11.1   (1)   Schedule re: Computation of Net Income (Loss) Per Share
  21.1  (23)   Subsidiaries of the Registrant
  23.1   (1)   Consent of Ernst & Young LLP, Independent Auditors
  24.1   (1)   Power of Attorney (set forth on signature page)
  24.2   (2)   Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit
                 5.1)
  27.1   (1)   Financial Data Schedule

------------------------

 (1) Filed herewith

 (2) To be filed by Amendment

 (3) Incorporated by reference to exhibits filed with the Registrant's quarterly report on Form 10-Q for the fiscal quarter ended July 2, 1995

 (4) Incorporated by reference to exhibits filed with the Registrant's report on Form 8-K filed with the Commission on August 25, 1997

 (5) Incorporated by reference to exhibits filed with the Registrant's report on Form 8-K filed with the Commission on December 4, 1997

 (6) Incorporated by reference to exhibits filed with the amendment to the Registrant's Registration Statement on Form 8-A/A (File No. 000-15325) filed with the Commission on September 3, 1997

 (7) Incorporated by reference to exhibits filed with the amendment to the Registrant's Registration Statement on Form 8-A/A (File No. 000-15325) filed with the Commission on December 3, 1997.

 (8) Incorporated by reference to exhibits filed with the Registrant's Registration Statement on Form S-1 (File No. 33-8006)

 (9) Incorporated by reference to exhibit filed with the Registrant's annual report on Form 10-K for the fiscal year ended December 31, 1988

 (10) Incorporated by reference to exhibits filed with the Registrant's Registration Statement on Form S-8 (File No. 33-31116)

 (11) Incorporated by reference to exhibits filed with the Registrant's Registration Statement on Form S-8 (File No. 33-50608)

 (12) Incorporated by reference to exhibits filed with Registrant's Registration Statements on Form S-8 (File Nos: 33-22862, 33-31117 and 33-506-10)

 (13) Incorporated by reference to exhibits filed with the Registrant's Registration Statement on Form S-8 (File No. 333-31369) filed with the Commission on July 16, 1997.

 (14) Incorporated by reference to exhibits filed with the Registrant's Registration Statement on Form S-8 (File No. 333-31371) filed with the Commission on July 16, 1997

 (15) Incorporated by reference to exhibits filed with the Registrant's quarterly report on Form 10-Q for the fiscal quarter ended September 28, 1997

 (16) Incorporated by reference to exhibits filed with Registrant's annual report on Form 10-K for the fiscal year ended December 31, 1989

 (17) Incorporated by reference to exhibits filed with Registrant's report on Form 8-K filed with the Commission on December 2, 1997

 (18) Incorporated by reference to exhibits filed with Registrant's annual report on Form 10-K for the fiscal year ended December 31, 1986

 (19) Incorporated by reference to exhibits filed with Registrant's annual report on Form 10-K for the fiscal year ended December 31, 1991

 (20) Incorporated by reference to exhibits filed with Registrant's annual report on Form 10-K for the fiscal year ended December 31, 1992

 (21) Incorporated by reference to exhibits filed with Registrant's annual report on Form 10-K for the fiscal year ended December 31, 1993

 (22) Incorporated by reference to exhibits filed with the Registrant's amendment to its annual report on Form 10-K/A for the fiscal year ended December 31, 1996 filed with the Commission on November 18, 1997

 (23) Incorporated by reference to exhibits filed with the Registrant's annual report on Form 10-K for the fiscal year ended December 31, 1996